CREDIT AGREEMENT

Dated as of December 11, 2001

among

HEALTHTRONICS SURGICAL SERVICES, INC.

as Borrower,

and

THE SUBSIDIARIES OF THE BORROWER

FROM TIME TO TIME PARTY HERETO,

as Guarantors,

THE LENDERS

FROM TIME TO TIME PARTY HERETO,

BANK OF AMERICA, N.A.,

as Agent

and

BANC OF AMERICA SECURITIES LLC,

as Sole Lead Arranger and Sole Book Manager

TABLE OF CONTENTS

SECTION 1 DEFINITIONS
1.1	Definitions.
1.2	Computation of Time Periods.
1.3	Accounting Terms.
SECTION 2 CREDIT FACILITIES
2.1	Revolving Loans.
2.2	Letter of Credit Subfacility.
2.3	Swingline Loan Subfacility.
2.4	Term Loan.
SECTION 3 OTHER PROVISIONS RELATING TO CREDIT FACILITIES
3.1	Default Rate.
3.2	Extension and Conversion.
3.3	Prepayments.
3.4	Termination and Reduction of Revolving Committed Amount.
3.5	Fees.
3.6	Capital Adequacy.
3.7	Limitation on Eurodollar Loans.
3.8	Illegality.
3.9	Requirements of Law.
3.10	Treatment of Affected Loans.
3.11	Taxes.
3.12	Compensation.
3.13	Pro Rata Treatment.
3.14	Sharing of Payments.
3.15	Payments, Computations, Etc.
3.16	Evidence of Debt.
3.17	Replacement of Affected Lenders.
SECTION 4 GUARANTY
4.1	The Guaranty.
4.2	Obligations Unconditional.
4.3	Reinstatement.
4.4	Certain Additional Waivers.
4.5	Remedies.
4.6	Rights of Contribution.
4.7	Guarantee of Payment; Continuing Guarantee.
SECTION 5 CONDITIONS
5.1	Closing Conditions.
5.2	Conditions to all Extensions of Credit.
SECTION 6 REPRESENTATIONS AND WARRANTIES
6.1	Financial Condition.
6.2	No Material Change.
6.3	Organization and Good Standing.
6.4	Power; Authorization; Enforceable Obligations.
6.5	No Conflicts.
6.6	No Default.

i

6.7	Ownership.
6.8	Indebtedness.
6.9	Litigation.
6.10	Taxes.
6.11	Compliance with Law.
6.12	ERISA.
6.13	Corporate Structure; Capital Stock, Etc.
6.14	Governmental Regulations, Etc.
6.15	Purpose of Loans and Letters of Credit.
6.16	Environmental Matters.
6.17	Intellectual Property.
6.18	Solvency.
6.19	Investments.
6.20	Business Locations.
6.21	Disclosure.
6.22	No Burdensome Restrictions.
6.23	Brokers’ Fees.
6.24	Labor Matters.
6.25	Nature of Business.
6.26	Representations and Warranties from Purchase Agreement.
SECTION 7 AFFIRMATIVE COVENANTS
7.1	Information Covenants.
7.2	Preservation of Existence and Franchises.
7.3	Books and Records.
7.4	Compliance with Law.
7.5	Payment of Taxes and Other Claims.
7.6	Insurance.
7.7	Maintenance of Property.
7.8	Use of Proceeds.
7.9	Audits/Inspections.
7.10	Financial Covenants.
7.11	New Subsidiaries.
7.12	Pledged Assets.
7.13	Interest Rate Protection.
7.14	Upstreaming of Income from Consolidated Parties.
7.15	Further Assurances.
SECTION 8 NEGATIVE COVENANTS
8.1	Indebtedness.
8.2	Liens.
8.3	Nature of Business.
8.4	Consolidation, Merger, Dissolution, Etc.
8.5	Asset Dispositions.
8.6	Investments.
8.7	Restricted Payments.
8.8	Prepayment of Other Indebtedness, Etc.
8.9	Transactions with Insiders.

8.10	Fiscal Year; Organizational Documents.
8.11	Limitation on Restricted Actions.
8.12	Ownership of Subsidiaries.
8.13	Sale Leasebacks.
8.14	Capital Expenditures.
8.15	No Further Negative Pledges.
8.16	Operating Lease Obligations.
SECTION 9 EVENTS OF DEFAULT
9.1	Events of Default.
9.2	Acceleration; Remedies.
SECTION 10 AGENCY PROVISIONS
10.1	Appointment and Authorization of Agent.
10.2	Delegation of Duties.
10.3	Liability of Agent.
10.4	Reliance by Agent.
10.5	Notice of Default.
10.6	Credit Decision; Disclosure of Information by Agent.
10.7	Indemnification of Agent.
10.8	Agent in its Individual Capacity.
10.9	Successor Agent.
SECTION 11 MISCELLANEOUS
11.1	Notices.
11.2	Right of Set-Off; Adjustments.
11.3	Successors and Assigns.
11.4	No Waiver; Remedies Cumulative.
11.5	Expenses; Indemnification.
11.6	Amendments, Waivers and Consents.
11.7	Counterparts.
11.8	Headings.
11.9	Survival.
11.10	Governing Law; Submission to Jurisdiction; Venue; Waiver of Jury Trial.
11.11	Severability.
11.12	Entirety.
11.13	Binding Effect; Termination.
11.14	Confidentiality.
11.15	Source of Funds.
11.16	Regulation D.
11.17	Conflict.

SCHEDULES

Schedule 2.1(a)	Lenders
Schedule 6.1(a)	Material Transactions
Schedule 6.4	Required Consents, Authorizations, Notices and Filings
Schedule 6.13A	Corporate Structure/Consolidated Parties
Schedule 6.13B	Subsidiaries
Schedule 6.17	Intellectual Property
Schedule 6.20(a)	Real Property Locations
Schedule 6.20(b)	Personal Property Collateral Locations
Schedule 6.20(c)	Chief Executive Offices/Principal Places of Business
Schedule 7.6	Insurance
Schedule 8.1	Indebtedness
Schedule 8.2	Liens
Schedule 8.6	Investments

EXHIBITS

Exhibit 1.1A	Form of Pledge Agreement
Exhibit 1.1B	Form of Security Agreement
Exhibit 2.1(b)(i)	Form of Notice of Borrowing
Exhibit 2.1(e)	Form of Revolving Note
Exhibit 2.3(d)	Form of Swingline Note
Exhibit 2.4(f)	Form of Term Note
Exhibit 3.2	Form of Notice of Extension/Conversion
Exhibit 7.1(c)	Form of Officer’s Compliance Certificate
Exhibit 7.1(d)	Form of Borrowing Base Certificate
Exhibit 7.11	Form of Joinder Agreement
Exhibit 11.3	Form of Assignment and Acceptance

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of December    , 2001 (as amended, modified, restated or supplemented from time to time, the “Credit Agreement”), is by and among HEALTHTRONICS SURGICAL SERVICES, INC., a Georgia corporation (the “Borrower”), the Guarantors (as defined herein), the Lenders (as defined herein) and BANK OF AMERICA, N.A., as Agent for the Lenders (in such capacity, the “Agent”).

W I T N E S S E T H

WHEREAS, the Borrower has requested that the Lenders provide credit facilities in an aggregate amount of $50,000,000 (the “Credit Facilities”) for the purposes hereinafter set forth; and

WHEREAS, the Lenders have agreed to make the requested Credit Facilities available to the Borrower on the terms and conditions hereinafter set forth;

NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1

DEFINITIONS

1.1          Definitions.

As used in this Credit Agreement, the following terms shall have the meanings specified below unless the context otherwise requires:

“Acquired Company” means Litho Group, Inc., a Delaware corporation.

“Acquisition”, by any Person, means the acquisition by such Person, in a single transaction or in a series of related transactions, of all of the Capital Stock or all or substantially all of the Property of another Person, whether or not involving a merger or consolidation with such other Person and whether for cash, property, services, assumption of Indebtedness, securities or otherwise.

“Adjusted Base Rate” means the Base Rate plus the Applicable Percentage.

“Adjusted Eurodollar Rate” means the Eurodollar Rate plus the Applicable Percentage.

“Adjusted Partnership Syndication Income” means an amount equal to (A) 100% of the Net Cash Proceeds from any Lithotripsy Disposition and (B) 100% of the After-Tax Gain of any Orthotripsy Disposition.

“Affiliate” means, with respect to any Person, any other Person (i) directly or indirectly controlling or controlled by or under direct or indirect common control with such Person or (ii) directly or indirectly owning or holding five percent (5%) or more of the Capital Stock in such Person.  For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“After-Tax Gain” means, with respect of any Orthotripsy Disposition, an amount equal to (a) the aggregate cash or Cash Equivalents proceeds received by any Consolidated Party from such Orthotripsy Disposition minus (b) an amount equal to (x) the aggregate amount of such Consolidated Party’s Investment in the related Orthotripsy Affiliate multiplied by (y) the percentage of Capital Stock of such Orthotripsy Affiliate disposed of in such Orthotripsy Disposition minus (c) taxes paid or payable as a result thereof.

“Agency Services Address” means Bank of America, N.A., NC1-001-15-04, 101 North Tryon Street, Charlotte, North Carolina  28255, Attn: Agency Services, or such other address as may be identified by written notice from the Agent to the Borrower.

“Agent” shall have the meaning assigned to such term in the heading hereof, together with any successors or assigns.

“Agent–Related Persons” means the Agent (including any successor administrative agent), together with its Affiliates (including, in the case of Bank of America in its capacity as the Agent, Banc of AmericaSecurities LLC), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Agent’s Fee Letter” means that certain letter agreement, dated as of November 1, 2001, between the Agent and the Borrower, as amended, modified, restated or supplemented from time to time.

“Applicable Lending Office” means, for each Lender, the office of such Lender (or of an Affiliate of such Lender) as such Lender may from time to time specify to the Agent and the Borrower by written notice as the office by which its Eurodollar Loans are made and maintained.

“Applicable Percentage” means, for purposes of calculating the applicable interest rate for any day for any Loan, the applicable rate of the Unused Fee for any day for purposes of Section 3.5(a) or the applicable rate of the Letter of Credit Fee for any day for purposes of Section 3.5(b)(i), the appropriate applicable percentage corresponding to the Leverage Ratio in effect as of the most recent Calculation Date:

		Applicable Percentages
		For Revolving Loans and Term Loans
Pricing Level	Leverage Ratio	Eurodollar Loans	Base Rate Loans	For Letter of Credit Fee	For Unused Fee
I	> 3.00 to 1.0	3.25%	2.00%	3.25%	0.50%
II	< 3.00 to 1.0 but > 2.50 to 1.0	3.00%	1.75%	3.00%	0.50%
III	< 2.50 to 1.0 but > 2.25 to 1.0	2.75%	1.50%	2.75%	0.50%
IV	< 2.25 to 1.0 but > 2.00 to 1.0	2.50%	1.25%	2.50%	0.50%
V	< 2.00 to 1.0 but > 1.75 to 1.0	2.25%	1.00%	2.25%	0.375%
VI	< 1.75 to 1.0 but > 1.50 to 1.0	2.00%	0.75%	2.00%	0.375%
VII	< 1.50 to 1.0	1.75%	0.50%	1.75%	0.375%

The Applicable Percentages shall be determined and adjusted quarterly on the date (each a “Calculation Date”) five (5) Business Days after the date by which the Credit Parties are required to provide the officer’s certificate in accordance with the provisions of Section 7.1(c) for the most recently ended fiscal quarter of the Consolidated Parties; provided, however, that (i) the initial Applicable Percentages shall be based on Pricing Level III (as shown above) and shall remain at Pricing Level III until the later of March 31, 2002 and the Calculation Date for the fiscal quarter of the Consolidated Parties ending on December 31, 2001, on and after which time the Pricing Level shall be determined by the Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Consolidated Parties preceding the applicable Calculation Date and (ii) if the Credit Parties fail to provide the officer’s certificate to the Agency Services Address as required by Section 7.1(c) for the last day of the most recently ended fiscal quarter of the Consolidated Parties preceding the applicable Calculation Date, the Applicable Percentage from such Calculation Date shall be based on Pricing Level I until such time as an appropriate officer’s certificate is provided, whereupon the Pricing Level shall be determined by the Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Consolidated Parties preceding such Calculation Date.  Each Applicable Percentage shall be effective from one Calculation Date until the next Calculation Date.  Any adjustment in the Applicable Percentages shall be applicable to all existing Loans and Letters of Credit as well as any new Loans and Letters of Credit made or issued.

“Application Period” means, in respect of any Asset Disposition (other than an Excluded Asset Disposition or the sale of Capital Stock of Operating Affiliates in connection with the syndication thereof), the period of 180 days following the consummation of such Asset Disposition.

“Asset Disposition” means any disposition (including pursuant to a Sale and Leaseback Transaction) of any or all of the Property (including without limitation the disposition by any Consolidated Party of Capital Stock of an Operating Affiliate) of any Consolidated Party whether by sale, lease, licensing, transfer or otherwise, but other than pursuant to any casualty or condemnation event; provided, however, that the term “Asset Disposition” shall be deemed to exclude any Equity Issuance.

“Asset Disposition Prepayment Event” means, with respect to any Asset Disposition other than an Excluded Asset Disposition (i) the date five (5) Business Days following any Lithotripsy Disposition or Orthotripsy Disposition and (ii) the failure of the Credit Parties to apply (or cause to be applied) the Net Cash Proceeds of such Asset Disposition (other than an Asset Disposition described in clause (i) above) to Eligible Reinvestments during the Application Period for such Asset Disposition.

“Assignment and Acceptance” means an Assignment and Acceptance substantially in the form of Exhibit 11.3.

“Bank of America” means Bank of America, N.A. and its successors.

“Bankruptcy Code” means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

“Bankruptcy Event” means, with respect to any Person, the occurrence of any of the following: (i) the entry of a decree or order for relief by a court or governmental agency in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or the appointment by a court or governmental agency of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or the ordering of the winding up or liquidation of its affairs by a court or governmental agency; or (ii) the commencement against such Person of an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or of any case, proceeding or other action for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or for the winding up or liquidation of its affairs, and such involuntary case or other case, proceeding or other action shall remain undismissed for a period of sixty (60) consecutive days, or the repossession or seizure by a creditor of such Person of a substantial part of its Property; or (iii) such Person shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment of or the taking possession by a receiver, liquidator, assignee, secured creditor, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or make any general assignment for the benefit of creditors; or (iv) such Person shall be unable to, or shall admit in writing its inability to, pay its debts generally as they become due.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the Prime Rate.

“Base Rate Loan” means any Loan bearing interest at a rate determined by reference to the Base Rate.

“Borrower” means the Person identified as such in the heading hereof, together with any permitted successors and assigns.

“Borrowing Base” means, as of any day, the sum of (a) 60% of Eligible Receivables plus (b) 25% of Eligible Equipment plus (c) 75% of Eligible Inventory, in each case as set forth in the most recent Borrowing Base Certificate delivered to the Agent and the Lenders in accordance with the terms of Section 7.1(d).

“Borrowing Base Certificate” shall have the meaning assigned to such term in Section 7.1(d).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Charlotte, North Carolina or New York, New York are authorized or required by law to close, except that, when used in connection with a Eurodollar Loan, such day shall also be a day on which dealings between banks are carried on in Dollar deposits in London, England.

“Businesses” means, at any time, a collective reference to the businesses operated by the Consolidated Parties at such time.

“Calculation Date” shall have the meaning assigned to such term in the definition of “Applicable Percentage” set forth in this Section 1.1.

“Capital Lease” means, as applied to any Person, any lease of any Property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means (i) in the case of a corporation, capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability company, membership interests and (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means, as at any date, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) Dollar denominated time deposits and certificates of deposit of (i) any Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (iii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 270 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations and (e) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing subdivisions (a) through (d).

“Change of Control” means the occurrence of any of the following events:  (a) the sale, lease, transfer or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Borrower and its Subsidiaries taken as a whole to any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act); (b) the Borrower is liquidated or dissolved or adopts a plan of liquidation or dissolution; (c) any Person or two or more Persons acting in concert (other than officers of the Borrower as of the Closing Date) shall have acquired beneficial ownership, directly or indirectly, of, or shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of, control over, 20% or more of the Capital Stock of the Borrower; (d) Argil Wheelock shall cease to own beneficially at least (i) 10% of the Capital Stock of the Borrower for any date from the Closing Date to and including the first anniversary of the Closing Date, (ii) 7.5% of the Capital Stock of the Borrower for any date following the first anniversary of the Closing Date to and including the second anniversary of the Closing Date and (iii) 5% of the Capital Stock of the Borrower for any date following the second anniversary of the Closing Date to and including the Maturity Date; (e) Argil Wheelock shall cease to be chief executive officer of the Borrower or chairman of the Borrower’s Board of Directors; or, during any period of up to 24 consecutive months, commencing after the Closing Date, individuals who at the beginning of such 24 month period were directors of the Borrower (together with any new director whose election by the Borrower’s Board of Directors or whose nomination for election by the Borrower’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors of the Borrower then in office.  As used herein, “beneficial ownership” shall have the meaning provided in Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act.

“Closing Date” means the date hereof.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as interpreted by the rules and regulations issued thereunder, in each case as in effect from time to time.  References to sections of the Code shall be construed also to refer to any successor sections.

“Collateral” means a collective reference to all real and personal Property (other than Excluded Property) with respect to which Liens in favor of the Agent are purported to be granted pursuant to and in accordance with the terms of the Collateral Documents.

“Collateral Documents” means a collective reference to the Security Agreement, the Pledge Agreement, the mortgage instruments and such other documents executed and delivered in connection with the attachment and perfection of the Agent’s security interests and liens arising thereunder, including without limitation, UCC financing statements and patent and trademark filings.

“Commitment” means (i) with respect to each Lender, the Revolving Commitment of such Lender and the Term Loan Commitment of such Lender, (ii) with respect to the Issuing Lender, the LOC Commitment and (iii) with respect to the Swingline Lender, the Swingline Commitment.

“Consolidated Capital Expenditures” means, as of any date for the four fiscal quarter period ending on such date with respect to the Consolidated Parties on a consolidated basis, all capital expenditures, as determined in accordance with GAAP; provided, however, that Consolidated Capital Expenditures shall not include (i) Eligible Reinvestments made with proceeds of any Involuntary Disposition or (ii) Acquisitions.

“Consolidated Cash Taxes” means, as of any date for the four fiscal quarter period ending on such date with respect to the Consolidated Parties on a consolidated basis, the aggregate of all taxes, as determined in accordance with GAAP, to the extent the same are paid in cash during such period.

“Consolidated EBITDA” means, as of any date for the four fiscal quarter period ending on such date with respect to the Consolidated Parties on a consolidated basis, the sum of (i) Consolidated Net Income, plus (ii) an amount (other than the percentage of such amount that is attributable to minority interests) which, in the determination of Consolidated Net Income, has been deducted for (A) interest expense, (B) income taxes and (C) depreciation and amortization expense, all as determined in accordance with GAAP.

“Consolidated Interest Expense” means, as of any date for the four fiscal quarter period ending on such date with respect to the Consolidated Parties on a consolidated basis,

interest expense (including the amortization of debt discount and premium, the interest component under Capital Leases and the implied interest component under Synthetic Leases), as determined in accordance with GAAP.

“Consolidated Net Income” means, as of any date for the four fiscal quarter period ending on such date with respect to the Consolidated Parties on a consolidated basis, net income, as determined in accordance with GAAP (including the deduction of the minority interest share thereof); provided, however, Consolidated Net Income shall not include (a) extraordinary gains or losses or (b) any gain on sale of investment interests.

“Consolidated Net Worth” means, as of any date with respect to the Consolidated Parties on a consolidated basis, shareholders’ equity or net worth, as determined in accordance with GAAP.

“Consolidated Parties” means a collective reference to the Borrower, the Subsidiaries of the Borrower, each of the Persons identified on Schedule 6.13A,  any Person that the Borrower consolidates or is required by GAAP to consolidate and any other Person engaged in the business of providing non-invasive urologic and orthopaedic services in which the Borrower directly or indirectly owns Capital Stock, and “Consolidated Party” means any one of them.

“Consolidated Scheduled Funded Debt Payments” means, as of any date for the four fiscal quarter period ending on such date with respect to the Consolidated Parties on a consolidated basis, the sum of all scheduled payments of principal on Funded Indebtedness, as determined in accordance with GAAP.  For purposes of this definition, “scheduled payments of principal” (i) shall be determined without giving effect to any reduction of such scheduled payments resulting from the application of any voluntary or mandatory prepayments made during the applicable period, (ii) shall be deemed to include the implied principal component of payments due on Capital Leases and Synthetic Leases and (iii) shall not include any voluntary prepayments or mandatory prepayments required pursuant to Section 3.3.

“Continue”, “Continuation” and “Continued” shall refer to the continuation pursuant to Section 3.2 hereof of a Eurodollar Loan from one Interest Period to the next Interest Period.

“Convert”, “Conversion” and “Converted” shall refer to a conversion pursuant to Section 3.2 or Sections 3.7 through 3.12, inclusive, of a Base Rate Loan into a Eurodollar Loan.

“Credit Documents” means a collective reference to this Credit Agreement, the Notes, the LOC Documents, each Joinder Agreement, the Agent’s Fee Letter, the Collateral Documents and all other related agreements and documents issued or delivered hereunder or thereunder or pursuant hereto or thereto (in each case as the same may be amended, modified, restated, supplemented, extended, renewed or replaced from time to time), and “Credit Document” means any one of them.

“Credit Facilities” shall have the meaning assigned to such term in the recitals hereto.

“Credit Parties” means a collective reference to the Borrower and the Guarantors, and “Credit Party” means any one of them.

“Credit Party Obligations” means, without duplication, (i) all of the obligations of the Credit Parties to the Lenders (including the Issuing Lender) and the Agent, whenever arising, under this Credit Agreement, the Notes, the Collateral Documents or any of the other Credit Documents (including, but not limited to, any interest accruing after the occurrence of a Bankruptcy Event with respect to any Credit Party, regardless of whether such interest is an allowed claim under the Bankruptcy Code) and (ii) all liabilities and obligations, whenever arising, owing from the Borrower to any Lender, or any Affiliate of a Lender, arising under any Hedging Agreement.

“Debt Issuance” means the issuance by any Consolidated Party of any Indebtedness of the type referred to in clause (a) or (b) of the definition thereof set forth in this Section 1.1.

“Debt Issuance Prepayment Event” means the receipt by any Consolidated Party of proceeds from any Debt Issuance other than an Excluded Debt Issuance.

“Default” means any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” means, at any time, any Lender that, as determined by the Agent, (a) has failed to make a Loan or purchase a Participation Interest required pursuant to the terms of this Credit Agreement within one Business Day of when due, (b) other than as set forth in (a) above, has failed to pay to the Agent or any Lender an amount owed by such Lender pursuant to the terms of this Credit Agreement within one Business Day of when due, unless such amount is subject to a good faith dispute or (c) has been deemed insolvent or has become subject to a bankruptcy or insolvency proceeding or with respect to which (or with respect to any of the assets of which) a receiver, trustee or similar official has been appointed.

“Dollars” and “$” means dollars in lawful currency of the United States.

“Domestic Subsidiary” means any direct or indirect Subsidiary of the Borrower which is incorporated or organized under the laws of any State of the United States or the District of Columbia.

“Eligible Assignee” means (i) a Lender, (ii) an Affiliate of a Lender and (iii) any other Person (other than a natural Person) approved by the Agent and the Issuing Lender and, unless (a) such Person is taking delivery of an assignment in connection with physical settlement of a credit derivatives transaction or (b) an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided, however, that neither the Borrower nor an Affiliate of the Borrower shall qualify as an Eligible Assignee.

“Eligible Equipment” means, as of any date of determination and without duplication, the aggregate net book value of all equipment (“Equipment”) owned by the Consolidated Parties but excluding in any event (i) Equipment which is subject to any other Lien that is not a Permitted Lien, (ii) Equipment which is not in good condition or fails to meet standards for sale or use imposed by governmental agencies, departments or divisions having regulatory authority over such Equipment, (iii) Equipment which is not useable or salable at prices approximating its depreciated value in the ordinary course of the business, (iv) Equipment located outside of the United States, (v) Equipment located at a location not owned by the Borrower or any of its Subsidiaries with respect to which the Agent shall not have received a landlord’s, warehousemen’s, bailee’s or appropriate waiver satisfactory to the Agent and (vi) Equipment which is leased or on consignment.

“Eligible Inventory” means, as of any date of determination and without duplication, the lower of the aggregate book value (based on a FIFO or a moving average cost valuation, consistently applied) or fair market value of all raw materials and finished goods inventory owned by the Credit Parties less appropriate reserves determined in accordance with GAAP but excluding in any event (i) inventory which is (a) not subject to a perfected, first priority Lien in favor of the Agent to secure the Credit Party Obligations or (b) subject to any other Lien that is not a Permitted Lien, (ii) inventory which is not in good condition or fails to meet standards for sale or use imposed by governmental agencies, departments or divisions having regulatory authority over such goods, (iii) inventory which is not useable or salable at prices approximating their cost in the ordinary course of the business, (iv) inventory located outside of the United States, (v) inventory located at a location not owned by the Borrower or any of its Subsidiaries with respect to which the Agent shall not have received a landlord’s, warehousemen’s, bailee’s or appropriate waiver satisfactory to the Agent, (vi) inventory which is leased or on consignment, (vii) inventory not at a location of the Borrower or a Subsidiary of the Borrower which has been disclosed to the Agent pursuant to this Credit Agreement and (viii) inventory which fails to meet such other specifications and requirements as may from time to time be established by the Agent in its reasonable discretion.

“Eligible Receivables” means, as of any date of determination and without duplication, the aggregate book value of all accounts receivable, receivables, and obligations for payment created or arising from the sale of inventory or the rendering of services in the ordinary course of business (collectively, the “Receivables”), owned by or owing to the Consolidated Parties, net of allowances and reserves for doubtful or uncollectible accounts and sales adjustments consistent with such Person’s internal policies and in any event in accordance with GAAP, but excluding in any event (i) any Receivable which is subject to any other Lien that is not a Permitted Lien, (ii) Receivables which are more than 90 days past due or 120 days past invoice date,  (iii) Receivables evidenced by notes, chattel paper or other instruments, unless such notes, chattel paper or instruments have been delivered to and are in the possession of the Agent, (iv) Receivables owing by an account debtor which is not solvent or is subject to any bankruptcy or insolvency proceeding of any kind, (v) Receivables owing by an account debtor located outside of the United States (unless payment for the goods shipped is secured by an irrevocable letter of credit in a form and from an institution acceptable to the Agent), (vi) Receivables which are contingent or subject to offset, deduction, counterclaim, dispute or other defense to payment, in each case to the extent of such offset, deduction, counterclaim, dispute or other defense, (vii) Receivables representing a sale to the government of the United States or any agency or instrumentality thereof unless the Federal Assignment of Claims Act has been complied with to the satisfaction of the Agent with respect to the granting of a security interest in such Receivable, with or other similar applicable law and (viii) Receivables which fail to meet such other specifications and requirements as may from time to time be established by the Agent in its reasonable discretion.

“Eligible Reinvestment” means (i) any acquisition (whether or not constituting a capital expenditure, but not constituting an Acquisition) of assets or any business (or any substantial part thereof) used or useful in the same or a similar line of business as the Borrower and its Subsidiaries were engaged in on the Closing Date (or any reasonable extensions or expansions thereof) and (ii) any Permitted Acquisition.

“Environmental Laws” means any and all lawful and applicable Federal, state, local and foreign statutes, laws (including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Toxic Substances Control Act, the Water Pollution Control Act, the Clean Air Act and the Hazardous Materials Transportation Act), regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

“Equity Issuance” means any issuance by any Consolidated Party to any Person of (a) shares of its Capital Stock, (b) any shares of its Capital Stock pursuant to the exercise of options or warrants, (c) any shares of its Capital Stock pursuant to the conversion of any debt securities to equity or (d) any options or warrants relating to its Capital Stock.  The term “Equity Issuance” shall not be deemed to include any Asset Disposition.

“Equity Issuance Prepayment Event” means the receipt by any Consolidated Party of proceeds from any Equity Issuance other than an Excluded Equity Issuance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, as interpreted by the rules and regulations thereunder, all as the same may be in effect from time to time.  References to sections of ERISA shall be construed also to refer to any successor sections.

“ERISA Affiliate” means an entity which is under common control with any Consolidated Party within the meaning of Section 4001(a)(14) of ERISA, or is a member of a group which includes any Consolidated Party and which is treated as a single employer under Sections 414(b) or (c) of the Code.

“ERISA Event” means (i) with respect to any Plan, the occurrence of a Reportable Event or the substantial cessation of operations (within the meaning of Section 4062(e) of ERISA); (ii) the withdrawal by any Consolidated Party or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a substantial employer (as such term is defined in Section 4001(a)(2) of ERISA), or the termination of a Multiple Employer Plan; (iii) the distribution of a notice of intent to terminate or the actual termination of a Plan pursuant to Section 4041(a)(2) or 4041A of ERISA; (iv) the institution of proceedings to terminate or the actual termination of a Plan by the PBGC under Section 4042 of ERISA; (v) any event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (vi) the complete or partial withdrawal of any Consolidated Party or any ERISA Affiliate from a Multiemployer Plan; (vii) the conditions for imposition of a lien under Section 302(f) of ERISA exist with respect to any Plan; or (viii) the adoption of an amendment to any Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA.

“Eurodollar Loan” means any Loan that bears interest at a rate based upon the Eurodollar Rate.

“Eurodollar Rate” means for any Interest Period with respect to any Eurodollar Loan, a rate per annum determined by the Agent to be equal to the quotient obtained by dividing (a) the Interbank Offered Rate by (b) 1 minus the Eurodollar Reserve Percentage.

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, rounded upward to the next 1/100th of 1%) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”).  The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Default” shall have the meaning assigned to such term in Section 9.1.

“Excess Cash Flow” means, with respect to any fiscal year period of the Consolidated Parties on a consolidated basis, an amount equal to (a) Net Cash Flow minus (b) Adjusted Partnership Syndication Income, for such period.

“Excess Proceeds” shall have the meaning assigned to such term in Section 7.6(b).

“Excluded Asset Disposition” means, with respect to any Consolidated Party, any Asset Disposition consisting of (i) the sale, lease, license, transfer or other disposition of inventory in the ordinary course of such Consolidated Party’s business, (ii) the sale, lease, license, transfer or other disposition of machinery and equipment no longer used or useful in the conduct of such Consolidated Party’s business, (iii) any sale, lease, license, transfer or other disposition of Property by such Consolidated Party to any Credit Party; provided that the Credit Parties shall cause to be executed and delivered such documents, instruments and certificates as the Agent may request so as to cause the Credit Parties to be in compliance with the terms of Section 7.12 after giving effect to such transaction, (v) any Involuntary Disposition by such Consolidated Party, (vi) any Asset Disposition by such Consolidated Party constituting a Permitted Investment and (vii) if such Consolidated Party is not a Credit Party, any sale, lease, license, transfer or other disposition of Property by such Consolidated Party to any Consolidated Party that is not a Credit Party.

“Excluded Debt Issuance” means any Debt Issuance permitted by Section 8.1.

“Excluded Equity Issuance” means any Equity Issuance by any Consolidated Party to any Credit Party.

“Excluded Property” means, with respect to any Consolidated Party, including any Person that becomes a Consolidated Party after the Closing Date as contemplated by Section 7.11, (i) any leased real or personal Property of such Consolidated Party which is located outside of the United States, (ii) any owned real or personal Property of such Consolidated Party which is located outside of the United States and which has a net book value of less than $250,000, provided that the aggregate net book value of all real Property of all of the Consolidated Parties excluded pursuant to this clause (ii) shall not exceed $500,000, (iii) any owned real Property of such Consolidated Party which has a net book value of less than $250,000, provided that the aggregate net book value of all real Property of all of the Consolidated Parties excluded pursuant to this clause (iii) shall not exceed $500,000, (iv) any leased real Property of such Credit Party which, at the written request of the Borrower, the Agent has agreed in writing in its sole discretion is not material, (v) any leased personal Property of such Consolidated Party, and (vi) any Property of such Consolidated Party which, subject to the terms of Section 8.11 and Section 8.15, is subject to a Lien of the type described in Section 8.2(g) pursuant to documents which prohibit such Consolidated Party from granting any other Liens in such Property.

“Executive Officer” of any Person means any of the chief executive officer, chief operating officer, president, vice president, chief financial officer or treasurer of such Person.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Bank of America on such day on such transactions as determined by the Agent.

“Fees” means all fees payable pursuant to Section 3.5.

“FIRREA” means the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, and any successor statute thereto, as interpreted by the rules and regulations thereunder, as amended, including, without limitation, 12 CFR part 34.41 to 34.47.

“Fixed Charge Coverage Ratio” means, as of the end of any fiscal quarter of the Consolidated Parties for the four fiscal quarter period ending on such date with respect to the Consolidated Parties on a consolidated basis, the ratio of (a) the sum of (i) Consolidated EBITDA for such period minus (ii) Consolidated Capital Expenditures for such period minus (iii) Consolidated Cash Taxes for such period plus (iv) Partnership Syndication Income to (b) the sum of (i) Consolidated Interest Expense (to the extent paid in cash) for such period plus (ii) Consolidated Scheduled Funded Debt Payments for such period plus (iii) Restricted Payments for such period.

“Foreign Subsidiary” means any direct or indirect Subsidiary of the Borrower which is not a Domestic Subsidiary.

“Fully Satisfied” means, with respect to the Credit Party Obligations as of any date, that, as of such date, (a) all principal of and interest accrued to such date which constitute Credit Party Obligations shall have been irrevocably paid in full in cash, (b) all fees, expenses and other amounts then due and payable which constitute Credit Party Obligations shall have been irrevocably paid in cash, (c) all outstanding Letters of Credit shall have been (i) terminated, (ii) fully irrevocably cash collateralized or (iii) secured by one or more letters of credit on terms and conditions, and with one or more financial institutions, reasonably satisfactory to the Issuing Lender and (d) the Commitments shall have been expired or terminated in full.

“Funded Indebtedness” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to Property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations of such Person issued or assumed as the deferred purchase price of Property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person, (e) the implied principal component of all obligations of such Person under Capital Leases, (f) the maximum amount of all performance and standby letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (g) the principal portion of all obligations of such Person under Synthetic Leases, (h) the aggregate amount of uncollected accounts receivable of such Person subject at such time to a sale of receivables (or similar transaction) to the extent such transaction is effected with recourse to such Person (whether or not such transaction would be reflected on the balance sheet of such Person in accordance with GAAP), (i) all Funded Indebtedness of others secured by (or for which the holder of such Funded Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (j) all Guaranty Obligations of such Person with respect to Funded Indebtedness of another Person and (k) the Funded Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer to the extent such Indebtedness is recourse to such Person.

“GAAP” means generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.3 (except, in respect of Synthetic Leases, as otherwise treated herein).

“Governmental Authority” means any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

“Guarantors” means each of the Persons identified as a “Guarantor” on the signature pages hereto and each Person which may hereafter execute a Joinder Agreement pursuant to Section 7.11, together with their successors and permitted assigns, and “Guarantor” means any one of them.

“Guaranty Obligations” means, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (i) to purchase any such Indebtedness or any Property constituting security therefor, (ii) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including without limitation keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (iii) to lease or purchase Property, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or (iv) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof.  The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made.

“Hedging Agreements” means any interest rate protection agreement or foreign currency exchange agreement.

“Indebtedness” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to Property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations of such Person issued or assumed as the deferred purchase price of Property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person, (e) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (f) the implied principal component of all obligations of such Person under

Capital Leases, (g) all obligations of such Person under Hedging Agreements, (h) the maximum amount of all performance and standby letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (i) the principal portion of all obligations of such Person under Synthetic Leases, (j) the aggregate amount of uncollected accounts receivable of such Person subject at such time to a sale of receivables (or similar transaction) to the extent such transaction is effected with recourse to such Person (whether or not such transaction would be reflected on the balance sheet of such Person in accordance with GAAP), (k) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (l) all Guaranty Obligations of such Person with respect to Indebtedness of another Person and (m) the Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer to the extent such Indebtedness is recourse to such Person.

“Indemnified Party” shall have the meaning assigned to such term in Section 11.5(b).

“Interbank Offered Rate” means for any Interest Period with respect to any Eurodollar Loan:  (a) the rate per annum equal to the rate determined by the Agent to be the offered rate that appears on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association LIBOR Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period, or (b) if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall cease to be available, the rate per annum equal to the rate determined by the Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period, or (c) if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by the Agent as the rate of interest (rounded upward to the next 1/100th of 1%) at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the offshore Dollar market at their request at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period.

“Interest Coverage Ratio” means, as of the end of any fiscal quarter of the Consolidated Parties for the four fiscal quarter period ending on such date with respect to the Consolidated Parties on a consolidated basis, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

“Interest Payment Date” means (a) as to Base Rate Loans, the first Business Day following the last Business Day of each March, June, September and December, the date of repayment of principal of such Loan and the Maturity Date, and (b) as to Eurodollar Loans, the last day of each applicable Interest Period, the date of repayment of principal of such Loan and the Maturity Date, and in addition where the applicable Interest Period for a Eurodollar Loan is greater than three months, then also the date three months from the beginning of the Interest Period and each three months thereafter.

“Interest Period” means, as to Eurodollar Loans, a period of one, two, three or six months’ duration, as the Borrower may elect, commencing, in each case, on the date of the borrowing (including continuations and conversions thereof); provided, however, (a) if any Interest Period would end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day (except that where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding Business Day), (b) no Interest Period shall extend beyond the Maturity Date and (c) where an Interest Period begins on a day for which there is no numerically corresponding day in the calendar month in which the Interest Period is to end, such Interest Period shall end on the last Business Day of such calendar month.

“Investment” in any Person means (a) any Acquisition of such Person, (b) any other acquisition of Capital Stock, bonds, notes, debentures, partnership, joint ventures or other ownership interests or other securities of such other Person, (c) any deposit with, or advance, loan or other extension of credit to, such Person (other than deposits made in connection with the purchase of equipment inventory and supplies in the ordinary course of business) or (d) any other capital contribution to or investment in such Person, including, without limitation, any Guaranty Obligations (including any support for a letter of credit issued on behalf of such Person) incurred for the benefit of such Person and any Asset Disposition to such Person for consideration less than the fair market value of the Property disposed in such transaction, but excluding any Restricted Payment to such Person.  Investments which are capital contributions or purchases of Capital Stock which have a right to participate in the profits of the issuer thereof shall be valued at the amount (or, in the case of any Investment made with Property other than cash, the book value of such Property) actually contributed or paid (including cash and non-cash consideration and any assumption of Indebtedness) to purchase such Capital Stock as of the date of such contribution or payment.  Investments which are loans, advances, extensions of credit or Guaranty Obligations shall be valued at the principal amount of such loan, advance or extension of credit outstanding as of the date of determination or, as applicable, the principal amount of the loan or advance outstanding as of the date of determination actually guaranteed by such Guaranty Obligation.

“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any Property of any Consolidated Party.

“Involuntary Disposition Prepayment Event” means, with respect to any Involuntary Disposition, the failure of the Credit Parties to apply (or cause to be applied) an amount equal to the Excess Proceeds of such Involuntary Disposition, if any, either (i) to prepay the Loans (and cash collateralize the LOC Obligations) in accordance with the terms of Section 3.3(b)(iii)(C) or (ii) to make Eligible Reinvestments (including but not limited to the repair or replacement of the Property affected by such Involuntary Disposition) within the period of 180 days following the date of receipt of such Excess Proceeds, subject to the terms and conditions of Section 7.6(b).

“Issuing Lender” means Bank of America.

“Joinder Agreement” means a Joinder Agreement substantially in the form of Exhibit 7.11 hereto, executed and delivered by a new Guarantor in accordance with the provisions of Section 7.11.

“Key–Man Life Insurance Policy” has the meaning set forth in Section 7.6(c).

“Lender” means any of the Persons identified as a “Lender” on the signature pages hereto, and any Person which may become a Lender by way of assignment in accordance with the terms hereof, together with their successors and permitted assigns.

“Letter of Credit” means any letter of credit issued by the Issuing Lender for the account of the Borrower in accordance with the terms of Section 2.2.

“Letter of Credit Fee” shall have the meaning assigned to such term in Section 3.5(b)(i).

“Leverage Ratio” means, as of the end of any fiscal quarter of the Consolidated Parties for the four fiscal quarter period ending on such date with respect to the Consolidated Parties on a consolidated basis, the ratio of (a) Funded Indebtedness of the Consolidated Parties on a consolidated basis on the last day of such period to (b) Consolidated EBITDA for such period.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the Uniform Commercial Code as adopted and in effect in the relevant jurisdiction or other similar recording or notice statute, and any lease in the nature thereof).

“Lithotripsy Affiliate” means any Affiliate of the Borrower that (i) engages or is about to engage in the business of providing lithotripsy services or (ii) directly or indirectly owns the Capital Stock of any Person described in clause (i) above.

“Lithotripsy Disposition” means any Asset Disposition of Capital Stock of any Lithotripsy Affiliate.

“Loan” or “Loans” means the Revolving Loans, the Swingline Loans, the Term Loans (or a portion of any Revolving Loan or Term Loan bearing interest at the Adjusted Base Rate or the Adjusted Eurodollar Rate and referred to as a Base Rate Loan or a Eurodollar Loan) and/or the Swingline Loans (or any Swingline Loan bearing interest at the Adjusted Base Rate and referred to as a Base Rate Loan), individually or collectively, as appropriate.

“LOC Commitment” means the commitment of the Issuing Lender to issue Letters of Credit in an aggregate face amount at any time outstanding (together with the amounts of any unreimbursed drawings thereon) of up to the LOC Committed Amount.

“LOC Committed Amount” shall have the meaning assigned to such term in Section 2.2.

“LOC Documents” means, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (i) the rights and obligations of the parties concerned or at risk or (ii) any collateral security for such obligations.

“LOC Obligations” means, at any time, without duplication, the sum of (i) the maximum amount which is, or at any time thereafter may become, available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referred to in such Letters of Credit plus (ii) the aggregate amount of all drawings under Letters of Credit honored by the Issuing Lender but not theretofore reimbursed by the Borrower.

“Material Adverse Effect” means a material adverse effect on (i) the condition (financial or otherwise), operations, business, assets, liabilities or prospects of the Consolidated Parties taken as a whole, (ii) the ability of any Credit Party to perform any material obligation under the Credit Documents to which it is a party or (iii) the material rights and remedies of the Agent and the Lenders under the Credit Documents.

“Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Laws, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Maturity Date” means December    , 2006.

“Moody’s” means Moody’s Investors Service, Inc., or any successor or assignee of the business of such company in the business of rating securities.

“Multiemployer Plan” means a Plan which is a “multiemployer plan” as defined in Sections 3(37) or 4001(a)(3) of ERISA.

“Multiple Employer Plan” means a Plan (other than a Multiemployer Plan) which any Consolidated Party or any ERISA Affiliate and at least one employer other than the Consolidated Parties or any ERISA Affiliate are contributing sponsors.

“Net Cash Flow” means, with respect to any fiscal year period of the Consolidated Parties on a consolidated basis, an amount equal to the net change in cash as reported on the statement of cash flows of the Consolidated Parties required to be delivered pursuant to Section 7.1(a).

“Net Cash Proceeds” means the aggregate cash or Cash Equivalents proceeds received by any Consolidated Party in respect of any Asset Disposition, Equity Issuance, Debt Issuance or Involuntary Disposition, net of (a) direct costs incurred in connection therewith (including, without limitation, legal, accounting and investment banking fees, and sales commissions), (b) taxes paid or payable as a result thereof, (c) in the case of any Asset Disposition, the amount necessary to retire any Indebtedness secured by a Permitted Lien (ranking senior to any Lien of the Agent) on the related Property and (d) in the case of any Lithotripsy Disposition, ratable distributions payable to majority/minority shareholders; it being understood that “Net Cash Proceeds” shall include, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received by any such Consolidated Party in any Asset Disposition, Equity Issuance, Debt Issuance or Involuntary Disposition.

“Note” or “Notes” means the Revolving Notes, the Swingline Note and/or the Term Notes, individually or collectively, as appropriate.

“Notice of Borrowing” means a written notice of borrowing in substantially the form of Exhibit 2.1(b)(i), as required by Section 2.1(b)(i), Section 2.3(b) or Section 2.4(b).

“Notice of Extension/Conversion” means the written notice of extension or conversion in substantially the form of Exhibit 3.2, as required by Section 3.2.

“Operating Affiliate” means any Lithotripsy Affiliate or any Orthotripsy Affiliate.

“Operating Lease” means, as applied to any Person, any lease (including, without limitation, leases which may be terminated by the lessee at any time) of any Property (whether real, personal or mixed) which is not a Capital Lease other than any such lease in which that Person is the lessor.

“Orthotripsy Affiliate” means any Affiliate of the Borrower that (i) engages or is about to engage in the business of providing orthotripsy services or (ii) directly or indirectly owns the Capital Stock of any Person described in clause (i) above.

“Orthotripsy Disposition” means any Asset Disposition of Capital Stock of any Orthotripsy Affiliate.

“Other Taxes” shall have the meaning assigned to such term in Section 3.11(b).

“Participant” shall have the meaning assigned to such term in Section 11.3(d).

“Participation Interest” means a purchase by a Lender of a participation in Letters of Credit or LOC Obligations as provided in Section 2.2, in Swingline Loans as provided in Section 2.3  or in any Loans as provided in Section 3.14.

“Partnership Syndication Income” means an amount equal to (A) 100% of the Net Cash Proceeds from any Lithotripsy Disposition and (B) 100% of the gain on sale of any Orthotripsy Disposition.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA and any successor thereof.

“Permitted Acquisition” means an Acquisition by the Borrower or any Subsidiary of the Borrower permitted pursuant to the terms of Section 8.6(j).

“Permitted Asset Disposition” means (i) any Asset Disposition permitted by Section 8.5 and (ii) any Excluded Asset Disposition.

“Permitted Investments” means, at any time, Investments by the Consolidated Parties permitted to exist at such time pursuant to the terms of Section 8.6.

“Permitted Liens” means, at any time, Liens in respect of Property of the Consolidated Parties permitted to exist at such time pursuant to the terms of Section 8.2.

“Person” means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise (whether or not incorporated) or any Governmental Authority.

“Plan” means any employee benefit plan (as defined in Section 3(3) of ERISA) which is covered by ERISA and with respect to which any Consolidated Party or any ERISA Affiliate is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” within the meaning of Section 3(5) of ERISA.

“Pledge Agreement” means the pledge agreement dated as of the Closing Date in the form of Exhibit 1.1A to be executed in favor of the Agent by each of the Credit Parties, as amended, modified, restated or supplemented from time to time.

“Prime Rate” means, for any day, the per annum rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.”  Such rate is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Principal Amortization Payment” means a principal payment on the Term Loans as set forth in Section 2.4(d).

“Principal Amortization Payment Date” means the date a Principal Amortization Payment is due.

“Principal Office” means the principal office of Bank of America, presently located at Charlotte, North Carolina.

“Pro Forma Compliance Certificate” means a certificate of an Executive Officer of the Borrower delivered to the Agent in connection with (i) any incurrence, assumption or retirement of Indebtedness as referred to in Section 8.1(f), (ii) any Asset Disposition as referred to in Section 8.5 or (iii) any Acquisition as referred to in Section 8.6(j), as applicable, and containing reasonably detailed calculations, upon giving effect to the applicable transaction on a pro forma basis, of the Leverage Ratio, the Interest Coverage Ratio and Consolidated Net Worth as of the most recent fiscal quarter end preceding the date of the applicable transaction with respect to which the Agent shall have received the Required Financial Information.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Purchase Agreement” means the Stock Purchase Agreement dated as of November 7, 2001 by and among Integrated Health Services, Inc., Litho Group, Inc. and HealthTronics Surgical Services, Inc., as it may be amended on or prior to the Closing Date.

“Purchase Price Adjustment” means any cash or Cash Equivalents received by or paid to or for the account of the Borrower with respect to any purchase price adjustment under the Purchase Agreement.

“Real Properties” means, at any time, a collective reference to each of the facilities and real properties owned, leased or operated by the Consolidated Parties at such time.

“Register” shall have the meaning assigned to such term in Section 11.3(c).

“Regulation D, T, U, or X” means Regulation D, T, U or X, respectively, of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the notice requirement has been waived by regulation.

“Required Financial Information” means, with respect to the applicable Calculation Date, (i) the financial statements of the Consolidated Parties required to be delivered pursuant to Section 7.1(a) or (b) for the fiscal period or quarter ending as of such Calculation Date, and (ii) the certificate of an Executive Officer of the Borrower required by Section 7.1(c) to be delivered with the financial statements described in clause (i) above.

“Required Lenders” means, at any time, Lenders (other than Defaulting Lenders) holding in the aggregate at least a majority of (i) the unfunded Commitments (and Participation Interests therein) and the outstanding Loans, LOC Obligations and Participation Interests (including the Participation Interests of the Issuing Lender in any Letters of Credit) or (ii) if the Commitments have been terminated, the outstanding Loans,

LOC Obligations and Participation Interests (including the Participation Interests of the Issuing Lender in any Letters of Credit and the Participation Interests of the Swingline Lender in any Swingline Loans).

“Requirement of Law” means, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or to which any of its material property is subject.

“Restricted Payment” means (i) any dividend or other payment or distribution, direct or indirect, on account of any shares of any class of Capital Stock of any Consolidated Party, now or hereafter outstanding (including without limitation any payment in connection with any dissolution, merger, consolidation or disposition involving any Consolidated Party), or to the holders, in their capacity as such, of any shares of any class of Capital Stock of any Consolidated Party, now or hereafter outstanding (other than dividends or distributions payable in Capital Stock of the applicable Person to any Credit Party), (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of any Consolidated Party, now or hereafter outstanding and (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of any Consolidated Party, now or hereafter outstanding.

“Revolving Commitment” means, with respect to each Lender, the commitment of such Lender in an aggregate principal amount at any time outstanding of up to such Lender’s Revolving Commitment Percentage (if any) of the Revolving Committed Amount, (i) to make Revolving Loans in accordance with the provisions of Section 2.1(a) and (ii) to purchase Participation Interests in Letters of Credit in accordance with the provisions of Section 2.2(c).

“Revolving Commitment Percentage” means, for any Lender, the percentage identified as its Revolving Commitment Percentage on Schedule 2.1(a), as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 11.3.

“Revolving Committed Amount” shall have the meaning assigned to such term in Section 2.1(a).

“Revolving Loans” shall have the meaning assigned to such term in Section 2.1(a).

“Revolving Note” shall have the meaning assigned to such term in Section 2.1(e).

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Companies, Inc., or any successor or assignee of the business of such division in the business of rating securities.

“Sale and Leaseback Transaction” means any arrangement pursuant to which any Consolidated Party, directly or indirectly, becomes liable as lessee, guarantor or other surety with respect to any lease, whether an Operating Lease or a Capital Lease, of any Property (a) which such Consolidated Party has sold or transferred (or is to sell or transfer) to a Person which is not a Consolidated Party or (b) which such Consolidated Party intends to use for substantially the same purpose as any other Property which has been sold or transferred (or is to be sold or transferred) by such Consolidated Party to another Person which is not a Consolidated Party in connection with such lease.

“Securities Act” means the Securities Act of 1933, as amended, and all regulations issued pursuant thereto.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, and all regulations issued pursuant thereto.

“Security Agreement” means the security agreement dated as of the Closing Date in the form of Exhibit 1.1B to be executed in favor of the Agent by each of the Credit Parties, as amended, modified, restated or supplemented from time to time.

“Single Employer Plan” means any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan or a Multiple Employer Plan.

“Solvent” or “Solvency” means, with respect to any Person as of a particular date, that on such date (i) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business, (ii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (iii) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s Property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (iv) the fair value of the Property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (v) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured.  In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary” means, as to any Person at any time, (a) any corporation more than 50% of whose Capital Stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at such time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at such time owned by such Person directly or indirectly through Subsidiaries, and (b) any partnership, association, joint venture or other entity of which such Person directly or indirectly through Subsidiaries owns at such time more than 50% of the Capital Stock.

“Swingline Commitment” means the commitment of the Swingline Lender in an aggregate principal amount at any time outstanding of up to the Swingline Committed Amount, to make Swingline Loans in accordance with the provisions of Section 2.3(a).

“Swingline Committed Amount” shall have the meaning assigned to such term in Section 2.3(a).

“Swingline Lender” means Bank of America.

“Swingline Loan” shall have the meaning assigned to such term in Section 2.3(a).

“Swingline Note” shall have the meaning assigned to such term in Section 2.3(d).

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an Operating Lease under GAAP.

“Taxes” shall have the meaning assigned to such term in Section 3.11(a).

“Term Loan” shall have the meaning assigned to such term in Section 2.4(a).

“Term Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make its portion of the Term Loan in a principal amount equal to such Lender’s Term Loan Percentage (if any) of the Term Loan Committed Amount.

“Term Loan Committed Amount” shall have the meaning assigned to such term in Section 2.4(a).

“Term Loan Percentage” means, for any Lender, the percentage identified as its Term Loan Percentage on Schedule 2.1(a), as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 11.3.

“Term Note” shall have the meaning assigned to such term in Section 2.4(f).

“Transaction” means the Acquisition of the stock of the Acquired Company from Integrated Health Services, Inc. pursuant to the Purchase Agreement.

“Unused Fee” shall have the meaning assigned to such term in Section 3.5(a).

“Unused Fee Calculation Period” shall have the meaning assigned to such term in Section 3.5(a).

“Unused Revolving Committed Amount” means, for any period, the amount by which (a) the then applicable Revolving Committed Amount exceeds (b) the daily average sum for such period of (i) the outstanding aggregate principal amount of all Revolving Loans (but not including any Swingline Loans) plus (ii) the outstanding aggregate principal amount of all LOC Obligations.

“Vehicle” means and includes, with respect to any Person, all motor vehicles, tractors, trailers, rolling stock, mobile cranes and motorized forklifts of every kind and description used in such Person’s business operations or used or owned by such Person or in which such Person has an interest, and all parts, accessories and special tools and all increases and accession thereto and substitutions and replacements therefor.

“Voting Stock” means, with respect to any Person, Capital Stock issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

“Wholly Owned Subsidiary” means any Person 100% of whose Voting Stock is at the time owned by the Borrower directly or indirectly through other Persons 100% of whose Voting Stock is at the time owned, directly or indirectly, by the Borrower.

1.2          Computation of Time Periods.

For purposes of computation of periods of time hereunder, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

1.3          Accounting Terms.

Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall be prepared, in accordance with GAAP applied on a consistent basis; provided, however, that calculations of the implied principal component of all obligations under any Synthetic Lease or the implied interest component of any rent paid under any Synthetic Lease shall be made by the Borrower in accordance with accepted financial practice and consistent with the terms of such Synthetic Lease.  All calculations made for the purposes of determining compliance with this Credit Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with the most recent annual or quarterly financial statements delivered pursuant to Section 7.1 (or, prior to the delivery of the first financial statements pursuant to Section 7.1, consistent with the financial statements as at September 30, 2001), but, in any event, after elimination for minority interests; provided, however, if (a) the Credit Parties shall object to determining such compliance on such basis at the time of delivery of such financial statements due to any change in GAAP or the rules promulgated with respect thereto or (b) the Agent or the Required Lenders shall so object in writing within 60 days after delivery of such financial statements, then such calculations shall be made on a basis consistent with the most recent financial statements delivered by the Credit Parties to the Lenders as to which no such objection shall have been made.

Notwithstanding the above, the parties hereto acknowledge and agree that, for purposes of all calculations made under the financial covenants set forth in Section 7.10 (including without limitation for purposes of determining “pro forma basis” and the definition of “Applicable Percentage” set forth in Section 1.1), (i) after consummation of any Asset Disposition (A) income statement items (whether positive or negative) and capital expenditures attributable to the Property disposed of shall be excluded to the extent relating to any period occurring prior to the date of such transaction and (B) Indebtedness which is retired shall be excluded and deemed to have been retired as of the first day of the applicable period and (ii) after consummation of any Acquisition (A) income statement items (whether positive or negative) and capital expenditures attributable to the Person or Property acquired shall, to the extent not otherwise included in such income statement items for the Consolidated Parties in accordance with GAAP or in accordance with any defined terms set forth in Section 1.1, be included to the extent relating to any period applicable in such calculations, (B) to the extent not retired in connection with such Acquisition, Indebtedness of the Person or Property acquired shall be deemed to have been incurred as of the first day of the applicable period and (C) pro forma adjustments may be included to the extent that such adjustments would give effect to items that are (x) directly attributable to such transaction, (y) expected to have a continuing impact on the Consolidated Parties and (z) factually supportable.

SECTION 2

CREDIT FACILITIES

2.1          Revolving Loans.

(a)           Revolving Commitment.  Subject to the terms and conditions hereof and in reliance upon the representations and warranties set forth herein, each Lender severally agrees to make available to the Borrower such Lender’s Revolving Commitment Percentage of revolving credit loans requested by the Borrower in Dollars (“Revolving Loans”) from time to time from the Closing Date until the Maturity Date, or such earlier date as the Revolving Commitments shall have been terminated as provided herein; provided, however, that the sum of the aggregate outstanding principal amount of Revolving Loans shall not exceed the lesser of (i) FIFTEEN MILLION DOLLARS ($15,000,000) (as such aggregate maximum amount may be reduced from time to time as provided in Section 3.4, the “Revolving Committed Amount”) and (ii) the Borrowing Base; provided, further, (A) with regard to each Lender individually, such Lender’s outstanding Revolving Loans shall not exceed such Lender’s Revolving Commitment Percentage of the Revolving Committed Amount, and (B) the sum of the aggregate outstanding principal amount of Revolving Loans plus LOC Obligations plus Swingline Loans shall not exceed the lesser of (1) the Revolving Committed Amount and (2) the Borrowing Base.  Revolving Loans may consist of Base Rate Loans or Eurodollar Loans, or a combination thereof, as the Borrower may request; provided, however, that no more than five (5) Eurodollar Loans which are Revolving Loans shall be outstanding hereunder at any time (it being understood that, for purposes hereof, Eurodollar Loans with different Interest Periods shall be considered as separate Eurodollar Loans, even if they begin on the same date, although borrowings, extensions and conversions may, in accordance with the provisions hereof, be combined at the end of existing Interest Periods to constitute a new Eurodollar Loan with a single Interest Period).  Revolving Loans hereunder may be repaid and reborrowed in accordance with the provisions hereof.

(b)           Revolving Loan Borrowings.

(i)            Notice of Borrowing.  The Borrower shall request a Revolving Loan borrowing by written notice (or telephonic notice promptly confirmed in writing) to the Agent not later than 11:00 A.M. (Charlotte, North Carolina time) on the Business Day prior to the date of the requested borrowing in the case of Base Rate Loans, and on the third Business Day prior to the date of the requested borrowing in the case of Eurodollar Loans.  Each such request for borrowing shall be irrevocable and shall specify (A) that a Revolving Loan is requested, (B) the date of the requested borrowing (which shall be a Business Day), (C) the aggregate principal amount to be borrowed, and (D) whether the borrowing shall be comprised of Base Rate Loans, Eurodollar Loans or a combination thereof, and if Eurodollar Loans are requested, the Interest Period(s) therefor.  If the Borrower shall fail to specify in any such Notice of Borrowing (I) an applicable Interest Period in the case of a Eurodollar Loan, then such notice shall be deemed to be a request for an Interest Period of one month or (II) the type of Revolving Loan requested, then such notice shall be deemed to be a request for a Base Rate Loan hereunder.  The Agent shall give notice to each affected Lender promptly upon receipt of each Notice of Borrowing pursuant to this Section 2.1(b)(i), the contents thereof and each such Lender’s share of any borrowing to be made pursuant thereto.

(ii)           Minimum Amounts.  Except for Revolving Loans made for the purpose of reimbursing the Issuing Lender in respect of a drawing under a Letter of Credit pursuant to Section 2.2(e), each Eurodollar Loan or Base Rate Loan that is a Revolving Loan shall be in a minimum aggregate principal amount of $1,000,000 and integral multiples of $500,000 in excess thereof (or the remaining amount of the Revolving Committed Amount, if less).

(iii)          Advances.  Each Lender will make its Revolving Commitment Percentage of each Revolving Loan borrowing available to the Agent for the account of the Borrower as specified in Section 3.15(a), or in such other manner as the Agent may specify in writing, by 1:00 P.M. (Charlotte, North Carolina time) on the date specified in the applicable Notice of Borrowing in Dollars and in funds immediately available to the Agent.  Such borrowing will then be made available to the Borrower by the Agent by crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Agent by the Lenders and in like funds as received by the Agent.

(c)           Repayment.  The Borrower hereby promises to pay the principal amount of all outstanding Revolving Loans in full on the Maturity Date, unless accelerated sooner pursuant to Section 9.2.

(d)           Interest.  Subject to the provisions of Section 3.1,

(i)            Base Rate Loans.  During such periods as Revolving Loans shall be comprised in whole or in part of Base Rate Loans, such Base Rate Loans shall bear interest at a per annum rate equal to the Adjusted Base Rate.

(ii)           Eurodollar Loans.  During such periods as Revolving Loans shall be comprised in whole or in part of Eurodollar Loans, such Eurodollar Loans shall bear interest at a per annum rate equal to the Adjusted Eurodollar Rate.

The Borrower hereby promises to pay interest on Revolving Loans in arrears on each applicable Interest Payment Date (or at such other times as may be specified herein).

(e)           Revolving Notes.  The Borrower hereby agrees that, upon the request of any Lender, the Borrower will execute and deliver to such Lender a promissory note evidencing the Revolving Loans made by such Lender in an original principal amount equal to such Lender’s Revolving Commitment Percentage of the Revolving Committed Amount and in substantially the form of Exhibit 2.1(e), with appropriate insertions as to date and principal amount (each such promissory note a “Revolving Note”).

2.2          Letter of Credit Subfacility.

(a)           Issuance.  Subject to the terms and conditions hereof and in reliance upon the representations and warranties set forth herein, the Issuing Lender agrees to issue, and each Lender severally agrees to participate in the issuance by the Issuing Lender of, standby and trade Letters of Credit in Dollars from time to time from the Closing Date until the date thirty (30) days prior to the Maturity Date as the Borrower may request, in a form acceptable to the Issuing Lender; provided, however, that (i) the LOC Obligations outstanding shall not at any time exceed TWO MILLION DOLLARS ($2,000,000) (the “LOC Committed Amount”) and (ii) the sum of the aggregate outstanding principal amount of Revolving Loans plus LOC Obligations plus Swingline Loans shall not at any time exceed the lesser of (A) the Revolving Committed Amount and (B) the Borrowing Base.  No Letter of Credit shall (x) have an original expiry date more than one year from the date of issuance (provided that any such Letter of Credit may contain customary “evergreen” provisions pursuant to which the expiry date is automatically extended by a specific time period unless the Issuing Lender gives notice to the beneficiary of such Letter of Credit at least a specified time period prior to the expiry date then in effect) or (y) as originally issued or as extended, have an expiry date extending beyond the date thirty (30) days prior to the Maturity Date.  Each Letter of Credit shall comply with the related LOC Documents.  The issuance and expiry dates of each Letter of Credit shall be a Business Day.

(b)           Notice and Reports.  The request for the issuance of a Letter of Credit shall be submitted by the Borrower to the Issuing Lender at least three (3) Business Days prior to the requested date of issuance.  The Issuing Lender will, at least quarterly and more frequently upon request, disseminate to the Agent who will forward to each of the Lenders a detailed report specifying the Letters of Credit which are then issued and outstanding and any activity with respect thereto which may have occurred since the date of the prior report, and including therein, among other things, the beneficiary, the face amount and the expiry date, as well as any payment or expirations which may have occurred.

(c)           Participation.  Each Lender, upon issuance of a Letter of Credit, shall be deemed to have purchased without recourse a Participation Interest from the Issuing Lender in such Letter of Credit and the obligations arising thereunder and any collateral relating thereto, in each case in an amount equal to its pro rata share of the obligations under such

Letter of Credit (based on the respective Revolving Commitment Percentages of the Lenders) and shall absolutely, unconditionally and irrevocably assume and be obligated to pay to the Issuing Lender and discharge when due, its pro rata share of the obligations arising under such Letter of Credit.  Without limiting the scope and nature of each Lender’s Participation Interest in any Letter of Credit, to the extent that the Issuing Lender has not been reimbursed as required hereunder or under any such Letter of Credit, each such Lender shall pay to the Agent for the account of the Issuing Lender its pro rata share of such unreimbursed drawing in same day funds on the day of notification by the Issuing Lender of an unreimbursed drawing pursuant to the provisions of subsection (d) below.  The obligation of each Lender to so reimburse the Issuing Lender shall be absolute and unconditional and shall not be affected by the occurrence of a Default, an Event of Default or any other occurrence or event.  Any such reimbursement shall not relieve or otherwise impair the obligation of the Borrower to reimburse the Issuing Lender under any Letter of Credit, together with interest as hereinafter provided.

(d)           Reimbursement.  In the event of any drawing under any Letter of Credit, the Issuing Lender will promptly notify the Borrower and the Agent.  Unless the Borrower shall immediately notify the Issuing Lender that the Borrower intends to otherwise reimburse the Issuing Lender for such drawing, the Borrower shall be deemed to have requested that the Lenders make a Revolving Loan in the amount of the drawing as provided in subsection (e) below on the related Letter of Credit, the proceeds of which will be used to satisfy the related reimbursement obligations.  The Borrower promises to reimburse the Issuing Lender on the day of drawing under any Letter of Credit (either with the proceeds of a Revolving Loan obtained hereunder or otherwise) in same day funds.  If the Borrower shall fail to reimburse the Issuing Lender as provided hereinabove, the Borrower promises to pay the Issuing Lender interest on the unreimbursed amount of such drawing on demand at a per annum rate equal to the Adjusted Base Rate plus 2%.  The Borrower’s reimbursement obligations hereunder shall be absolute and unconditional under all circumstances irrespective of any rights of setoff, counterclaim or defense to payment the Borrower may claim or have against the Issuing Lender, the Agent, the Lenders, the beneficiary of the Letter of Credit drawn upon or any other Person, including without limitation any defense based on any failure of the Borrower or any other Credit Party to receive consideration or the legality, validity, regularity or unenforceability of the Letter of Credit.  The Issuing Lender will promptly notify the Agent who will promptly notify the other Lenders of the amount of any unreimbursed drawing and each Lender shall promptly pay to the Agent for the account of the Issuing Lender in Dollars and in immediately available funds, the amount of such Lender’s pro rata share of such unreimbursed drawing.  Such payment shall be made on the day such notice is received by such Lender from the Issuing Lender if such notice is received at or before 2:00 P.M. (Charlotte, North Carolina time), and otherwise such payment shall be made at or before 12:00 Noon (Charlotte, North Carolina time) on the Business Day next succeeding the day such notice is received.  If such Lender does not pay such amount to the Agent for the account of the Issuing Lender in full upon such request, such Lender shall, on demand, pay to the Agent for the account of the Issuing Lender interest on the unpaid amount during the period from the date of such drawing until such Lender pays such amount to the Agent for the account of the Issuing Lender in full at a rate per annum equal to, if paid within two (2) Business Days of the date that such Lender is required to make payments of such amount pursuant to the preceding sentence, the Federal Funds Rate and thereafter at a rate equal to the Base Rate.  Each Lender’s obligation to make such payment to the Issuing Lender, and the right of the Issuing Lender to receive the same, shall be absolute and unconditional, shall not be affected by any circumstance whatsoever and without regard to the termination of this Credit Agreement or the Commitments hereunder, the existence of a Default or Event of Default or the acceleration of the obligations of the Borrower hereunder and shall be made without any offset, abatement, withholding or reduction whatsoever.  Simultaneously with the making of each such payment by a Lender to the Issuing Lender, such Lender shall, automatically and without any further action on the part of the Issuing Lender or such Lender, acquire a Participation Interest in an amount equal to such payment (excluding the portion of such payment constituting interest owing to the Issuing Lender) in the related unreimbursed drawn portion of the LOC Obligation and in the interest thereon and in the related LOC Documents, and shall have a claim against the Borrower with respect thereto.

(e)           Repayment with Revolving Loans.  On any day on which the Borrower shall have requested, or been deemed to have requested, a Revolving Loan advance to reimburse a drawing under a Letter of Credit, the Agent shall give notice to the Lenders that a Revolving Loan has been requested or deemed requested by the Borrower to be made in connection with a drawing under a Letter of Credit, in which case a Revolving Loan advance comprised of Base Rate Loans (or Eurodollar Loans to the extent the Borrower has complied with the procedures of Section 2.1(b)(i) with respect thereto) shall be immediately made to the Borrower by all Lenders (notwithstanding any termination of the Commitments pursuant to Section 9.2) pro rata based on the respective Revolving Commitment Percentages of the Lenders (determined before giving effect to any termination of the Commitments pursuant to Section 9.2) and the proceeds thereof shall be paid directly to the Issuing Lender for application to the respective LOC Obligations.  Each such Lender hereby irrevocably agrees to make its pro rata share of each such Revolving Loan immediately upon any such request or deemed request in the amount, in the manner and on the date specified in the preceding sentence notwithstanding (i) the amount of such borrowing may not comply with the minimum amount for advances of Revolving Loans otherwise required hereunder, (ii) whether any conditions specified in Section 5.2 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) failure for any such request or deemed request for Revolving Loan to be made by the time otherwise required hereunder, (v) whether the date of such borrowing is a date on which Revolving Loans are otherwise permitted to be made hereunder or (vi) any termination of the Commitments relating thereto immediately prior to or contemporaneously with such borrowing.  In the event that any Revolving Loan cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to the Borrower or any other Credit Party), then each such Lender hereby agrees that it shall forthwith purchase (as of the date such borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) from the Issuing Lender such Participation Interests in the outstanding LOC Obligations as shall be necessary to cause each such Lender to share in such LOC Obligations ratably (based upon the respective Revolving Commitment Percentages of the Lenders (determined before giving effect to any termination of the Commitments pursuant to Section 9.2)), provided that at the time any purchase of Participation Interests pursuant to this sentence is actually made, the purchasing Lender shall be required to pay to the Agent for the account of the Issuing Lender, to the extent not paid to the Issuing Lender by the Borrower in accordance with the terms of subsection (d) above, interest on the principal amount of Participation Interests purchased for each day from and including the day upon which such borrowing would otherwise have occurred to but excluding the date of payment for such Participation Interests, at the rate equal to, if paid within two (2) Business Days of the date of the Revolving Loan advance, the Federal Funds Rate, and thereafter at a rate equal to the Base Rate.

(f)            Designation of Consolidated Parties as Account Parties.  Notwithstanding anything to the contrary set forth in this Credit Agreement, including without limitation Section 2.2(a), a Letter of Credit issued hereunder may contain a statement to the effect that such Letter of Credit is issued for the account of any Subsidiary of the Borrower, provided that notwithstanding such statement, the Borrower shall be the actual account party for all purposes of this Credit Agreement for such Letter of Credit and such statement shall not affect the Borrower’s reimbursement obligations hereunder with respect to such Letter of Credit.

(g)           Renewal, Extension.  The renewal or extension of any Letter of Credit shall, for purposes hereof, be treated in all respects the same as the issuance of a new Letter of Credit hereunder.

(h)           Uniform Customs and Practices.  The Issuing Lender may have the Letters of Credit be subject to The Uniform Customs and Practice for Documentary Credits (the “UCP”) or the International Standby Practices 1998 (the “ISP98”), in either case as published as of the date of issue by the International Chamber of Commerce, in which case the UCP or the ISP98, as applicable, may be incorporated therein and deemed in all respects to be a part thereof.

(i)            Indemnification; Nature of Issuing Lender’s Duties.

(i)            In addition to its other obligations under this Section 2.2, the Borrower hereby agrees to pay, and protect, indemnify and save each Lender harmless from and against, any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees) that such Lender may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit or (B) the failure of such Lender to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority (all such acts or omissions, herein called “Government Acts”).

(ii)           As between the Borrower and the Lenders (including the Issuing Lender), the Borrower shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof.  No Lender (including the Issuing Lender) shall be responsible:  (A) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (C) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (D) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under a Letter of Credit or of the proceeds thereof; and (E) for any consequences arising from causes beyond the control of such Lender, including, without limitation, any Government Acts.  None of the above shall affect, impair, or prevent the vesting of the Issuing Lender’s rights or powers hereunder.

(iii)          In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by any Lender (including the Issuing Lender), under or in connection with any Letter of Credit or the related certificates, if taken or omitted in good faith, shall not put such Lender under any resulting liability to the Borrower or any other Credit Party.  It is the intention of the parties that this Credit Agreement shall be construed and applied to protect and indemnify each Lender (including the Issuing Lender) against any and all risks involved in the issuance of the Letters of Credit, all of which risks are hereby assumed by the Borrower (on behalf of itself and each of the other Credit Parties), including, without limitation, any and all Government Acts.  No Lender (including the Issuing Lender) shall, in any way, be liable for any failure by such Lender or anyone else to pay any drawing under any Letter of Credit as a result of any Government Acts or any other cause beyond the control of such Lender.

(iv)          Nothing in this subsection (i) is intended to limit the reimbursement obligations of the Borrower contained in subsection (d) above.  The obligations of the Borrower under this subsection (i) shall survive the termination of this Credit Agreement.  No act or omission of any current or prior beneficiary of a Letter of Credit shall in any way affect or impair the rights of the Lenders (including the Issuing Lender) to enforce any right, power or benefit under this Credit Agreement.

(v)           Notwithstanding anything to the contrary contained in this subsection (i), the Borrower shall have no obligation to indemnify any Lender (including the Issuing Lender) in respect of any liability incurred by such Lender (A) arising solely out of the gross negligence or willful misconduct of such Lender, as determined by a court of competent jurisdiction, or (B) caused by such Lender’s failure to pay under any Letter of Credit after presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit, as determined by a court of competent jurisdiction, unless such payment is prohibited by any law, regulation, court order or decree.

(j)            Responsibility of Issuing Lender.  It is expressly understood and agreed that the obligations of the Issuing Lender hereunder to the Lenders are only those expressly set forth in this Credit Agreement and that the Issuing Lender shall be entitled to assume that the conditions precedent set forth in Section 5.2 have been satisfied unless it shall have acquired actual knowledge that any such condition precedent has not been satisfied; provided, however, that nothing set forth in this Section 2.2 shall be deemed to prejudice the right of any Lender to recover from the Issuing Lender any amounts made available by such Lender to the Issuing Lender pursuant to this Section 2.2 in the event that it is determined by a court of competent jurisdiction that the payment with respect to a Letter of Credit constituted gross negligence or willful misconduct on the part of the Issuing Lender.

(k)           Conflict with LOC Documents.  In the event of any conflict between this Credit Agreement and any letter of credit application, this Credit Agreement shall control.

2.3          Swingline Loan Subfacility.

(a)           Swingline Commitment. Subject to the terms and conditions hereof and in reliance upon the representations and warranties set forth herein, the Swingline Lender, in its individual capacity, agrees to make certain revolving credit loans requested by the Borrower in Dollars to the Borrower (each a “Swingline Loan” and, collectively, the “Swingline Loans”) from time to time from the Closing Date until the Maturity Date for the purposes hereinafter set forth; provided, however, (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed TWO MILLION DOLLARS ($2,000,000) (the “Swingline Committed Amount”), and (ii) the sum of the aggregate outstanding principal amount of Revolving Loans plus LOC Obligations plus Swingline Loans shall not exceed the lesser of (A) the Revolving Committed Amount and (B) the Borrowing Base.  Swingline Loans hereunder shall be made as Base Rate Loans in accordance with the provisions of this Section 2.3 and may be repaid and reborrowed in accordance with the provisions hereof.

(b)           Swingline Loan Advances.

(i)            Notices; Disbursement.  Whenever the Borrower desires a Swingline Loan advance hereunder it shall give written notice (or telephonic notice promptly confirmed in writing) to the Swingline Lender not later than 1:00 P.M. (Charlotte, North Carolina time) on the Business Day of the requested Swingline Loan advance.  Each such notice shall be irrevocable and shall specify (A) that a Swingline Loan advance is requested, (B) the date of the requested Swingline Loan advance (which shall be a Business Day) and (C) the principal amount of the Swingline Loan advance requested.  Each Swingline Loan shall be made as a Base Rate Loan and shall have such maturity date as the Swingline Lender and the Borrower shall agree upon receipt by the Swingline Lender of any such notice from the Borrower.  The Swingline Lender shall initiate the transfer of funds representing the Swingline Loan advance to the Borrower by 3:00 P.M. (Charlotte, North Carolina time) on the Business Day of the requested borrowing.

(ii)           Minimum Amounts.  Each Swingline Loan advance shall be in a minimum principal amount of $100,000 and integral multiples of $25,000 (or the remaining amount of the Swingline Committed Amount, if less).

(iii)          Repayment of Swingline Loans.  The Borrower hereby promises to pay the outstanding principal amount of each Swingline Loan on the earlier of (A) the maturity date agreed to by the Swingline Lender and the Borrower with respect to such Loan (which maturity date shall not be a date more than seven (7) Business Days from the date of advance thereof) or (B) the Maturity Date.  The Swingline Lender may, at any time, in its sole discretion, by written notice to the

Borrower and the Lenders, demand repayment of its Swingline Loans by way of a Revolving Loan advance, in which case the Borrower shall be deemed to have requested a Revolving Loan advance comprised solely of Base Rate Loans in the amount of such Swingline Loans; provided, however, that any such demand shall be deemed to have been given one Business Day prior to the Maturity Date and on the date of the occurrence of any Event of Default described in Section 9.1 and upon acceleration of the indebtedness hereunder and the exercise of remedies in accordance with the provisions of Section 9.2.  Each Lender hereby irrevocably agrees to make its pro rata share of each such Revolving Loan in the amount, in the manner and on the date specified in the preceding sentence notwithstanding (I) the amount of such borrowing may not comply with the minimum amount for advances of Revolving Loans otherwise required hereunder, (II) whether any conditions specified in Section 5.2 are then satisfied, (III) whether a Default or an Event of Default then exists, (IV) failure of any such request or deemed request for Revolving Loan to be made by the time otherwise required hereunder, (V) whether the date of such borrowing is a date on which Revolving Loans are otherwise permitted to be made hereunder or (VI) any termination of the Commitments relating thereto immediately prior to or contemporaneously with such borrowing.  In the event that any Revolving Loan cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to the Borrower or any other Credit Party), then each Lender hereby agrees that it shall forthwith purchase (as of the date such borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) from the Swingline Lender such Participation Interests in the outstanding Swingline Loans as shall be necessary to cause each such Lender to share in such Swingline Loans ratably based upon its Commitment Percentage of the Revolving Committed Amount (determined before giving effect to any termination of the Commitments pursuant to Section 3.4), provided that (A) all interest payable on the Swingline Loans shall be for the account of the Swingline Lender until the date as of which the respective Participation Interest is purchased and (B) at the time any purchase of Participation Interests pursuant to this sentence is actually made, the purchasing Lender shall be required to pay to the Swingline Lender, to the extent not paid to the Swingline Lender by the Borrower in accordance with the terms of subsection (c)(ii) below, interest on the principal amount of Participation Interests purchased for each day from and including the day upon which such borrowing would otherwise have occurred to but excluding the date of payment for such Participation Interests, at the rate equal to the Federal Funds Rate.

(c)           Interest on Swingline Loans.

(i)            Rate of Interest.  Subject to the provisions of Section 3.1, each Swingline Loan shall bear interest at a per annum rate equal to the Adjusted Base Rate.

(ii)           Payment of Interest.  The Borrower hereby promises to pay interest on Swingline Loans in arrears on each applicable Interest Payment Date (or at such other times as may be specified herein).

(d)           Swingline Note.  The Borrower hereby agrees that, upon the request to the Agent by the Swingline Lender, the Borrower will execute and deliver to the Swingline Lender a promissory note evidencing the Swingline Loans of the Swingline Lender, substantially in the form of Exhibit 2.3(d), with appropriate insertions as to date and principal amount (a “Swingline Note”).

2.4          Term Loan.

(a)           Term Commitment.  Subject to the terms and conditions hereof and in reliance upon the representations and warranties set forth herein, each Lender severally agrees to make available to the Borrower on the Closing Date such Lender’s Term Loan Percentage of a term loan in Dollars (the “Term Loan”) in the aggregate principal amount of THIRTY-FIVE MILLION DOLLARS ($35,000,000) (the “Term Loan Committed Amount”).  The Term Loan may consist of Base Rate Loans or Eurodollar Loans, or a combination thereof, as the Borrower may request; provided, however, that no more than five (5) Eurodollar Loans which are Term Loans shall be outstanding hereunder at any time (it being understood that, for purposes hereof, Eurodollar Loans with different Interest Periods shall be considered as separate Eurodollar Loans, even if they begin on the same date, although borrowings, extensions and conversions may, in accordance with the provisions hereof, be combined at the end of existing Interest Periods to constitute a new Eurodollar Loan with a single Interest Period).  Amounts repaid on the Term Loan may not be reborrowed.

(b)           Borrowing Procedures.  The Borrower shall submit an appropriate Notice of Borrowing to the Agent not later than 11:00 A.M. (Charlotte, North Carolina time) on the Closing Date, with respect to the portion of the Term Loan initially consisting of a Base Rate Loan, or on the third Business Day prior to the Closing Date, with respect to the portion of the Term Loan initially consisting of one or more Eurodollar Loans.  Such Notice of Borrowing shall be irrevocable and shall specify (i) that the funding of a Term Loan is requested and (ii) whether the funding of the Term Loan shall be comprised of Base Rate Loans, Eurodollar Loans or a combination thereof, and if Eurodollar Loans are requested, the Interest Period(s) therefor.  If the Borrower shall fail to deliver such Notice of Borrowing to the Agent by 11:00 A.M. (Charlotte, North Carolina time) on the third Business Day prior to the Closing Date, then the full amount of the Term Loan shall be disbursed on the Closing Date as a Base Rate Loan.  Each Lender shall make its Term Loan Percentage of the Term Loan available to the Agent for the account of the Borrower at the office of the Agent specified in Schedule 2.1(a), or at such other office as the Agent may designate in writing, by 1:00 P.M. (Charlotte, North Carolina time) on the Closing Date in Dollars and in funds immediately available to the Agent.

(c)           Minimum Amounts.  Each Eurodollar Loan or Base Rate Loan that is part of the Term Loan shall be in an aggregate principal amount that is not less than $5,000,000 and integral multiples of $1,000,000 (or the then remaining principal balance of the Term Loan, if less).

(d)           Repayment of Term Loan.  The Borrower hereby promises to pay the outstanding principal amount of the Term Loan in eighteen (18) consecutive quarterly installments as follows (as such installments may hereafter be adjusted as a result of prepayments made pursuant to Section 3.3), unless accelerated sooner pursuant to Section 9.2:

Principal Amortization Payment Dates	Term Loan Principal Amortization Payment
September 30, 2002 and December 31, 2002	$1,250,000

March 31, 2003, June 30, 2003, September 30, 2003 and December 31, 2003	$1,250,000

March 31, 2004, June 30, 2004, September 30, 2004 and December 31, 2004	$1,250,000

March 31, 2005, June 30, 2005, September 30, 2005 and December 31, 2005	$2,812,500

March 31, 2006, June 30, 2006, September 30, 2006 and the Maturity Date	$2,812,500

(e)           Interest.  Subject to the provisions of Section 3.1, the Term Loan shall bear interest at a per annum rate equal to:

(i)            Base Rate Loans.  During such periods as the Term Loan shall be comprised in whole or in part of Base Rate Loans, such Base Rate Loans shall bear interest at a per annum rate equal to the Adjusted Base Rate.

(ii)           Eurodollar Loans.  During such periods as the Term Loan shall be comprised in whole or in part of Eurodollar Loans, such Eurodollar Loans shall bear interest at a per annum rate equal to the Adjusted Eurodollar Rate.

The Borrower hereby promises to pay interest on the Term Loan in arrears on each applicable Interest Payment Date (or at such other times as may be specified herein).

(f)            Term Notes.  The Borrower hereby agrees that upon the request of any Lender, the Borrower will execute and deliver to such Lender a promissory note evidencing the Term Loans made by such Lender in an original principal amount equal to such

Lender’s Term Loan Percentage of the Term Loan and substantially in the form of Exhibit 2.4(f), with appropriate insertions as to date and principal amount (each such promissory note “Term Note”).

SECTION 3

OTHER PROVISIONS RELATING TO CREDIT FACILITIES

3.1          Default Rate.

Upon the occurrence, and during the continuance, of an Event of Default, (i) the principal of and, to the extent permitted by law, interest on the Loans and any other amounts owing hereunder or under the other Credit Documents shall bear interest, payable on demand, at a per annum rate 2% greater than the rate which would otherwise be applicable (or if no rate is applicable, whether in respect of interest, fees or other amounts, then the Adjusted Base Rate plus 2%) and (ii) the Letter of Credit Fee shall accrue at a per annum rate 2% greater than the rate which would otherwise be applicable.

3.2          Extension and Conversion.

The Borrower shall have the option, on any Business Day, to extend existing Loans into a subsequent permissible Interest Period or to convert Loans into Loans of another interest rate type; provided, however, that (i) except as provided in Section 3.8, Eurodollar Loans may be converted into Base Rate Loans or extended as Eurodollar Loans for new Interest Periods only on the last day of the Interest Period applicable thereto, (ii) Loans extended as, or converted into, Eurodollar Loans shall be subject to the terms of the definition of “Interest Period” set forth in Section 1.1 and shall be in such minimum amounts as provided in, with respect to Revolving Loans, Section 2.1(b)(ii), or, with respect to the Term Loan, Section 2.4(c), (iii) no more than five (5) Eurodollar Loans which are Revolving Loans and five (5) Eurodollar Loans which are Term Loans shall be outstanding hereunder at any time (it being understood that, for purposes hereof, Eurodollar Loans with different Interest Periods shall be considered as separate Eurodollar Loans, even if they begin on the same date, although borrowings, extensions and conversions may, in accordance with the provisions hereof, be combined at the end of existing Interest Periods to constitute a new Eurodollar Loan with a single Interest Period), (iv) any request for extension or conversion of a Eurodollar Loan which shall fail to specify an Interest Period shall be deemed to be a request for an Interest Period of one month and (v) Swingline Loans may not be extended or converted pursuant to this Section 3.2.  Each such extension or conversion shall be effected by the Borrower by giving a Notice of Extension/Conversion (or telephonic notice promptly confirmed in writing) to the office of the Agent specified in Schedule 2.1(a), or at such other office as the Agent may designate in writing, prior to 11:00 A.M. (Charlotte, North Carolina time) on the Business Day of, in the case of the conversion of a Eurodollar Loan into a Base Rate Loan, and on the third Business Day prior to, in the case of the extension of a Eurodollar Loan as, or conversion of a Base Rate Loan into, a Eurodollar Loan, the date of the proposed extension or conversion, specifying the date of the proposed extension or conversion, the Loans to be so extended or converted, the types of Loans into which such Loans are to be converted and, if appropriate, the applicable Interest Periods with respect thereto.  In the event the Borrower fails to request extension or conversion of any Eurodollar Loan in accordance with this Section 3.2, or any such conversion or extension is not permitted or required by this Section 3.2, then such Eurodollar Loan shall be automatically converted into a Base Rate Loan at the end of the Interest Period applicable thereto.  The Agent shall give each Lender notice as promptly as practicable of any such proposed extension or conversion affecting any Loan.

3.3          Prepayments.

(a)           Voluntary Prepayments.  The Borrower shall have the right to prepay Loans in whole or in part from time to time; provided, however, that (i) each partial prepayment of Loans (other than Swingline Loans) shall be in a minimum principal amount of $500,000 and integral multiples of $100,000 in excess thereof (or the then remaining principal balance of the Revolving Loans or the Term Loan, as applicable, if less) and (ii) any prepayment of the Term Loan shall be applied to remaining Principal Amortization Payments in inverse order of maturities thereof.  Subject to the foregoing terms, amounts prepaid under this Section 3.3(a) shall be applied as the Borrower may elect; provided that if the Borrower shall fail to specify with respect to any voluntary prepayment, such voluntary prepayment shall be applied first to Revolving Loans and then to the Term Loan (ratably to the remaining Principal Amortization Payments thereof), in each case first to Base Rate Loans and then to Eurodollar Loans in direct order of Interest Period maturities.  All prepayments under this Section 3.3(a) shall be subject to Section 3.12, but otherwise without premium or penalty, and shall be accompanied by interest on the principal amount prepaid through the date of prepayment.

(b)           Mandatory Prepayments.

(i)            (A)          Revolving Committed Amount.  If at any time, the sum of the aggregate outstanding principal amount of Revolving Loans plus LOC Obligations plus Swingline Loans shall exceed the lesser of (A) the Revolving Committed Amount and (B) the Borrowing Base, the Borrower immediately shall prepay the Revolving Loans and (after all Revolving Loans have been repaid) cash collateralize the LOC Obligations, in an amount sufficient to eliminate such excess.

(B)           LOC Committed Amount.  If at any time, the sum of the aggregate principal amount of LOC Obligations shall exceed the LOC Committed Amount, the Borrower immediately shall cash collateralize the LOC Obligations in an amount sufficient to eliminate such excess.

(ii)           Excess Cash Flow.  Within 90 days after the end of each fiscal year (commencing with the fiscal year ending December 31, 2002), the Borrower shall prepay the Loans in an amount equal to the sum of (A) 75% (if the Leverage Ratio as of the end of such fiscal year is equal to or greater than 1.50 to 1.0) or 50% (if the Leverage Ratio as of the end of such fiscal year is less than 1.50 to 1.0) of Excess Cash Flow for such prior fiscal year minus (B) the amount of any voluntary prepayments made during such fiscal year of the Term Loan or (to the extent accompanied by a reduction in the Revolving Committed Amount) the Revolving Loans (such prepayment to be applied as set forth in clause (vii) below).

(iii)                               (A)          Lithotripsy Dispositions and Orthotripsy Dispositions.  Immediately upon the occurrence of any Asset Disposition Prepayment Event, (1) with respect to any Lithotripsy Disposition, the Borrower shall prepay the Loans in an aggregate amount equal to 100% of the Net Cash Proceeds of such Lithotripsy Disposition and (2) with respect to any Orthotripsy Disposition, the Borrower shall prepay the Loans in an aggregate amount equal to 100% of the After-Tax Gain of such Orthotripsy Disposition  (such prepayments to be applied as set forth in clause (vii) below).

(B)           Other Asset Dispositions.   Immediately upon the occurrence of any Asset Disposition Prepayment Event, with respect to all Asset Dispositions (other than any Lithotripsy Disposition or Orthotripsy Disposition), the Borrower shall prepay the Loans in an aggregate amount equal to 100% of the Net Cash Proceeds of the related Asset Disposition not applied (or caused to be applied) by the Credit Parties during the related Application Period to make Eligible Reinvestments as contemplated by the terms of Section 8.5 (such prepayments to be applied as set forth in clause (vii) below).

(C)           Involuntary Dispositions.  Immediately upon the occurrence of an Involuntary Disposition Prepayment Event, the Borrower shall prepay the Loans in an aggregate amount equal to 100% of the Excess Proceeds (such prepayment to be applied as set forth in clause (vii) below).

(D)          Key-Man Life Insurance.   Immediately upon the receipt by the Borrower of any payment under the Key-Man Life Insurance Policy (subject to the provisions of Section 7.6(c)), the Borrower shall prepay the Loans in an aggregate amount equal to 100% of such payment (such prepayment to be applied as set forth in clause (vii) below).

(iv)          Debt Issuances.    Immediately upon the occurrence of a Debt Issuance Prepayment Event, the Borrower shall prepay the Loans in an aggregate amount equal to 100% of the Net Cash Proceeds of the related Debt Issuance (such prepayment to be applied as set forth in clause (vii) below).

(v)           Equity Issuances.  Immediately upon the occurrence of an Equity Issuance Prepayment Event, the Borrower shall prepay the Loans in an aggregate amount equal to 100% of the Net Cash Proceeds of the related Equity Issuance (such prepayment to be applied as set forth in clause (vii) below).

(vi)          Purchase Price Adjustment. Immediately upon the receipt by the Borrower of any Purchase Price Adjustment pursuant to the Purchase Agreement, the Borrower shall prepay the Loans in an aggregate amount equal to 100% of such payment (such prepayment to be applied as set forth in clause (vii) below).

(vii)         Application of Mandatory Prepayments.  All amounts required to be paid pursuant to this Section 3.3(b) shall be applied as follows: (A) with respect to all amounts prepaid pursuant to Section 3.3(b)(i)(A) and Section 3.3(b)(vi), to

Revolving Loans and (after all Revolving Loans have been repaid) to a cash collateral account in respect of LOC Obligations, (B) with respect to all amounts prepaid pursuant to Section 3.3(b)(i)(B), to a cash collateral account in respect of LOC Obligations and (C) with respect to all amounts prepaid pursuant to Section 3.3(b)(ii), (iii), (iv) or (v) , first, to the Term Loan (to remaining Principal Amortization Payments in inverse order of maturities thereof) and second, to the Revolving Loans and (after all Revolving Loans have been repaid) to a cash collateral account in respect of LOC Obligations (with a corresponding reduction in the Revolving Committed Amount in an amount equal to all amounts applied pursuant to this clause (C)).  Within the parameters of the applications set forth above, prepayments shall be applied first to Base Rate Loans and then to Eurodollar Loans in direct order of Interest Period maturities.  All prepayments under this Section 3.3(b) shall be subject to Section 3.12, but otherwise without premium or penalty, and shall be accompanied by interest on the principal amount prepaid through the date of prepayment.

3.4          Termination and Reduction of Revolving Committed Amount.

(a)           Voluntary Reductions.  The Borrower may from time to time permanently reduce or terminate the Revolving Committed Amount in whole or in part (in minimum aggregate amounts of $1,000,000 or in integral multiples of $500,000 in excess thereof (or, if less, the full remaining amount of the then applicable Revolving Committed Amount)) upon five (5) Business Days’ prior written notice to the Agent; provided, however, no such termination or reduction shall be made which would cause the sum of the aggregate outstanding principal amount of Revolving Loans plus LOC Obligations plus Swingline Loans to exceed the lesser of (A) the Revolving Committed Amount and (B) the Borrowing Base, unless, concurrently with such termination or reduction, the Revolving Loans are repaid to the extent necessary to eliminate such excess.  The Agent shall promptly notify each affected Lender of receipt by the Agent of any notice from the Borrower pursuant to this Section 3.4(a).

(b)           Term Loan Commitments.  The Term Loan Commitment of each Lender, if any, shall automatically terminate at such time as such Lender shall have made available to the Borrower such Lender’s share of the Term Loan.

(c)           Mandatory Reductions.  The Revolving Committed Amount automatically shall be permanently reduced from time to time in accordance with the terms of Section 3.3(b)(vii).

(d)           Maturity Date.  Unless terminated sooner pursuant to Section 3.4(a) or Section 9.2, the Revolving Commitments of the Lenders and the LOC Commitment of the Issuing Lender shall automatically terminate on the Maturity Date.

(e)           General.  The Borrower shall pay to the Agent for the account of the Lenders in accordance with the terms of Section 3.5(a), on the date of each termination or reduction of the Revolving Committed Amount, the Unused Fee accrued through the date of such termination or reduction on the amount of the Revolving Committed Amount so terminated or reduced.

3.5          Fees.

(a)           Unused Fee.  In consideration of the Revolving Commitments of the Lenders hereunder, the Borrower promises to pay to the Agent for the account of each Lender a fee (the “Unused Fee”) on the Unused Revolving Committed Amount computed at a per annum rate for each day during the applicable Unused Fee Calculation Period (hereinafter defined) at a rate equal to the Applicable Percentage in effect from time to time.  The Unused Fee shall commence to accrue on the Closing Date and shall be due and payable in arrears on the first Business Day following the last Business Day of each March, June, September and December (and on any date that the Revolving Committed Amount is reduced and on the Maturity Date) for the immediately preceding quarter (or portion thereof) (each such quarter or portion thereof for which the Unused Fee is payable hereunder being herein referred to as an “Unused Fee Calculation Period”), beginning with the first of such dates to occur after the Closing Date.

(b)           Letter of Credit Fees.

(i)            In consideration of the issuance of standby and commercial Letters of Credit hereunder, the Borrower promises to pay to the Agent for the account of each Lender a fee (the “Letter of Credit Fee”) on such Lender’s Revolving Commitment Percentage of the average daily maximum amount available to be drawn under each such Letter of Credit computed at a per annum rate for each day from the date of issuance to the date of expiration equal to the Applicable Percentage.  The Letter of Credit Fee will be payable quarterly in arrears on the first Business Day following the last Business Day of each March, June, September and December for the immediately preceding quarter (or a portion thereof).

(ii)           Issuing Lender Fees.  In addition to the Letter of Credit Fee payable pursuant to clause (i) above, the Borrower promises to pay to the Agent for the account of the Issuing Lender without sharing by the other Lenders (i) a letter of credit fronting fee of 0.125% on the average daily maximum amount available to be drawn under each Letter of Credit computed at a per annum rate for each day from the date of issuance to the date of expiration (which fronting fee shall be payable quarterly in arrears on the first Business Day following the last Business Day of each March, June, September and December for the immediately preceding quarter (or a portion thereof)) and (ii) the customary charges from time to time of the Issuing Lender with respect to the issuance, amendment, transfer, administration, cancellation and conversion of, and drawings under, such Letters of Credit.

(c)           Agent’s Fees.  The Borrower promises to pay to the Agent, for its own account, for the account of the Issuing Lender and for the account of Banc of America Securities LLC, as applicable, the fees referred to in the Agent’s Fee Letter.

3.6          Capital Adequacy.

If any Lender has determined, after the date hereof, that the adoption or the becoming effective of, or any change in, or any change by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof in the interpretation or administration of, any applicable law, rule or regulation regarding capital adequacy, or compliance by such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s capital or assets as a consequence of its commitments or obligations hereunder to a level below that which such Lender could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender’s policies with respect to capital adequacy), then, upon notice from such Lender to the Borrower, the Borrower shall be obligated to pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction.  Each determination by any such Lender of amounts owing under this Section shall, absent manifest error, be conclusive and binding on the parties hereto.

3.7          Limitation on Eurodollar Loans.

If on or prior to the first day of any Interest Period for any Eurodollar Loan:

(a)          the Agent determines (which determination shall be conclusive) that by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period; or

(b)          the Required Lenders determine (which determination shall be conclusive) and notify the Agent that the Eurodollar Rate will not adequately and fairly reflect the cost to the Lenders of funding Eurodollar Loans for such Interest Period;

then the Agent shall give the Borrower prompt notice thereof, and so long as such condition remains in effect, the Lenders shall be under no obligation to make additional Eurodollar Loans, Continue Eurodollar Loans, or to Convert Base Rate Loans into Eurodollar Loans and the Borrower shall, on the last day(s) of the then current Interest Period(s) for the outstanding Eurodollar Loans, either prepay such Eurodollar Loans or Convert such Eurodollar Loans into Base Rate Loans in accordance with the terms of this Credit Agreement.

3.8          Illegality.

Notwithstanding any other provision of this Credit Agreement, in the event that it becomes unlawful for any Lender or its Applicable Lending Office to make, maintain, or fund Eurodollar Loans hereunder, then such Lender shall promptly notify the Borrower thereof and such Lender’s obligation to make or Continue Eurodollar Loans and to Convert Base Rate Loans into Eurodollar Loans shall be suspended until such time as such Lender may again make, maintain, and fund Eurodollar Loans (in which case the provisions of Section 3.10 shall be applicable).

3.9          Requirements of Law.

If, after the date hereof, the adoption of any applicable law, rule, or regulation, or any change in any applicable law, rule, or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank, or comparable agency:

(i)            shall subject such Lender (or its Applicable Lending Office) to any tax, duty, or other charge with respect to any Eurodollar Loans, its Notes, or its obligation to make Eurodollar Loans, or change the basis of taxation of any amounts payable to such Lender (or its Applicable Lending Office) under this Credit Agreement or its Notes in respect of any Eurodollar Loans (other than taxes imposed on the overall net income of such Lender by the jurisdiction in which such Lender has its principal office or such Applicable Lending Office);

(ii)           shall impose, modify, or deem applicable any reserve, special deposit, assessment, or similar requirement (other than the Eurodollar Reserve Percentage utilized in the determination of the Adjusted Eurodollar Rate) relating to any extensions of credit or other assets of, or any deposits with or other liabilities or commitments of, such Lender (or its Applicable Lending Office), including the Commitment of such Lender hereunder; or

(iii)          shall impose on such Lender (or its Applicable Lending Office) or the London interbank market any other condition affecting this Credit Agreement or its Notes or any of such extensions of credit or liabilities or commitments;

and the result of any of the foregoing is to increase the cost to such Lender (or its Applicable Lending Office) of making, Converting into, Continuing, or maintaining any Eurodollar Loans or to reduce any sum received or receivable by such Lender (or its Applicable Lending Office) under this Credit Agreement or its Notes with respect to any Eurodollar Loans, then the Borrower shall pay to such Lender on demand such amount or amounts as will compensate such Lender for such increased cost or reduction.  If any Lender requests compensation by the Borrower under this Section 3.9, the Borrower may, by notice to such Lender (with a copy to the Agent), suspend the obligation of such Lender to make or Continue Eurodollar Loans, or to Convert Base Rate Loans into Eurodollar Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.10 shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.  Each Lender shall promptly notify the Borrower and the Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section 3.9 and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender, be otherwise disadvantageous to it.  Any Lender claiming compensation under this Section 3.9 shall furnish to the Borrower and the Agent a statement setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error.  In determining such amount, such Lender may use any reasonable averaging and attribution methods.

3.10        Treatment of Affected Loans.

If the obligation of any Lender to make any Eurodollar Loan or to Continue, or to Convert Base Rate Loans into, Eurodollar Loans shall be suspended pursuant to Section 3.7, 3.8 or 3.9 hereof, such Lender’s Eurodollar Loans shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for such Eurodollar Loans (or, in the case of a Conversion, on such earlier date as such Lender may specify to the Borrower with a copy to the Agent) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.7, 3.8 or 3.9 hereof that gave rise to such Conversion no longer exist:

(a)           to the extent that such Lender’s Eurodollar Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Eurodollar Loans shall be applied instead to its Base Rate Loans; and

(b)           all Loans that would otherwise be made or Continued by such Lender as Eurodollar Loans shall be made or Continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be Converted into Eurodollar Loans shall remain as Base Rate Loans.

If such Lender gives notice to the Borrower (with a copy to the Agent) that the circumstances specified in Section 3.7, 3.8 or 3.9 hereof that gave rise to the Conversion of such Lender’s Eurodollar Loans pursuant to this Section 3.10 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurodollar Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurodollar Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurodollar Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments.

3.11        Taxes.

(a)           Any and all payments by any Credit Party to or for the account of any Lender or the Agent hereunder or under any other Credit Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Lender (or its Applicable Lending Office) or the Agent (as the case may be) is organized or any political subdivision thereof (all such non-excluded taxes, duties, levies, imposts, deductions, charges, withholdings, and liabilities being hereinafter referred to as “Taxes”).  If any Credit Party shall be required by law to deduct any Taxes from or in respect of any sum payable under this Credit Agreement or any other Credit Document to any Lender or the Agent, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.11) such Lender or the Agent receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Credit Party shall make such deductions, (iii) such Credit Party shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law, and (iv) such Credit Party shall furnish to the Agent, at its address referred to in Section 11.1, the original or a certified copy of a receipt evidencing payment thereof.

(b)           In addition, the Borrower agrees to pay any and all present or future stamp or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under this Credit Agreement or any other Credit Document or from the execution or delivery of, or otherwise with respect to, this Credit Agreement or any other Credit Document (hereinafter referred to as “Other Taxes”).

(c)           The Borrower agrees to indemnify each Lender and the Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 3.11) paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto.

(d)           Each Lender that is not a United States person under Section 7701(a)(30) of the Code, on or prior to the date of its execution and delivery of this Credit Agreement in the case of each Lender listed on the signature pages hereof and on or prior to the date on which it becomes a Lender in the case of each other Lender, and from time to time thereafter if requested in writing by the Borrower or the Agent (but only so long as such Lender remains lawfully able to do so), shall provide the Borrower and the Agent with (i) Internal Revenue Service Form W-8 BEN or W-8 ECI, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces to zero the rate of withholding tax on payments of interest or certifying that the income receivable pursuant to this Credit Agreement is effectively connected with the conduct of a trade or business in the United States, (ii) Internal Revenue Service Form W-8 or W-9, as appropriate, or any successor form prescribed by the Internal Revenue Service, and/or (iii) any other form or certificate required by any taxing authority (including any certificate required by Sections 871(h) and 881(c) of the Internal Revenue Code), certifying that such Lender is entitled to an exemption from tax on payments pursuant to this Credit Agreement or any of the other Credit Documents.

(e)           For any period with respect to which a Lender has failed to provide the Borrower and the Agent with the appropriate form pursuant to Section 3.11(d) (unless such failure is due to a change in treaty, law, or regulation occurring subsequent to the date on which a form originally was required to be provided), such Lender shall not be entitled to indemnification under Section 3.11(a) or 3.11(b) with respect to Taxes imposed by the United States; provided, however, that should a Lender, which is otherwise exempt from withholding tax, become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

(f)            If any Credit Party is required to pay additional amounts to or for the account of any Lender pursuant to this Section 3.11, then such Lender will agree to use reasonable efforts to change the jurisdiction of its Applicable Lending Office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the judgment of such Lender, is not otherwise disadvantageous to such Lender.

(g)           Without prejudice to the survival of any other agreement of the Credit Parties hereunder, the agreements and obligations of the Credit Parties contained in this Section 3.11 shall survive the repayment of the Loans, LOC Obligations and other obligations under the Credit Documents and the termination of the Commitments hereunder.

3.12        Compensation.

Upon demand of any Lender (with a copy to the Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)           any Continuation, Conversion, payment or prepayment of any Eurodollar Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, or for any other reason, including, without limitation, (i) in connection with any assignment by Bank of America pursuant to Section 11.3(b) as part of the primary syndication of the Loans during the 90-day period immediately following the Closing Date (it being understood and agreed by the Agent, however, that the Agent shall use commercially reasonable efforts to minimize the incurrence of costs by the Borrower pursuant to this clause (i)) and (ii) the acceleration of the Loans pursuant to Section 9.2);

(b)           any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, Continue or Convert any Eurodollar Loan on the date or in the amount notified by the Borrower; or

(c)           any assignment of a Eurodollar Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 3.17;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.12, each Lender shall be deemed to have funded each Eurodollar Loan made by it at the Interbank Offered Rate for such Loan by a matching deposit or other borrowing in the applicable offshore Dollar interbank market for a comparable amount and for a comparable period, whether or not such Eurodollar Loan was in fact so funded.  The covenants of the Borrower set forth in this Section 3.12 shall survive the repayment of the Loans, LOC Obligations and other obligations under the Credit Documents and the termination of the Commitments hereunder.

3.13        Pro Rata Treatment.

Except to the extent otherwise provided herein:

(a)           Loans.  Each Loan, each payment or (subject to the terms of Section 3.3) prepayment of principal of any Loan or reimbursement obligations arising from drawings under Letters of Credit, each payment of interest on the Loans or reimbursement obligations arising from drawings under Letters of Credit, each payment of Unused Fees, each payment of the Letter of Credit Fee, each reduction of the Revolving Committed Amount and each conversion or extension of any Loan, shall be allocated pro rata among the Lenders in accordance with the respective principal amounts of their outstanding Loans of the applicable type and Participation Interests in Loans of the applicable type and Letters of Credit.

(b)           Advances.  No Lender shall be responsible for the failure or delay by any other Lender in its obligation to make its ratable share of a borrowing hereunder; provided, however, that the failure of any Lender to fulfill its obligations hereunder shall not relieve any other Lender of its obligations hereunder.  Unless the Agent shall have been notified by any Lender prior to the date of any requested borrowing that such Lender does not intend to make available to the Agent its ratable share of such borrowing to be made on such date, the Agent may assume that such Lender has made such amount available to the Agent on the date of such borrowing, and the Agent in reliance upon such assumption, may (in its sole discretion but without any obligation to do so) make available to the Borrower a corresponding amount.  If such corresponding amount is not in fact made available to the Agent, the Agent shall be able to recover such corresponding amount from such Lender.  If such Lender does not pay such corresponding amount forthwith upon the Agent’s demand therefor, the Agent will promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Agent.  The Agent shall also be entitled to recover from the Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Agent to the Borrower to the date such corresponding amount is recovered by the Agent at a per annum rate equal to (i) from the Borrower at the applicable rate for the applicable borrowing pursuant to the Notice of Borrowing and (ii) from a Lender at the Federal Funds Rate.

3.14        Sharing of Payments.

The Lenders agree among themselves that, in the event that any Lender shall obtain payment in respect of any Loan, LOC Obligations or any other obligation owing to such Lender under this Credit Agreement through the exercise of a right of setoff, banker’s lien or counterclaim, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, in excess of its pro rata share of such payment as provided for in this Credit Agreement, such Lender shall promptly purchase from the other Lenders a participation interest in such Loans, LOC Obligations and other obligations in such amounts, and make such other adjustments from time to time, as shall be equitable to the end that all Lenders share such payment in accordance with their respective ratable shares as provided for in this Credit Agreement.  The Lenders further agree among themselves that if payment to a Lender obtained by such Lender through the exercise of a right of setoff, banker’s lien, counterclaim or other event as aforesaid shall be rescinded or must otherwise be restored, each Lender which shall have shared the benefit of such payment shall, by repurchase of a participation interest theretofore sold, return its share of that benefit (together with its share of any accrued interest payable with respect thereto) to each Lender whose payment shall have been rescinded or otherwise restored.  The Borrower agrees that any Lender so purchasing such a participation interest may, to the fullest extent permitted by law, exercise all rights of payment, including setoff, banker’s lien or counterclaim, with respect to such participation interest as fully as if such Lender were a holder of such Loan, LOC Obligations or other obligation in the amount of such participation interest.  Except as otherwise expressly provided in this Credit Agreement, if any Lender shall fail to remit to the Agent or any other Lender an amount payable by such Lender to the Agent or such other Lender pursuant to this Credit Agreement on the date when such amount is due, such payments shall be made together with interest thereon for each date from the date such amount is due until the date such amount is paid to the Agent or such other Lender at a rate per annum equal to the Federal Funds Rate.  If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section 3.14 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders under this Section 3.14 to share in the benefits of any recovery on such secured claim.

3.15        Payments, Computations, Etc.

(a)           Generally.  Except as otherwise specifically provided herein, all payments hereunder shall be made to the Agent in Dollars in immediately available funds, without condition or deduction for any counterclaim, defense, recoupment or setoff of any kind, at the Agent’s office specified in Schedule 2.1(a) not later than 2:00 P.M. (Charlotte, North Carolina time) on the date when due.  Payments received after such time shall be deemed to have been received on the next succeeding Business Day.  The Agent may (but shall not be obligated to) debit the amount of any such payment which is not made by such time to any ordinary deposit account of the Borrower or any other Credit Party maintained with the Agent (with notice to the Borrower or such other Credit Party).  The Borrower shall, at the time it makes any payment under this Credit Agreement, specify to the Agent the Loans, LOC Obligations, Fees, interest or other amounts payable by the Borrower hereunder to which such payment is to be applied (and in the event that it fails so to specify, or if such application would be inconsistent with the terms hereof, the Agent shall distribute such payment to the Lenders in such manner as the Agent may determine to be appropriate in respect of obligations owing by the Borrower hereunder, subject to the terms of Section 3.13(a)).  The Agent will distribute such payments to such Lenders, if any such payment is received prior to 2:00 P.M. (Charlotte, North Carolina time) on a Business Day in like funds as received prior to the end of such Business Day and otherwise the Agent will distribute such payment to such Lenders on the next succeeding Business Day.  Whenever any payment hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day (subject to accrual of interest and Fees for the period of such extension), except that in the case of Eurodollar Loans, if the extension would cause the payment to be made in the next following calendar month, then such payment shall instead be made on the next preceding Business Day.  Except as expressly provided otherwise herein, all computations of interest and fees shall be made on the basis of actual number of days elapsed over a year of 360 days, except with respect to computation of interest on Base Rate Loans which shall be calculated based on a year of 365 or 366 days, as appropriate.  Interest shall accrue from and include the date of borrowing, but exclude the date of payment.

(b)           Allocation of Payments After Acceleration.  Notwithstanding any other provisions of this Credit Agreement to the contrary, after acceleration of the Credit Party Obligations pursuant to Section 9.2, all amounts collected or received by the Agent or any Lender on account of the Credit Party Obligations or any other amounts outstanding under any of the Credit Documents or in respect of the Collateral shall be paid over or delivered as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation reasonable attorneys’ fees) of the Agent in connection with enforcing the rights of the Lenders under the Credit Documents and any protective advances made by the Agent with respect to the Collateral under or pursuant to the terms of the Collateral Documents;

SECOND, to payment of any fees owed to the Agent;

THIRD, to the payment of all of the Credit Party Obligations consisting of accrued fees and interest (including, without limitation, accrued fees and interest arising under any Hedging Agreement between the Borrower and any Lender, or any Affiliate of a Lender);

FOURTH, to the payment of the outstanding principal amount of the Credit Party Obligations (including, without limitation, the outstanding principal amount arising under any Hedging Agreement between the Borrower and any Lender, or any Affiliate of a Lender and the payment or cash collateralization of the outstanding LOC Obligations);

FIFTH, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation, reasonable attorneys’ fees) of each of the Lenders in connection with enforcing its rights under the Credit Documents or otherwise with respect to the Credit Party Obligations owing to such Lender;

SIXTH, to all other Credit Party Obligations and other obligations which shall have become due and payable under the Credit Documents or otherwise and not repaid pursuant to clauses “FIRST” through “FIFTH” above; and

SEVENTH, to the payment of the surplus, if any, to whomever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (ii) each of the Lenders shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding Loans and LOC Obligations held by such Lender bears to the aggregate then outstanding Loans and LOC Obligations) of amounts available to be applied pursuant to clauses “THIRD”, “FOURTH”, “FIFTH” and “SIXTH” above; and (iii) to the extent that any amounts available for distribution pursuant to clause “FIFTH” above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Agent in a cash collateral account and applied (A) first, to reimburse the Issuing Lender from time to time for any drawings under such Letters of Credit and (B) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses “FIFTH” and “SIXTH” above in the manner provided in this Section 3.15(b).

3.16        Evidence of Debt.

(a)           Each Lender shall maintain an account or accounts evidencing each Loan made by such Lender to the Borrower from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Credit Agreement.

Each Lender will make reasonable efforts to maintain the accuracy of its account or accounts and to promptly update its account or accounts from time to time, as necessary.

(b)           The Agent shall maintain the Register pursuant to Section 11.3(c), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount, type and Interest Period of each such Loan hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable to each Lender hereunder and (iii) the amount of any sum received by the Agent hereunder from or for the account of any Credit Party and each Lender’s share thereof.  The Agent will make reasonable efforts to maintain the accuracy of the subaccounts referred to in the preceding sentence and to promptly update such subaccounts from time to time, as necessary.

(c)           The entries made in the accounts, Register and subaccounts maintained pursuant to clause (b) of this Section 3.16 (and, if consistent with the entries of the Agent, clause (a)) shall be prima facie evidence of the existence and amounts of the obligations of the Credit Parties therein recorded; provided, however, that the failure of any Lender or the Agent to maintain any such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Credit Parties to repay the Credit Party Obligations owing to such Lender.

3.17        Replacement of Affected Lenders.

If (i) any Lender having a Revolving Commitment becomes a Defaulting Lender or otherwise defaults in its Revolving Commitment, (ii) any Credit Party is required to make any payments to any Lender under Section 3.6, Section 3.9 or Section 3.11 in excess of the proportionate amount (based on the respective Commitments and/or Loans of the Lenders) of corresponding payments required to be made to the other Lenders or (iii) any Lender is unable or unwilling to make, maintain, and fund Eurodollar Loans as contemplated by Section 3.8, the Borrower shall have the right, if no Event of Default then exists, to replace such Lender (the “Replaced Lender”) with one or more other Eligible Assignee or Eligible Assignees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”), provided that (a) at the time of any replacement pursuant to this Section 3.17, the Replaced Lender and Replacement Lender shall enter into an Assignment and Acceptance pursuant to which the Replacement Lender shall acquire all or a portion, as the case may be, of the Commitments and outstanding Loans of, and participation in Letters of Credit by, the Replaced Lender and (b) all obligations of the Borrower owing to the Replaced Lender relating to the Loans so replaced (including, without limitation, such increased costs and excluding those specifically described in clause (a) above in respect of which the assignment purchase price has been, or is concurrently being paid) shall be paid in full to such Replaced Lender concurrently with such replacement.  Upon the execution of the appropriate Assignment and Acceptance, the payment of amounts referred to in clauses (a) and (b) above and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by the Borrower, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder with respect to such replaced Loans, except with respect to indemnification provisions under this Credit Agreement, which shall survive as to such Replaced Lender.  Notwithstanding anything to the contrary contained above, (1) the Lender that acts as the Issuing Lender may not be replaced hereunder at any time that it has Letters of Credit outstanding hereunder unless arrangements satisfactory to the Issuing Lender (including the furnishing of a back-up standby letter of credit in form and substance, and issued by an issuer satisfactory to such Issuing Lender or the depositing of cash collateral into a cash collateral account maintained with the Agent in amounts and pursuant to arrangements satisfactory to such Issuing Lender) have been made with respect to such outstanding Letters of Credit and (2) the Lender that acts as the Agent may not be replaced hereunder except in accordance with the terms of Section 10.9.  The Replaced Lender shall be required to deliver for cancellation its applicable Notes to be canceled on the date of replacement, or if any such Note is lost or unavailable, such other assurances or indemnification therefor as the Borrower may reasonably request.

SECTION 4

GUARANTY

4.1          The Guaranty.

Each of the Guarantors hereby jointly and severally guarantees to each Lender, each Affiliate of a Lender that enters into a Hedging Agreement, and the Agent as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Credit Party Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof.  The Guarantors hereby further agree that if any of the Credit Party Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Credit Party Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents or Hedging Agreements, the obligations of each Guarantor under this Credit Agreement and the other Credit Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under Section 548 of the Bankruptcy Code or any comparable provisions of any applicable state law.

4.2          Obligations Unconditional.

The obligations of the Guarantors under Section 4.1 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Credit Documents or Hedging Agreements, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Credit Party Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.2 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances.  Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid under this Section 4 until such time as the Credit Party Obligations have been Fully Satisfied.  Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder which shall remain absolute and unconditional as described above:

(a)           at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Credit Party Obligations shall be extended, or such performance or compliance shall be waived;

(b)           any of the acts mentioned in any of the provisions of any of the Credit Documents, any Hedging Agreement between any Consolidated Party and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Credit Documents or such Hedging Agreements shall be done or omitted;

(c)           the maturity of any of the Credit Party Obligations shall be accelerated, or any of the Credit Party Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Credit Documents, any Hedging Agreement between any Consolidated Party and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Credit Documents or such Hedging Agreements shall be waived or any other guarantee of any of the Credit Party Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d)           any Lien granted to, or in favor of, the Agent or any Lender or Lenders as security for any of the Credit Party Obligations shall fail to attach or be perfected; or

(e)           any of the Credit Party Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Agent or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Credit Documents, any Hedging Agreement between any Consolidated Party and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Credit Documents or such Hedging Agreements, or against any other Person under any other guarantee of, or security for, any of the Credit Party Obligations.

4.3          Reinstatement.

The obligations of the Guarantors under this Section 4 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Credit Party Obligations is rescinded or must be otherwise restored by any holder of any of the Credit Party Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, fees and expenses of counsel) incurred by the Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

4.4          Certain Additional Waivers.

Without limiting the generality of the provisions of this Section 4, each Guarantor hereby specifically waives the benefits of N.C. Gen. Stat. §§ 26-7 through 26-9, inclusive, to the extent applicable.  Each Guarantor further agrees that such Guarantor shall have no right of recourse to security for the Credit Party Obligations, except through the exercise of rights of subrogation pursuant to Section 4.2 and through the exercise of rights of contribution pursuant to Section 4.6.

4.5          Remedies.

The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Agent and the Lenders, on the other hand, the Credit Party Obligations may be declared to be forthwith due and payable as provided in Section 9.2 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.2) for purposes of Section 4.1 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Credit Party Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Credit Party Obligations being deemed to have become automatically due and payable), the Credit Party Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.1.  The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the Lenders may exercise their remedies thereunder in accordance with the terms thereof.

4.6          Rights of Contribution.

The Guarantors hereby agree as among themselves that, if any Guarantor shall make an Excess Payment (as defined below), such Guarantor shall have a right of contribution from each other Guarantor in an amount equal to such other Guarantor’s Contribution Share (as defined below) of such Excess Payment.  The payment obligations of any Guarantor under this Section 4.6 shall be subordinate and subject in right of payment to the Credit Party Obligations until such time as the Credit Party Obligations have been Fully Satisfied, and none of the Guarantors shall exercise any right or remedy under this Section 4.6 against any other Guarantor until such Credit Party Obligations have been Fully Satisfied.  For purposes of this Section 4.6, (a) “Excess Payment” shall mean the amount paid by any Guarantor in excess of its Pro Rata Share of any Guaranteed Obligations; (b) “Pro Rata Share” shall mean, for any Guarantor in respect of any payment of Credit Party Obligations, the ratio (expressed as a percentage) as of the date of such payment of Guaranteed Obligations of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of all of the Credit Parties exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Credit Parties hereunder) of the Credit Parties; provided, however, that, for purposes of calculating the Pro Rata Shares of the Guarantors in respect of any payment of Credit Party Obligations, any Guarantor that became a Guarantor subsequent to the date of any such payment shall be deemed to have been a Guarantor on the date of such payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such payment; and (c) “Contribution Share” shall mean, for any Guarantor in respect of any Excess Payment made by any other Guarantor, the ratio (expressed as a percentage) as of the date of such Excess Payment of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of the Credit Parties other than the maker of such Excess Payment exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Credit Parties) of the Credit Parties other than the maker of such Excess Payment; provided, however, that, for purposes of calculating the Contribution Shares of the Guarantors in respect of any Excess Payment, any Guarantor that became a Guarantor subsequent to the date of any such Excess Payment shall be deemed to have been a Guarantor on the date of such Excess Payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such Excess Payment.  This Section 4.6 shall not be deemed to affect any right of subrogation, indemnity, reimbursement or contribution that any Guarantor may have under applicable law against the Borrower in respect of any payment of Guaranteed Obligations.  Notwithstanding the foregoing, all rights of contribution against any Guarantor shall terminate from and after such time, if ever, that such Guarantor shall be relieved of its obligations pursuant to Section 8.5.

4.7          Guarantee of Payment; Continuing Guarantee.

The guarantee in this Section 4 is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Credit Party Obligations whenever arising.

SECTION 5

CONDITIONS

5.1          Closing Conditions.

The obligation of the Lenders to enter into this Credit Agreement and to make the initial Loans or the Issuing Lender to issue the initial Letter of Credit, whichever shall occur first, shall be subject to satisfaction of the following conditions:

(a)           Executed Credit Documents.  Receipt by the Agent of duly executed copies of:  (i) this Credit Agreement, (ii) the Collateral Documents and (iii) all other Credit Documents.

(b)           Organizational Documents.  Receipt by the Agent of the following:

(i)            Charter Documents.  Copies of the articles or certificates of incorporation or other charter documents of each Credit Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation and certified by a secretary or assistant secretary of such Credit Party to be true and correct as of the Closing Date.

(ii)           Bylaws; Etc.  A copy of the bylaws or other governing document of each Credit Party certified by a secretary or assistant secretary of such Credit Party to be true and correct as of the Closing Date.

(iii)          Resolutions.  Copies of resolutions of the Board of Directors of each Credit Party approving and adopting the Credit Documents to which it is a party, the transactions contemplated therein and authorizing execution and delivery thereof, certified by a secretary or assistant secretary of such Credit Party to be true and correct and in force and effect as of the Closing Date.

(iv)          Good Standing.  Copies of (A) certificates of good standing, existence or its equivalent with respect to each Credit Party certified as of a recent date by the appropriate Governmental Authorities of the state or other jurisdiction of organization and each other jurisdiction in which the failure to so qualify and be in good standing could have a Material Adverse Effect and (B) to the extent available, a certificate indicating payment of all corporate or comparable franchise taxes certified as of a recent date by the appropriate governmental taxing authorities.

(v)           Incumbency.  An incumbency certificate of each Credit Party certified by a secretary or assistant secretary to be true and correct as of the Closing Date.

(c)           Opinions of Counsel.  The Agent shall have received, dated as of the Closing Date, and in form and substance reasonably satisfactory to the Agent, a legal opinion of Miller & Martin LLP, general counsel for the Credit Parties.

(d)           Personal Property Collateral.  The Agent shall have received:

(i)            searches of Uniform Commercial Code filings in the jurisdiction of the chief executive office of each Credit Party and each jurisdiction where any Collateral is located or where a filing would need to be made in order to perfect the Agent’s security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens;

(ii)           duly executed UCC financing statements for each appropriate jurisdiction as is necessary, in the Agent’s sole discretion, to perfect the Agent’s security interest in the Collateral;

(iii)          searches of ownership of, and Liens on, intellectual property of each Credit Party in the appropriate governmental offices;

(iv)          all certificates evidencing any certificated Capital Stock pledged to the Agent pursuant to the Pledge Agreement, together with duly executed in blank, undated stock powers attached thereto (unless, with respect to the pledged Capital Stock of any Foreign Subsidiary, such stock powers are deemed unnecessary by the Agent in its reasonable discretion under the law of the jurisdiction of incorporation of such Person);

(v)           duly executed notices of grant of security interest in the form required by the Security Agreement as are necessary, in the Agent’s sole discretion, to perfect the Agent’s security interest in the Collateral;

(vi)          all instruments and chattel paper in the possession of any of the Credit Parties, together with allonges or assignments as may be necessary or appropriate to perfect the Agent’s security interest in the Collateral;

(vii)         duly executed consents as are necessary, in the Agent’s sole discretion, to perfect the Agent’s security interest in the Collateral; and

(viii)        in the case of any personal property Collateral located at a premises leased by a Credit Party, such estoppel letters, consents and waivers from the landlords on such real property as may be required by the Agent.

(e)           Opening Borrowing Base Report.  Receipt by the Agent of a Borrowing Base Certificate as of the Closing Date after giving effect to the Transaction, substantially in the form of Exhibit 7.1(d) and certified by an Executive Officer of the Borrower to be true and correct as of the Closing Date.

(f)            Availability.  After giving effect to the Transaction (including the initial Revolving Loans made and Letters of Credit issued hereunder on the Closing Date), the outstanding Revolving Loans plus LOC Obligations plus $5,000,000 (minimum availability) shall not exceed the lesser of (i) the Borrowing Base and (ii) the Revolving Committed Amount;

(g)           Evidence of Insurance.  Receipt by the Agent of copies of insurance policies or certificates of insurance of the Consolidated Parties evidencing liability and of the Credit Parties evidencing casualty insurance meeting the requirements set forth in the Credit Documents, including, but not limited to, naming the Agent as additional insured (in the case of liability insurance) or loss payee (in the case of hazard insurance) on behalf of the Lenders.

(h)           Consent.  Receipt by the Agent of evidence that all governmental, shareholder and material third party consents (including Hart-Scott-Rodino clearance) and approvals necessary or desirable in connection with the Transaction (including, without limitation, to the extent required under the respective partnership agreements, the consent of each Consolidated Party (or general partner or partners, as the case may be) in which a Credit Party is pledging the Capital Stock owned by such Credit Party in such Consolidated Party) and expiration of all applicable waiting periods without any action being taken by any authority that could restrain, prevent or impose any material adverse conditions on the Transaction or that could seek or threaten any of the foregoing, and no law or regulation shall be applicable which in the judgment of the Agent could have such effect.

(i)            Consummation of Transaction.  The Transaction shall have been consummated in accordance with the terms of the Purchase Agreement and in material compliance with applicable law and regulatory approvals, all material conditions precedent to the obligations of the buyer under the Purchase Agreement shall have been satisfied.  The Purchase Agreement shall provide for an aggregate purchase price not in excess of $46,000,000 (which purchase price shall be based upon the working capital position of the Acquired Company as of July 31, 2001 and shall include all fees and expenses to be incurred in connection with the Transaction and the repayment in full of any and all Indebtedness of the Acquired Company except for Indebtedness permitted under Section 8.1).  The Purchase Agreement shall not have been altered, amended or otherwise changed or supplemented in any material respect or any material condition therein waived, without the prior written consent of the Agent.  The Agent shall have received a copy, certified by an Executive Officer of the Borrower as true and complete, of the Acquisition Agreement as originally executed and delivered, together with all exhibits.

(j)            Officer’s Certificates.  The Agent shall have received a certificate or certificates executed by an Executive Officer of the Borrower as of the Closing Date, in form and substance satisfactory to the Agent, stating that (A) each Consolidated Party is in compliance with all existing financial obligations, (B) all governmental, shareholder and third party consents and approvals, if any, with respect to the Credit Documents and the transactions contemplated thereby have been obtained, (C) no action, suit, investigation or proceeding is pending or threatened in any court or before any arbitrator or governmental instrumentality that purports to affect any Consolidated Party or any transaction contemplated by the Credit Documents, if such action, suit, investigation or proceeding could have a Material Adverse Effect, (D) the transactions contemplated by the Purchase Agreement have been consummated in accordance with the terms thereof and (E) immediately after giving effect to the Transaction, (1) no Default or Event of Default exists, (2) all representations and warranties contained herein and in the other Credit Documents are true and correct in all material respects and (3) on the basis of income statement items and capital expenditures for the 12-month period ending on the last day of the most recently ended calendar month prior to the Closing Date and balance sheet items as of the Closing Date after giving effect to the Transaction, the Credit Parties would be in pro forma compliance with each of the financial covenants set forth in Section 7.10 as of the first date provided for the measurement of each of such financial covenants in accordance with the terms thereof.

(k)           Solvency.  The Agent shall have received a certificate executed by an Executive Officer of the Borrower as of the Closing Date, in form and substance satisfactory to the Agent, regarding the Solvency of the Credit Parties on a consolidated basis.

(l)            Corporate Structure.  The corporate capital and ownership structure, shareholders agreements and management of the Borrower and its Subsidiaries (after giving effect to the Transaction) shall be satisfactory to the Administrative Agent.

(m)          Fees and Expenses.  Payment by the Credit Parties to the Lenders and the Agent of all fees and expenses relating to the Credit Facilities which are due and payable on the Closing Date, including, without limitation, payment to the Agent of the fees set forth in the Agent’s Fee Letter.

(n)           Vehicle Titles.  To the extent available to the Credit Parties on the Closing Date with respect to any Vehicles owned by the Credit Parties for which a certificate of title may be issued, evidence that a certificate of title has been issued by the appropriate governmental authority in the name of such Credit Party with the Agent’s security interest noted thereon.

(o)           Other.  Receipt by the Lenders of such other documents, instruments, agreements or information as reasonably requested by any Lender, including, but not limited to, information regarding litigation, tax, accounting, labor, insurance, pension liabilities (actual or contingent), real estate leases, environmental matters, material contracts, debt agreements, property ownership, contingent liabilities and management of the Consolidated Parties.

5.2          Conditions to all Extensions of Credit.

The obligations of each Lender to make, convert or extend any Loan and of the Issuing Lender to issue or extend any Letter of Credit (including the initial Loans and the initial Letter of Credit) are subject to satisfaction of the following conditions in addition to satisfaction on the Closing Date of the conditions set forth in Section 5.1:

(a)           The Borrower shall have delivered (i) in the case of any Revolving Loan or any portion of the Term Loan, an appropriate Notice of Borrowing or Notice of Extension/Conversion or (ii) in the case of any Letter of Credit, the Issuing Lender shall have received an appropriate request for issuance in accordance with the provisions of Section 2.2(b);

(b)           The representations and warranties set forth in Section 6 shall, subject to the limitations set forth therein, be true and correct in all material respects as of such date (except for those which expressly relate to an earlier date);

(c)           There shall not have been commenced against any Consolidated Party an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or any case, proceeding or other action for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or for the winding up or liquidation of its affairs, and such involuntary case or other case, proceeding or other action shall remain undismissed;

(d)           No Default or Event of Default shall exist and be continuing either prior to or after giving effect thereto; and

(e)           Immediately after giving effect to the making of such Loan, in the case of a request for a Revolving Loan or a Swingline Loan (and the application of the proceeds thereof) or to the issuance of such Letter of Credit, as the case may be, (i) the sum of the aggregate outstanding principal amount of Revolving Loans plus LOC Obligations plus Swingline Loans shall not exceed the lesser of (A) the Revolving Committed Amount and (B) the Borrowing Base, (ii) the LOC Obligations shall not exceed the LOC Committed

Amount and (iii) the aggregate outstanding principal amount of Swingline Loans shall not exceed the Swingline Committed Amount.

The delivery of each Notice of Borrowing and each request for a Letter of Credit pursuant to Section 2.2(b) shall constitute a representation and warranty by the Credit Parties of the correctness of the matters specified in subsections (b), (c), (d) and (e) above.

SECTION 6

REPRESENTATIONS AND WARRANTIES

The Credit Parties hereby represent to the Agent and each Lender that:

6.1          Financial Condition.

(a)           The audited consolidated balance sheets and income statements of the Consolidated Parties for the fiscal years 1998, 1999 and 2000 (including the notes thereto) (i) have been audited by Ernst & Young LLP, (ii) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby and (iii) present fairly (on the basis disclosed in the footnotes to such financial statements) the consolidated financial condition, results of operations and cash flows of the Consolidated Parties as of such date and for such periods.  The unaudited interim balance sheets of the Consolidated Parties as at the end of, the related unaudited interim statements of earnings and of cash flows for and the related working capital detail, each fiscal month and quarterly period ended after September 30, 2001 and prior to the Closing Date (i) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby and (ii) present fairly (on the basis disclosed in the footnotes to such financial statements) the consolidated financial condition, results of operations and cash flows of the Consolidated Parties as of such date and for such periods.  Other than as set forth on Schedule 6.1(a), during the period from September 30, 2001 to and including the Closing Date, there has been no sale, transfer or other disposition by any Consolidated Party of any material part of the business or property of the Consolidated Parties, taken as a whole, and no purchase or other acquisition by any of them of any business or property (including any Capital Stock of any other Person) material in relation to the consolidated financial condition of the Consolidated Parties, taken as a whole, in each case, which is not reflected in the foregoing financial statements or in the notes thereto and has not otherwise been disclosed in writing to the Lenders on or prior to the Closing Date.  As of the Closing Date, the Borrower and its Subsidiaries have no material liabilities (contingent or otherwise) that are not reflected in the foregoing financial statements or in the notes thereto.

(b)           The pro forma consolidated balance sheet of the Consolidated Parties as of the Closing Date giving effect to the Transaction in accordance with the terms of the Purchase Agreement and reflecting estimated purchase accounting adjustments (i)  has been prepared in accordance with GAAP consistently applied throughout the periods covered thereby and (ii) is based upon reasonable assumptions made known to the Lenders and upon information not known to be incorrect or misleading in any material respect.

(c)           The pro forma balance sheets and related statements of earnings and cash flows for and the related working capital detail of the Consolidated Parties, for fiscal years 2002, 2003, 2004, 2005 and 2006 (i) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby and (ii) are based upon reasonable assumptions made known to the Lenders and upon information not known to be incorrect or misleading in any material respect.

(d)           The financial statements delivered pursuant to Section 7.1(a) and (b) have been prepared in accordance with GAAP (except as may otherwise be permitted under Section 7.1(a) and (b)) and present fairly (on the basis disclosed in the footnotes to such financial statements) the consolidated financial condition, results of operations and cash flows of the Consolidated Parties as of such date and for such periods.

6.2          No Material Change.

Since September 30, 2001, there has been no development or event relating to or affecting a Consolidated Party which has had or could have a Material Adverse Effect.

6.3          Organization and Good Standing.

Each of the Consolidated Parties (a) is duly organized, validly existing and is in good standing under the laws of the jurisdiction of its incorporation or organization, (b) has the corporate or other necessary power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged and (c) is duly qualified as a foreign entity and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, other than in such jurisdictions where the failure to be so qualified and in good standing would not have a Material Adverse Effect.

6.4          Power; Authorization; Enforceable Obligations.

Each of the Credit Parties has the corporate or other necessary power and authority, and the legal right, to make, deliver and perform the Credit Documents to which it is a party, and in the case of the Borrower, to obtain extensions of credit hereunder, and has taken all necessary corporate or other necessary action to authorize the borrowings and other extensions of credit on the terms and conditions of this Credit Agreement and to authorize the execution, delivery and performance of the Credit Documents to which it is a party.  No consent or authorization of, filing with, notice to or other similar act by or in respect of, any Governmental Authority or any other Person is required to be obtained or made by or on behalf of any Credit Party in connection with the borrowings or other extensions of credit hereunder, or with the execution, delivery, performance, validity or enforceability of the Credit Documents to which such Credit Party is a party or with the consummation of the Transaction, except for (i) consents, authorizations, notices and filings described in Schedule 6.4, all of which have been obtained or made or have the status described in such Schedule 6.4 and (ii) filings to perfect the Liens created by the Collateral Documents.  This Credit Agreement has been, and each other Credit Document to which any Credit Party is a party will be, duly executed and delivered on behalf of the Credit Parties.  This Credit Agreement constitutes, and each other Credit Document to which any Credit Party is a party when executed and delivered will constitute, a legal, valid and binding obligation of such Credit Party enforceable against such party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

6.5          No Conflicts.

Neither the execution and delivery of the Credit Documents, nor the consummation of the transactions contemplated therein, nor performance of and compliance with the terms and provisions thereof by any Consolidated Party will (a) violate or conflict with any provision of its articles or certificate of incorporation or bylaws or other organizational or governing documents of such Person, (b) violate, contravene or materially conflict with any Requirement of Law or any other law, regulation (including, without limitation, Regulation U or Regulation X), order, writ, judgment, injunction, decree or permit applicable to it, (c) violate, contravene or conflict with contractual provisions of, or cause an event of default under, any material indenture, loan agreement, mortgage, deed of trust, contract or other agreement or instrument to which it is a party or by which it may be bound or (d) result in or require the creation of any Lien (other than those contemplated in or created in connection with the Credit Documents) upon or with respect to its properties.

6.6          No Default.

No Consolidated Party is in default in any respect under any contract, lease, loan agreement, indenture, mortgage, security agreement or other agreement or obligation to which it is a party or by which any of its properties is bound which default could have a Material Adverse Effect.  No Default or Event of Default has occurred or exists except as previously disclosed in writing to the Lenders.

6.7          Ownership.

Each Consolidated Party is the owner of, and has good and marketable title to, all of its respective assets and none of such assets is subject to any Lien other than Permitted Liens.

6.8          Indebtedness.

Except as otherwise permitted under Section 8.1, the Consolidated Parties have no Indebtedness.

6.9          Litigation.

There does not exist (i) any order, decree, judgment, ruling or injunction which restrains the consummation of the acquisition of the Acquired Company in the manner contemplated by the Purchase Agreement or (ii) any pending or threatened action, suit or legal, equitable, arbitration or administrative proceeding against any Consolidated Party which might have a Material Adverse Effect.

6.10        Taxes.

Each Consolidated Party has filed, or caused to be filed, all tax returns (Federal, state, local and foreign) required to be filed and paid (a) all amounts of taxes shown thereon to be due (including interest and penalties) and (b) all other taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangibles taxes) owing by it, except for such taxes (i) which are not yet delinquent or (ii) that are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with GAAP.  No Credit Party is aware as of the Closing Date of any proposed tax assessments against it or any other Consolidated Party.

6.11        Compliance with Law.

Each Consolidated Party is in compliance with all Requirements of Law and all other laws, rules, regulations, orders and decrees (including without limitation Environmental Laws) applicable to it, or to its properties, unless such failure to comply could not have a Material Adverse Effect.  No Requirement of Law could cause a Material Adverse Effect.

6.12        ERISA.

(a)           During the five-year period prior to the date on which this representation is made or deemed made: (i) no ERISA Event has occurred, and, to the best knowledge of the Executive Officers of the Credit Parties, no event or condition has occurred or exists as a result of which any ERISA Event could reasonably be expected to occur, with respect to any Plan; (ii) no “accumulated funding deficiency,” as such term is defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived, has occurred with respect to any Plan; (iii) each Plan has been maintained, operated, and funded in compliance with its own terms and in material compliance with the provisions of ERISA, the Code, and any other applicable Federal or state laws; and (iv) no Lien in favor of the PBGC or a Plan has arisen or is reasonably likely to arise on account of any Plan.

(b)           The actuarial present value of all “benefit liabilities” (as defined in Section 4001(a)(16) of ERISA), whether or not vested, under each Single Employer Plan, as of the last annual valuation date prior to the date on which this representation is made or deemed made (determined, in each case, in accordance with Financial Accounting Standards Board Statement 87, utilizing the actuarial assumptions used in such Plan’s most recent actuarial valuation report), did not exceed as of such valuation date the fair market value of the assets of such Plan.

(c)           Neither any Consolidated Party nor any ERISA Affiliate has incurred, or, to the best knowledge of the Executive Officers of the Credit Parties, could be reasonably expected to incur, any withdrawal liability under ERISA to any Multiemployer Plan or Multiple Employer Plan.  Neither any Consolidated Party nor any ERISA Affiliate would become subject to any withdrawal liability under ERISA if any Consolidated Party or any ERISA Affiliate were to withdraw completely from all Multiemployer Plans and Multiple Employer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made.  Neither any Consolidated Party nor any ERISA Affiliate has received any notification that any Multiemployer Plan is in reorganization

(within the meaning of Section 4241 of ERISA), is insolvent (within the meaning of Section 4245 of ERISA), or has been terminated (within the meaning of Title IV of ERISA), and no Multiemployer Plan is, to the best knowledge of the Executive Officers of the Credit Parties, reasonably expected to be in reorganization, insolvent, or terminated.

(d)           No prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility has occurred with respect to a Plan which has subjected or may subject any Consolidated Party or any ERISA Affiliate to any liability under Sections 406, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which any Consolidated Party or any ERISA Affiliate has agreed or is required to indemnify any Person against any such liability.

(e)           Neither any Consolidated Party nor any ERISA Affiliates has any material liability with respect to “expected post-retirement benefit obligations” within the meaning of the Financial Accounting Standards Board Statement 106.  Each Plan which is a welfare plan (as defined in Section 3(1) of ERISA) to which Sections 601-609 of ERISA and Section 4980B of the Code apply has been administered in compliance in all material respects with such sections.

(f)            Neither the execution and delivery of this Credit Agreement nor the consummation of the financing transactions contemplated thereunder will involve any transaction which is subject to the prohibitions of Sections 404, 406 or 407 of ERISA or in connection with which a tax could be imposed pursuant to Section 4975 of the Code.  The representation by the Credit Parties in the preceding sentence is made in reliance upon and subject to the accuracy of the Lenders’ representation in Section 11.15 with respect to their source of funds and is subject, in the event that the source of the funds used by the Lenders in connection with this transaction is an insurance company’s general asset account, to the application of Prohibited Transaction Class Exemption 95-60, 60 Fed. Reg. 35,925 (1995), compliance with the regulations issued under Section 401(c)(1)(A) of ERISA, or the issuance of any other prohibited transaction exemption or similar relief, to the effect that assets in an insurance company’s general asset account do not constitute assets of an “employee benefit plan” within the meaning of Section 3(3) of ERISA or a “plan” within the meaning of Section 4975(e)(1) of the Code.

6.13        Corporate Structure; Capital Stock, Etc.

The ownership structure (setting forth the percentage owned directly or indirectly by the Borrower) of the Consolidated Parties as of the Closing Date after giving effect to the Transaction is as described in Schedule 6.13A.  Set forth on Schedule 6.13B is a complete and accurate list as of the Closing Date with respect to the Borrower and each of its direct and indirect Subsidiaries of (i) jurisdiction of incorporation, (ii) number of shares of each class of Capital Stock outstanding, (iii) number and percentage of outstanding shares of each class owned (directly or indirectly) by the Consolidated Parties and (iv) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto as of the Closing Date.  The outstanding Capital Stock of all such Persons is validly issued, fully paid and non-assessable and is owned by the Consolidated Parties, directly or indirectly, in the manner set forth on Schedule 6.13B, free and clear of all Liens (other than those arising under or contemplated in connection with the Credit Documents).  Other than as set forth in Schedule 6.13B, neither the Borrower nor any of its Subsidiaries has outstanding any securities convertible into or exchangeable for its Capital Stock nor does any such Person have outstanding any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to its Capital Stock.

6.14        Governmental Regulations, Etc.

(a)           None of the transactions contemplated by this Credit Agreement (including, without limitation, the direct or indirect use of the proceeds of the Loans) will violate or result in a violation of the Securities Act, the Securities Exchange Act or any of Regulations U and X.

(b)           None of the Consolidated Parties is (i) an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended, (ii) a “holding company” as defined in, or otherwise subject to regulation under, the Public Utility Holding Company Act of 1935, as amended or (iii) subject to regulation under any other Federal or state statute or regulation which limits its ability to incur Indebtedness.

6.15        Purpose of Loans and Letters of Credit.

The proceeds of the Loans hereunder shall be used solely by the Borrower to effect the Transaction, to pay fees and expenses related to the Transaction and to provide for working capital and general corporate purposes of the Borrower and its Subsidiaries.  The Letters of Credit shall be used only for or in connection with appeal bonds, reimbursement obligations arising in connection with surety and reclamation bonds, reinsurance, domestic or international trade transactions and obligations not otherwise aforementioned relating to transactions entered into by the applicable account party in the ordinary course of business.

6.16        Environmental Matters.

(a)           Each of the Real Properties and all operations at the Real Properties are in compliance with all applicable Environmental Laws, there is no violation of any Environmental Law with respect to the Real Properties or the Businesses, and there are no conditions relating to the Real Properties or the Businesses that could give rise to liability under any applicable Environmental Laws.

(b)           None of the Real Properties contains, or has previously contained, any Materials of Environmental Concern at, on or under the Real Properties in amounts or concentrations that constitute or constituted a violation of, or could give rise to liability under, Environmental Laws.

(c)           No Consolidated Party has received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Real Properties or the Businesses, nor does any Executive Officer of any Credit Party have knowledge or reason to believe that any such notice will be received or is being threatened.

(d)           Materials of Environmental Concern have not been transported or disposed of from the Real Properties, or generated, treated, stored or disposed of at, on or under any of the Real Properties or any other location, in each case by or on behalf of any Consolidated Party in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law.

(e)           No judicial proceeding or governmental or administrative action is pending or, to the best knowledge of the Executive Officers of the Credit Parties, threatened, under any Environmental Law to which any Consolidated Party is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Consolidated Parties, the Real Properties or the Businesses.

(f)            There has been no release, or threat of release, of Materials of Environmental Concern at or from the Real Properties, or arising from or related to the operations (including, without limitation, disposal) of any Consolidated Party in connection with the Real Properties or otherwise in connection with the Businesses, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

6.17        Intellectual Property.

Each Consolidated Party owns, or has the legal right to use, all trademarks, service marks, trade names, trade dress, patents, copyrights, technology, know-how and processes (the “Intellectual Property”) necessary for each of them to conduct its business as currently conducted except for those the failure to own or have such legal right to use could not have a Material Adverse Effect.  Set forth on Schedule 6.17 is a list of all Intellectual Property registered or pending registration with the United States Copyright Office or the United States Patent and Trademark Office and owned by each Consolidated Party or that any Consolidated Party has the right to use.  Except as provided on Schedule 6.17, no claim has been asserted and is pending by any Person challenging or questioning the use of the Intellectual Property or the validity or effectiveness of the Intellectual Property, nor does any Credit Party know of any such claim, and, to the knowledge of the Executive Officers of the Credit Parties, the use of the Intellectual Property by any Consolidated Party or the granting of a right or a license in respect of the Intellectual Property from any Consolidated Party does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  As of the Closing Date, none of the Intellectual Property of the Consolidated Parties is subject to any licensing agreement or similar arrangement except as set forth on Schedule 6.17.

6.18        Solvency.

The Credit Parties are Solvent on a consolidated basis.

6.19        Investments.

All Investments of each Consolidated Party are Permitted Investments.

6.20        Business Locations.

Set forth on Schedule 6.20(a) is a list of all Real Properties located in the United States of America as of the Closing Date.  Set forth on Schedule 6.20(b) is a list of all locations where any tangible personal property of a Credit Party is located as of the Closing Date.  Set forth on Schedule 6.20(c) is the chief executive office, jurisdiction of incorporation or formation and principal place of business of each Credit Party as of the Closing Date.

6.21        Disclosure.

Neither this Credit Agreement nor any financial statements delivered to the Lenders nor any other document, certificate or statement furnished to the Lenders by or on behalf of any Consolidated Party in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein or herein not misleading.

6.22        No Burdensome Restrictions.

No Consolidated Party is a party to any agreement or instrument or subject to any other obligation or any charter or corporate restriction or any provision of any applicable law, rule or regulation which, individually or in the aggregate, could have a Material Adverse Effect.

6.23        Brokers’ Fees.

No Consolidated Party has any obligation to any Person in respect of any finder’s, broker’s, investment banking or other similar fee in connection with any of the transactions contemplated under the Credit Documents.

6.24        Labor Matters.

There are no collective bargaining agreements or Multiemployer Plans covering the employees of a Consolidated Party as of the Closing Date and none of the Consolidated Parties has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years.

6.25        Nature of Business.

As of the Closing Date, the Consolidated Parties are engaged in the business of providing non-invasive urologic and orthopaedic services.

6.26        Representations and Warranties from Purchase Agreement.

As of the Closing Date, each of the representations and warranties made in the Purchase Agreement by each of the parties thereto is true and correct in all material respects.

SECTION 7

AFFIRMATIVE COVENANTS

Each Credit Party hereby covenants and agrees that until such time as this Credit Agreement has been terminated in accordance with the terms of Section 11.13:

7.1          Information Covenants.

The Credit Parties will furnish, or cause to be furnished, to the Agent and each of the Lenders:

(a)           Annual Financial Statements.  As soon as available, and in any event within 100 days after the close of each fiscal year of the Consolidated Parties, a consolidated balance sheet and income statement of the Consolidated Parties as of the end of such fiscal year, together with related consolidated statements of retained earnings and cash flows for such fiscal year, in each case setting forth in comparative form consolidated figures for the preceding fiscal year, all such financial information described above to be in reasonable form and detail and audited by independent certified public accountants of recognized national standing reasonably acceptable to the Agent and whose opinion shall be to the effect that such financial statements have been prepared in accordance with GAAP (except for changes with which such accountants concur) and shall not be limited as to the scope of the audit or qualified as to the status of the Consolidated Parties as a going concern or any other material qualifications or exceptions.

(b)           Quarterly Financial Statements.  As soon as available, and in any event within 55 days after the close of each of the first three fiscal quarters of each fiscal year of the Consolidated Parties, a consolidated balance sheet and income statement of the Consolidated Parties as of the end of such fiscal quarter, together with related consolidated statements of retained earnings and cash flows for such fiscal quarter, in each case setting forth in comparative form consolidated figures for the corresponding period of the preceding fiscal year, all such financial information described above to be in reasonable form and detail and reasonably acceptable to the Agent, and accompanied by a certificate of an Executive Officer of the Borrower to the effect that such quarterly financial statements fairly present in all material respects the financial condition of the Consolidated Parties and have been prepared in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments.

(c)           Officer’s Certificate.  At the time of delivery of the financial statements provided for in Sections 7.1(a) and 7.1(b) above, a certificate of an Executive Officer of the Borrower substantially in the form of Exhibit 7.1(c), (i) demonstrating compliance with the financial covenants contained in Section 7.10 by calculation thereof as of the end of each such fiscal period and (ii) stating that no Default or Event of Default exists, or if any Default or Event of Default does exist, specifying the nature and extent thereof and what action the Credit Parties propose to take with respect thereto.

(d)           Borrowing Base Certificates.  Within 30 days after the end of each calendar month, a certificate as of the end of the immediately preceding month, substantially in the form of Exhibit 7.1(d) and certified by an Executive Officer of the Borrower to be true and correct as of the date thereof (a “Borrowing Base Certificate”).

(e)           Annual Business Plan and Budgets.  Not later than 30 days following the end of each fiscal year of the Borrower, beginning with the fiscal year ending December 31, 2002, an annual business plan and budget of the Consolidated Parties containing, among other things, pro forma financial statements for the next fiscal year.

(f)            Compliance With Certain Provisions of the Credit Agreement.  Within 100 days after the end of each fiscal year of the Credit Parties, a certificate containing information regarding (i) the calculation of Excess Cash Flow and (ii) the amount of all Asset Dispositions (other than any Asset Disposition constituting a transaction of the type described in clauses (i) through (iv) or clause (vi) of the definition of “Excluded Asset Disposition” set forth in Section 1.1), Debt Issuances, Equity Issuances and Acquisitions that occurred during the prior fiscal year.

(g)           Accountant’s Certificate.  Within the period for delivery of the annual financial statements provided in Section 7.1(a), a certificate of the accountants conducting the annual audit stating that they have reviewed this Credit Agreement as it relates to accounting and other financial matters and stating further whether, in the course of their audit, they have become aware of any Default or Event of Default and, if any such Default or Event of Default exists, specifying the nature and extent thereof, provided that such accountants shall not be liable by reason of any failure to obtain knowledge of any such Default or Event of Default that would not be disclosed in the course of their audit examination.

(h)           Auditor’s Reports.  Promptly upon receipt thereof, a copy of any other report or “management letter” submitted by independent accountants to any Consolidated Party in connection with any annual, interim or special audit of the books of such Person.

(i)            Reports.  Promptly upon transmission or receipt thereof, (i) copies of any filings and registrations with, and reports to or from, the Securities and Exchange Commission, or any successor agency, and copies of all financial statements, proxy statements, notices and reports as any Consolidated Party shall send to its shareholders or to a holder of any Indebtedness owed by any Consolidated Party in its capacity as such a holder and (ii) upon the request of the Agent, all reports and written information to and from the United States Environmental Protection Agency, or any state or local agency responsible for environmental matters, the United States Occupational Health and Safety Administration, or any state or local agency responsible for health and safety matters, or any successor agencies or authorities concerning environmental, health or safety matters.

(j)            Notices.  Upon any Executive Officer of a Credit Party obtaining knowledge thereof, the Credit Parties will give written notice to the Agent immediately of (i) the occurrence of an event or condition consisting of a Default or Event of Default, specifying the nature and existence thereof and what action the Credit Parties propose to take with respect thereto, and (ii) the occurrence of any of the following with respect to any

Consolidated Party (A) the pendency or commencement of any litigation, arbitral or governmental proceeding against such Person which if adversely determined is likely to have a Material Adverse Effect or (B) the institution of any proceedings against such Person with respect to, or the receipt of notice by such Person of potential liability or responsibility for violation, or alleged violation of any Federal, state or local law, rule or regulation, including but not limited to, Environmental Laws, the violation of which could have a Material Adverse Effect.

(k)           ERISA.  Upon any Executive Officer of a Credit Party obtaining knowledge thereof, the Credit Parties will give written notice to the Agent promptly (and in any event within five (5) Business Days) of: (i) any event or condition, including, but not limited to, any Reportable Event, that constitutes, or might reasonably lead to, an ERISA Event; (ii) with respect to any Multiemployer Plan, the receipt of notice as prescribed in ERISA or otherwise of any withdrawal liability assessed against the Credit Parties or any ERISA Affiliates, or of a determination that any Multiemployer Plan is in reorganization or insolvent (both within the meaning of Title IV of ERISA); (iii) the failure to make full payment on or before the due date (including extensions) thereof of all amounts which any Consolidated Party or any ERISA Affiliate is required to contribute to each Plan pursuant to its terms and as required to meet the minimum funding standard set forth in ERISA and the Code with respect thereto; or (iv) any change in the funding status of any Plan that could have a Material Adverse Effect, together with a description of any such event or condition or a copy of any such notice and a statement by an Executive Officer of the Borrower briefly setting forth the details regarding such event, condition, or notice, and the action, if any, which has been or is being taken or is proposed to be taken by the Credit Parties with respect thereto.  Promptly upon request, the Credit Parties shall furnish the Agent and the Lenders with such additional information concerning any Plan as may be reasonably requested, including, but not limited to, copies of each annual report/return (Form 5500 series), as well as all schedules and attachments thereto required to be filed with the Department of Labor and/or the Internal Revenue Service pursuant to ERISA and the Code, respectively, for each “plan year” (within the meaning of Section 3(39) of ERISA).

(l)            Environmental.  Upon the reasonable written request of the Agent following the occurrence of any event or the discovery of any condition which the Agent or the Required Lenders reasonably believe has caused (or could be reasonably expected to cause) the representations and warranties set forth in Section 6.16 to be untrue in any material respect, the Credit Parties will furnish or cause to be furnished to the Agent, at the Credit Parties’ expense, a report of an environmental assessment of reasonable scope, form and depth, (including, where appropriate, invasive soil or groundwater sampling) by a consultant reasonably acceptable to the Agent as to the nature and extent of the presence of any Materials of Environmental Concern on any Real Properties (as defined in Section 6.16) and as to the compliance by any Consolidated Party with Environmental Laws at such Real Properties.  If the Credit Parties fail to deliver such an environmental report within seventy-five (75) days after receipt of such written request then the Agent may arrange for same, and the Consolidated Parties hereby grant to the Agent and their representatives access to the Real Properties to reasonably undertake such an assessment (including, where appropriate, invasive soil or groundwater sampling).  The reasonable cost of any assessment arranged for by the Agent pursuant to this provision will be payable by the Credit Parties on demand and added to the obligations secured by the Collateral Documents.

(m)          Additional Patents and Trademarks.  At the time of delivery of the financial statements and reports provided for in Section 7.1(a), a report signed by an Executive Officer of the Borrower setting forth (i) a list of registration numbers for all patents, trademarks, service marks, trade names and copyrights awarded to any Credit Party since the last day of the immediately preceding fiscal year and (ii) a list of all patent applications, trademark applications, service mark applications, trade name applications and copyright applications submitted by any Credit Party since the last day of the immediately preceding fiscal year and the status of each such application, all in such form as shall be reasonably satisfactory to the Agent.

(n)           Annual Insurance Certificates. At the time of delivery of the financial statements and reports provided for in Section 7.1(a), copies of insurance policies or certificates of insurance of the Consolidated Parties evidencing liability and casualty insurance meeting the requirements set forth in the Credit Documents, including, but not limited to, naming the Agent as additional insured (in the case of liability insurance) or loss payee (in the case of hazard insurance) on behalf of the Lenders.

(o)           Other Information.  With reasonable promptness upon any such request, such other information regarding the business, properties or financial condition of any Consolidated Party as the Agent or the Required Lenders may reasonably request.

7.2          Preservation of Existence and Franchises.

Except as a result of or in connection with a dissolution, merger or disposition of a Subsidiary not prohibited by Section 8.4 or Section 8.5, each Credit Party will, and will cause each of the Consolidated Parties to, do all things necessary to preserve and keep in full force and effect its existence, rights, franchises and authority.

7.3          Books and Records.

Each Credit Party will, and will cause each of the Consolidated Parties to, keep complete and accurate books and records of its transactions in accordance with good accounting practices on the basis of GAAP (including the establishment and maintenance of appropriate reserves).

7.4          Compliance with Law.

Each Credit Party will, and will cause each of the Consolidated Parties to, comply with all laws, rules, regulations and orders, and all applicable restrictions imposed by all Governmental Authorities, applicable to it and its Property if noncompliance with any such law, rule, regulation, order or restriction could have a Material Adverse Effect.

7.5          Payment of Taxes and Other Claims.

Each Credit Party will, and will cause each of the Consolidated Parties to, pay and discharge (a) all taxes, assessments and governmental charges or levies imposed upon it, or upon its income or profits, or upon any of its properties, before they shall become delinquent and (b) all lawful claims (including claims for labor, materials and supplies) which, if unpaid, might give rise to a Lien upon any of its properties; provided, however, that no Consolidated Party shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith by appropriate proceedings and as to which adequate reserves therefor have been established in accordance with GAAP, unless the failure to make any such payment could have a Material Adverse Effect.

7.6          Insurance.

(a)           Each Credit Party will, and will cause each of the Consolidated Parties to, at all times maintain in full force and effect insurance (including worker’s compensation insurance, liability insurance, casualty insurance and business interruption insurance) in such amounts, covering such risks and liabilities and with such deductibles or self-insurance retentions as are in accordance with normal industry practice.  The Agent shall be named as loss payee or mortgagee, as its interest may appear, and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral, and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Agent, that it will give the Agent thirty (30) days prior written notice before any such policy or policies shall be altered or canceled.  The present insurance coverage of the Consolidated Parties is outlined as to carrier, policy number, expiration date, type and amount on Schedule 7.6.

(b)           In the event that the Credit Parties receive Net Cash Proceeds in excess of $250,000 in aggregate amount during any fiscal year of the Consolidated Parties (“Excess Proceeds”) on account of Involuntary Dispositions, the Credit Parties shall, within the period of 180 days following the date of receipt of such Excess Proceeds, apply (or cause to be applied) an amount equal to such Excess Proceeds to (i) make Eligible Reinvestments (including but not limited to the repair or replacement of the related Property) or (ii) prepay the Loans (and cash collateralize LOC Obligations) in accordance with the terms of Section 3.3(b)(iii)(C); provided, however, that such Person shall not undertake replacement or restoration of such Property unless, after giving pro forma effect to any Funded Indebtedness to be incurred in connection with such replacement or restoration, the Credit Parties would be in compliance with the financial covenants set forth in Section 7.10(a)-(c) as of the most recent fiscal quarter end preceding the date of determination with respect to which the Agent has received the Required Financial Information (assuming, for purposes hereof, that such Funded Indebtedness was incurred as of the first day of the four fiscal-quarter period ending as of such fiscal quarter end).  All insurance proceeds shall be subject to the security interest of the Agent (for the ratable benefit of the Lenders) under the Collateral Documents.  Pending final application of any Excess Proceeds, the Credit Parties may apply such Excess Proceeds to temporarily reduce the Revolving Loans or to make Permitted Investments.

(c)           The Borrower will, at its sole cost and expense, enter into and thereafter maintain in full force and effect a term life insurance policy (the “Key-Man Life Insurance Policy”) in form and substance and issued by a life insurance company, acceptable to the Agent in its sole good faith discretion, with respect to Argil Wheelock in an amount not less than:  (i) $7,500,000; or (ii) $5,000,000 (if the aggregate amount of mandatory prepayments consisting of Lithotripsy Dispositions made by the Borrower pursuant to Section 3.3(b)(iii)(A) exceeds $5,000,000 or so long as the Leverage Ratio as of the end of the most recently ended fiscal quarter is greater than 1.25 to 1.00 but less than or equal to 2.00 to 1.0); or (iii) $3,000,000 (if the aggregate amount of mandatory prepayments consisting of Lithotripsy Dispositions made by the Borrower pursuant to Section 3.3(b)(iii)(A) exceeds $10,000,000 or so long as the Leverage Ratio as of the end of the most recently ended fiscal quarter is less than or equal to 1.25 to 1.0).  Any proceeds payable to the Borrower under the Key-Man Life Insurance Policy shall be paid to the Agent for application in accordance with Section 3.3(b); provided, however, up to $1,000,000 of such proceeds may be used by the Borrower to recruit a replacement for Argil Wheelock and such amount actually expended by the Company shall not be subject to prepayment under Section 3.3(b) hereof.

7.7          Maintenance of Property.

Each Credit Party will, and will cause each of the Consolidated Parties to, maintain and preserve its properties and equipment material to the conduct of its business in good repair, working order and condition, normal wear and tear and Involuntary Dispositions excepted, and will make, or cause to be made, in such properties and equipment from time to time all repairs, renewals, replacements, extensions, additions, betterments and improvements thereto as may be needed or proper, to the extent and in the manner customary for companies in similar businesses.

7.8          Use of Proceeds.

The Borrower will use the proceeds of the Loans and will use the Letters of Credit solely for the purposes set forth in Section 6.15.

7.9          Audits/Inspections.

Upon reasonable notice and during normal business hours, each Credit Party will, and will cause each of the Consolidated Parties to, permit representatives appointed by the Agent, including, without limitation, independent accountants, agents, attorneys, and appraisers to visit and inspect its property, including its books and records, its accounts receivable and inventory, its facilities and its other business assets, and to make photocopies or photographs thereof and to write down and record any information such representative obtains and shall permit the Agent or its representatives to investigate and verify the accuracy of information provided to the Lenders and to discuss all such matters with the officers, employees and representatives of such Person.  The Credit Parties agree that the Agent, and its representatives, may conduct an annual audit of the Collateral, at the expense of the Credit Parties.

7.10        Financial Covenants.

(a)           Leverage Ratio.  The Leverage Ratio, as of the last day of each fiscal quarter of the Consolidated Parties set forth below, shall be less than or equal to:

Fiscal Year	March 31	June 30	September 30	December 31
2002	3.25 to 1.00	3.25 to 1.00	3.00 to 1.00	3.00 to 1.00
2003	2.75 to 1.00	2.75 to 1.00	2.50 to 1.00	2.25 to 1.00
2004	1.75 to 1.00	1.75 to 1.00	1.75 to 1.00	1.75 to 1.00
Thereafter	1.50 to 1.00	1.50 to 1.00	1.50 to 1.00	1.50 to 1.00

Notwithstanding anything to the contrary contained herein, for purposes of calculating the Leverage Ratio for the first three fiscal quarters of fiscal year 2002, Consolidated EBITDA for the four fiscal quarter period ending March 31, 2002 shall be calculated as Consolidated EBITDA for the fiscal quarter ending March 31, 2002 multiplied by 4; Consolidated EBITDA for the four fiscal quarter period ending June 30, 2002 shall be calculated as Consolidated EBITDA for the two fiscal quarters ending June 30, 2002 multiplied by 2; and Consolidated EBITDA for the fiscal quarter ending September 30, 2002 shall be calculated as Consolidated EBITDA for the three fiscal quarters ending preceding September  30, 2002 multiplied by 1.33.

(b)           Consolidated Net Worth.  At all times the Consolidated Net Worth of the Borrower shall be greater than or equal to the sum of $15,500,000, increased on a cumulative basis as of the end of each fiscal quarter of the Consolidated Parties, commencing with the fiscal quarter ending March 31, 2002 by an amount equal to 50% of Consolidated Net Income (to the extent positive) for the fiscal quarter then ended plus 100% of the Net Cash Proceeds of all Equity Issuances (other than Excluded Equity Issuances) occurring subsequent to the Closing Date.

(c)           Interest Coverage Ratio.  The Interest Coverage Ratio, as of the last day of each fiscal quarter of the Consolidated Parties set forth below, shall be greater than or equal to:

Fiscal Year	March 31	June 30	September 30	December 31
2002	4.00 to 1.00	4.00 to 1.00	4.00 to 1.00	4.00 to 1.00
2003	4.00 to 1.00	4.00 to 1.00	4.00 to 1.00	4.00 to 1.00
Thereafter	5.00 to 1.00	5.00 to 1.00	5.00 to 1.00	5.00 to 1.00

Notwithstanding anything to the contrary contained herein, (i) the Interest Coverage Ratio (and the components thereof) for the fiscal quarter ending March 31, 2002 shall be calculated based on the one fiscal quarter period then ending, (ii) the Interest Coverage Ratio (and the components thereof) for the fiscal quarter ending June 30, 2002 shall be calculated based on the two fiscal quarter period then ending and (iii) the Interest Coverage Ratio (and the components thereof) for the fiscal quarter ending September 30, 2002 shall be calculated based on the three fiscal quarter period then ending.

(d)           Fixed Charge Coverage Ratio.  The Fixed Charge Coverage Ratio, as of the last day of each fiscal quarter of the Consolidated Parties set forth below, shall be greater than or equal to:

Fiscal Year	March 31	June 30	September 30	December 31
2002	1.40 to 1.00	1.40 to 1.00	1.40 to 1.00	1.40 to 1.00
2003	1.40 to 1.00	1.40 to 1.00	1.45 to 1.00	1.45 to 1.00
2004	1.45 to 1.00	1.45 to 1.00	1.45 to 1.00	1.45 to 1.00
Thereafter	1.50 to 1.00	1.50 to 1.00	1.50 to 1.00	1.50 to 1.00

Notwithstanding anything to the contrary contained herein, (i) the Fixed Charge Coverage Ratio (and the components thereof) for the fiscal quarter ending March 31, 2002 shall be calculated based on the one fiscal quarter period then ending, (ii) the Fixed Charge Coverage Ratio (and the components thereof) for the fiscal quarter ending June 30, 2002 shall be calculated based on the two fiscal quarter period then ending and (iii) the Fixed Charge Coverage Ratio (and the components thereof) for the fiscal quarter ending September 30, 2002 shall be calculated based on the three fiscal quarter period then ending.

7.11        New Subsidiaries.

As soon as practicable and in any event within 30 days after any Person  becomes a direct or indirect Subsidiary of any Credit Party, the Credit Parties shall (i) provide the Agent with written notice thereof, (ii) if such Person is a Domestic Subsidiary, cause such Person to execute a Joinder Agreement in substantially the same form as Exhibit 7.11, (iii) deliver such other documentation as the Agent may reasonably request in connection with the foregoing, including, without limitation, items of the types required to be delivered pursuant to Section 5.1(b), (c), (d) and (e) with respect to a Person of such type, all in form, content and scope reasonably satisfactory to the Agent and (iv) otherwise comply with Section 7.12 in respect of such Person.  Notwithstanding the foregoing, no Domestic Subsidiary (other than a Wholly Owned Subsidiary) which was in existence on the Closing Date shall be required to execute a Joinder Agreement pursuant to this Section 7.11 until such time, if any, as such Subsidiary becomes a Wholly Owned Subsidiary.

7.12        Pledged Assets.

Each Credit Party will (i) cause all of its owned and leased real and personal Property other than Excluded Property to be subject at all times to first priority, perfected and, in the case of real Property (whether leased or owned), title insured Liens in favor of the Agent to secure the Credit Party Obligations pursuant to the terms and conditions of the Collateral Documents or, with respect to any such Property acquired subsequent to the Closing Date, such other additional security documents as the Agent shall reasonably request, subject in any case to Permitted Liens and (ii) deliver such other documentation as the Agent may reasonably request in connection with the foregoing, including, without limitation, appropriate UCC-1 financing statements, real estate title insurance policies, surveys, environmental reports, landlord’s waivers, certified resolutions and other organizational and authorizing documents of such Person, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above and the perfection of the Agent’s Liens thereunder) and other items of the types required to be delivered pursuant to Section 5.1(d) and (e), all in form, content and scope reasonably satisfactory to the Agent.  Without limiting the generality of the above, the Credit Parties will cause (A) 100% (or, if less, the full amount owned by such Credit Party) of the issued and outstanding shares of Capital Stock owned by such Credit Party of each Domestic Subsidiary (other than a non-Wholly Owned Subsidiary which was in existence on the Closing Date until such time, if any, as such Subsidiary becomes a Wholly Owned Subsidiary), (B) 100% (or, if less, the full amount directly owned by such Credit Party) of the issued and outstanding Capital Stock of each Consolidated Party and (C) 65% (or such greater percentage that, due to a change in an applicable Requirement of Law after the date hereof, (1) could not reasonably be expected to cause the undistributed earnings of such Foreign Subsidiary as determined for United States federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary’s United States parent and (2) could not reasonably be expected to cause any material adverse tax consequences) of the issued and outstanding Capital Stock entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Capital Stock not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each Foreign Subsidiary directly owned by the Borrower or any Domestic Subsidiary to be subject at all times to a first priority, perfected Lien in favor of the Agent pursuant to the terms and conditions of the Collateral Documents or such other security documents as the Agent shall reasonably request.

If, subsequent to the Closing Date, a Credit Party shall acquire any Vehicle for which a certificate of title may be issued, such Credit Party shall promptly deliver to the Agent, in form and substance satisfactory to the Agent, evidence that (i) a certificate of title for such Vehicle has been issued by the appropriate governmental authority in the name of such Credit Party with the Agent’s security interest noted thereon or (ii) the documentation necessary to have a certificate of title issued by the appropriate governmental authority in the name of such Credit Party with the Agent’s security interest noted thereon has been delivered to such appropriate governmental authority.

7.13        Interest Rate Protection.

Until the third anniversary date of the Closing Date, the Credit Parties shall cause the Borrower to maintain protection against fluctuations in interest rates pursuant to one or more Hedging Agreements reasonably satisfactory to the Agent and providing coverage in a notional amount equal to at least 50% of the outstanding Term Loans.

7.14        Upstreaming of Income from Consolidated Parties.

The Credit Parties will cause each Consolidated Party that is not a Credit Party to distribute to the Credit Parties from time to time (but in any event at least quarterly) the Credit Parties’ ratable share of the cash flow available from operations (net of cash expenses) of such Consolidated Party.

SECTION 8

NEGATIVE COVENANTS

Each Credit Party hereby covenants and agrees that until such time as this Credit Agreement has been terminated in accordance with the terms of Section 11.13:

8.1          Indebtedness.

The Credit Parties will not permit any Consolidated Party to contract, create, incur, assume or permit to exist any Indebtedness, except:

(a)           Indebtedness arising under this Credit Agreement and the other Credit Documents;

(b)           Indebtedness of the Consolidated Parties set forth in Schedule 8.1 (and renewals, refinancings and extensions thereof on terms and conditions no less favorable to such Person than such existing Indebtedness);

(c)           purchase money Indebtedness (including obligations in respect of Capital Leases or Synthetic Leases) hereafter incurred by the Consolidated Parties to finance the purchase of fixed assets provided that (i) the total of all such Indebtedness shall not exceed an aggregate principal amount of $5,000,000 at any one time outstanding; (ii) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed; and (iii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing;

(d)           obligations of the Borrower in respect of Hedging Agreements entered into in order to manage existing or anticipated interest rate or exchange rate risks and not for speculative purposes;

(e)           intercompany Indebtedness and Guaranty Obligations permitted under Section 8.6; and

(f)            other unsecured Indebtedness hereafter incurred by the Consolidated Parties; provided that the aggregate principal amount of such Indebtedness shall not exceed $1,000,000 at any time.

8.2          Liens.

The Credit Parties will not permit any Consolidated Party to contract, create, incur, assume or permit to exist any Lien with respect to any of its Property, whether now owned or hereafter acquired, except for:

(a)           Liens in favor of the Agent to secure the Credit Party Obligations;

(b)           Liens (other than Liens created or imposed under ERISA) for taxes, assessments or governmental charges or levies not yet due or Liens for taxes being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established;

(c)           statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided that such Liens secure only amounts not yet due and payable or, if due and payable, are unfiled and no other action has been taken to enforce the same or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established;

(d)           Liens (other than Liens created or imposed under ERISA) incurred or deposits made by any Consolidated Party in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(e)           Liens in connection with any judgment which is not the basis for the existence of an Event of Default pursuant to Section 9.1(h);

(f)            easements, rights-of-way, restrictions (including zoning restrictions), minor defects or irregularities in title and other similar charges or encumbrances not, in any material respect, impairing the use of the encumbered Property for its intended purposes;

(g)           Liens on Property of any Person securing purchase money Indebtedness (including Capital Leases and Synthetic Leases) of such Person permitted under Section 8.1(c), provided that any such Lien attaches to such Property concurrently with or within 90 days after the acquisition thereof;

(h)           leases or subleases granted to others not interfering in any material respect with the business of any Consolidated Party;

(i)            any interest of title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Credit Agreement;

(j)            Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 8.6;

(k)           normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

(l)            Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

(m)          Liens of sellers of goods to the Borrower and any of its Subsidiaries arising under Article 2 of the Uniform Commercial Code or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses; and

(n)           Liens existing as of the Closing Date and set forth on Schedule 8.2 (and renewals, replacements, refinancings and extensions thereof to the extent permitted under Section 8.1), provided that no such Lien shall at any time be extended to or cover any Property other than the Property subject thereto on the Closing Date.

8.3          Nature of Business.

The Credit Parties will not permit any Consolidated Party to substantively alter the character or conduct of the business conducted by such Person as of the Closing Date.

8.4          Consolidation, Merger, Dissolution, Etc.

Except in connection with a Permitted Asset Disposition, the Credit Parties will not permit any Consolidated Party to enter into any transaction of merger or consolidation or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); provided that, notwithstanding the foregoing provisions of this Section 8.4 but subject to the terms of Sections 7.11 and 7.12, (a) the Borrower may merge or consolidate with any of its Subsidiaries provided that the Borrower shall be the continuing or surviving corporation, (b) any Credit Party other than the Borrower may merge or consolidate with any other Credit Party other than the Borrower, (c) any Consolidated Party which is not a Credit Party may be merged or consolidated with or into any Credit Party provided that such Credit Party shall be the continuing or surviving Person, (d) any Consolidated Party which is not a Credit Party may be merged or consolidated with or into any other Consolidated Party which is not a Credit Party, (e) any Subsidiary of the Borrower may merge with any Person that is not a Credit Party in connection with an Asset Disposition permitted under Section 8.5, (f) any Consolidated Party may merge with any Person other than a Consolidated Party in connection with a Permitted Acquisition provided that, if such transaction involves the Borrower, the Borrower shall be the continuing or surviving corporation and (g) any Wholly Owned Subsidiary may dissolve, liquidate or wind up its affairs at any time provided that such dissolution, liquidation or winding up, as applicable, could not have a Material Adverse Effect.

8.5          Asset Dispositions.

The Credit Parties will not permit any Consolidated Party to make any Asset Disposition other than:

(a)           an Excluded Asset Disposition;

(b)           the sale of Capital Stock of Operating Affiliates in connection with the syndication thereof so long as (i) at least 100% of the consideration paid in connection therewith shall be cash or Cash Equivalents, (ii) the consideration received in connection therewith shall not be less than the fair market value of the Capital Stock disposed in such transaction and (iii) the Credit Parties shall immediately apply (or cause to be applied) an amount equal to the Net Cash Proceeds (or the After-Tax Gain, as applicable) of such Asset Disposition to prepay the Loans (and cash collateralize LOC Obligations) in accordance with the terms of Section 3.3(b)(iii)(A), and

(c)           other Asset Dispositions so long as (i) at least 75% of the consideration paid in connection therewith shall be cash or Cash Equivalents and shall be in an amount not less than the fair market value of the Property disposed of, (ii) if such transaction is a Sale and Leaseback Transaction, such transaction is not prohibited by the terms of Section 8.13, (iii) such transaction does not involve the sale or other disposition of a minority equity interest in any Consolidated Party, (iv) such transaction does not involve a sale or other disposition of receivables other than receivables owned by or attributable to other Property concurrently being disposed of in a transaction otherwise permitted under this Section 8.5, (v) the aggregate net book value of all of the assets sold or otherwise disposed of by the Consolidated Parties in all such transactions pursuant to this clause (c) after the Closing Date shall not exceed $1,000,000, (vi) no later than five (5) Business Days prior to such Asset Disposition, the Borrower shall have delivered to the Agent (A) a Pro Forma Compliance Certificate demonstrating that, upon giving effect on a pro forma basis to such transaction, the Credit Parties would be in compliance with the financial covenants set forth in Section 7.10(a)-(c) and (B) a certificate of an Executive Officer of the Borrower specifying the anticipated date of such Asset Disposition, briefly describing the assets to be sold or otherwise disposed of and setting forth the net book value of such assets, the aggregate consideration and the Net Cash Proceeds to be received for such assets in connection with such Asset Disposition and (vii) the Credit Parties shall, within the Application Period, apply (or cause to be applied) an amount equal to the Net Cash Proceeds of such Asset Disposition to (A) make Eligible Reinvestments or (B) prepay the Loans (and cash collateralize LOC Obligations) in accordance with the terms of Section 3.3(b)(iii)(B).  Pending final application of the Net Cash Proceeds of any Asset Disposition, the Consolidated Parties may apply such Net Cash Proceeds to temporarily reduce the Revolving Loans or to make Investments in Cash Equivalents.

Upon a sale of assets or the sale of Capital Stock of a Consolidated Party permitted by this Section 8.5, the Agent shall (to the extent applicable) deliver to the Credit Parties, upon the Credit Parties’ request and at the Credit Parties’ expense, such documentation as is reasonably necessary to evidence the release of the Agent’s security interest, if any, in such assets or Capital Stock, including, without limitation, amendments or terminations of UCC financing statements, if any, the return of stock certificates, if any, and (if as a result of any such sale of Capital Stock of a Consolidated Party, (A) such Consolidated Party is no longer a direct or indirect Subsidiary of the Borrower or (B) the Borrower shall own less than 66% of the Capital Stock of such Consolidated Party, with the consent of the Agent, in its sole discretion) the release of such Person from all of its obligations, if any, under the Credit Documents.

8.6          Investments.

The Credit Parties will not permit any Consolidated Party to make any Investments, except for:

(a)           Investments consisting of cash and Cash Equivalents;

(b)           Investments consisting of accounts receivable created, acquired or made by any Consolidated Party in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(c)           Investments consisting of Capital Stock, obligations, securities or other property received by any Consolidated Party in settlement of accounts receivable (created in the ordinary course of business) from bankrupt obligors;

(d)           Investments existing as of the Closing Date and set forth in Schedule 8.6;

(e)           Investments consisting of advances or loans to directors, officers, employees, agents, customers or suppliers in an aggregate principal amount (including Investments of such type set forth in Schedule 8.6) not to exceed $100,000 at any time outstanding;

(f)            Investments in any Person which is a Credit Party prior to giving effect to such Investment;

[(g)          Reserved;]

(h)           Investments in Operating Affiliates which are not Credit Parties in an aggregate principal amount at any time outstanding (excluding Investments of such type set forth in Schedule 8.6) not to exceed an amount equal to $2,000,000 (it being understood that Investments outstanding pursuant to this clause (h) are deemed repaid to the extent that mandatory prepayments are received in accordance with the terms of Section 3.3(b)(iii)(A) after the date such Investments were made);

(i)            any Eligible Reinvestment of the proceeds of any Involuntary Disposition as contemplated by Section 7.6(b) or of any Asset Disposition as contemplated by Section 8.5; or

(j)            Investments consisting of an Acquisition by any Credit Party, provided that (i) the Property acquired (or the Property of the Person acquired) in such Acquisition is used or useful in the same or a similar line of business as the Consolidated Parties were engaged in on the Closing Date (or any reasonable extensions or expansions thereof), (ii) the Agent shall have received all items in respect of the Capital Stock or Property acquired in such Acquisition to the extent required to be delivered by the terms of Section 7.11 and/or Section 7.12, (iii) in the case of an Acquisition of the Capital Stock of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such Acquisition, (iv) the Borrower shall have delivered to the Agent a Pro Forma Compliance Certificate demonstrating that, upon giving effect to such Acquisition on a pro forma basis, the Credit Parties would be in compliance with the financial covenants set forth in Section 7.10(a)-(c), (v) the representations and warranties made by the Credit Parties in any Credit Document shall be true and correct in all material respects at and as if made as of the date of such Acquisition (after giving effect thereto) except to the extent such representations and warranties expressly relate to an earlier date, (vi) after giving effect to such Acquisition, there shall be at least $5,000,000 of availability existing under the Revolving Committed Amount and the Borrowing Base and (vii) the aggregate consideration (including cash and non-cash consideration, any assumption of Indebtedness and any earn–out payments) paid by the Credit Parties for all such Acquisitions shall not exceed (A) $3,000,000 during any fiscal year and (B) $7,500,000 for all such Acquisitions occurring after the Closing Date.

8.7          Restricted Payments.

The Credit Parties will not permit any Consolidated Party to, directly or indirectly, declare, order, make or set apart any sum for or pay any Restricted Payment, except (a) to make dividends or other distributions payable to any Credit Party (directly or indirectly through Subsidiaries) and ratably to other majority/minority shareholders and (b) as permitted by Section 8.8.

8.8          Prepayment of Other Indebtedness, Etc.

The Credit Parties will not permit any Consolidated Party to if any Default or Event of Default has occurred and is continuing or would be directly or indirectly caused as a result thereof, (i) amend or modify any of the terms of any Indebtedness of such Consolidated Party if such amendment or modification would add or change any terms in a manner adverse to such Consolidated Party, or shorten the final maturity or average life to maturity or require any payment to be made sooner than originally scheduled or increase the interest rate applicable thereto, or (ii) make (or give any notice with respect thereto) any voluntary or optional payment or prepayment or redemption or acquisition for value of (including without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), refund, refinance or exchange of any other Indebtedness of such Consolidated Party.

8.9          Transactions with Insiders.

Except for management agreements entered into by any Credit Party and any Operating Affiliate, the Credit Parties will not permit any Consolidated Party to enter into or permit to exist any transaction or series of transactions with any officer, director or Affiliate of such Person other than (a) intercompany transactions expressly permitted by Section 8.1, Section 8.4, Section 8.5 or Section 8.6, (b) normal compensation and reimbursement of expenses of officers and directors and (c) except as otherwise specifically limited in this Credit Agreement, other transactions which are entered into in the ordinary course of such Person’s business on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms-length transaction with a Person other than an officer, director or Affiliate.

8.10        Fiscal Year; Organizational Documents.

The Credit Parties will not permit any Consolidated Party to (a) amend, modify or change its articles of incorporation (or corporate charter or other similar organizational document) or bylaws (or other similar document) in a manner adverse to the rights of the Lenders under the Credit Documents or (b) change its fiscal year.

8.11        Limitation on Restricted Actions.

The Credit Parties will not permit any Consolidated Party to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Person to (a) pay dividends or make any other distributions to any Credit Party on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, (b) pay any Indebtedness or other obligation owed to any Credit Party, (c) make loans or advances to any Credit Party, (d) sell, lease or transfer any of its Property to any Credit Party or (e) except in respect of any Consolidated Party which is not a Credit Party, (i) pledge its Property (other than Excluded Property) pursuant to the Credit Documents or any renewals, refinancings, exchanges, refundings or extension thereof or (ii) act as a Credit Party pursuant to the Credit Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (a)-(e)(i) above) for such encumbrances or restrictions existing under or by reason of (i) this Credit Agreement and the other Credit Documents, (iii) applicable law, (iv) any document or instrument governing

Indebtedness incurred pursuant to Section 8.1(c), provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (v) any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien or (vi) customary restrictions and conditions contained in any agreement relating to the sale of any Property permitted under Section 8.5 pending the consummation of such sale.

8.12        Ownership of Subsidiaries.

Notwithstanding any other provisions of this Credit Agreement to the contrary, the Credit Parties will not permit any Consolidated Party to (i) permit any Person (other than the Borrower or any Wholly Owned Subsidiary) to own any Capital Stock of any Subsidiary of the Borrower (other than an Operating Affiliate), except (A) to qualify directors where required by applicable law or to satisfy other requirements of applicable law with respect to the ownership of Capital Stock of Foreign Subsidiaries or (B) as a result of or in connection with a dissolution, merger, consolidation or disposition of a Subsidiary not prohibited by Section 8.4 or Section 8.5, (ii) permit any Subsidiary of the Borrower to issue or have outstanding any shares of preferred Capital Stock or (iii) permit, create, incur, assume or suffer to exist any Lien on any Capital Stock of any Subsidiary of the Borrower, except for Permitted Liens.

8.13        Sale Leasebacks.

The Credit Parties will not permit any Consolidated Party to enter into any Sale and Leaseback Transaction.

8.14        Capital Expenditures.

The Credit Parties will not permit Consolidated Capital Expenditures for any fiscal year to exceed $12,500,000, plus up to $2,500,000 of the unused amount available for Consolidated Capital Expenditures under this Section 8.14 for the immediately preceding fiscal year (excluding any carry forward available from any prior fiscal year); provided, however, that with respect to any fiscal year, Consolidated Capital Expenditures made during such fiscal year shall be deemed to be made first with respect to the applicable limitation for such fiscal year and then with respect to any carry-forward from the immediately preceding fiscal year.

8.15        No Further Negative Pledges.

The Credit Parties will not permit any Consolidated Party to enter into, assume or become subject to any agreement prohibiting or otherwise restricting the existence of any Lien upon any of its Property in favor of the Agent (for the benefit of the Lenders) for the purpose of securing the Credit Party Obligations, whether now owned or hereafter acquired, or requiring the grant of any security for any obligation if such Property is given as security for the Credit Party Obligations, except (a) in connection with any document or instrument governing Indebtedness incurred pursuant to Section 8.1(c), provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (b) in connection with any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien and (c) pursuant to customary restrictions and conditions contained in any agreement relating to the sale of any Property permitted under Section 8.5, pending the consummation of such sale.

8.16        Operating Lease Obligations.

The Credit Parties will not permit any Consolidated Party to enter into, assume or permit to exist any obligations for the payment of rental under Operating Leases which in the aggregate for all such Persons would exceed the amount set forth below opposite such period:

Period	Amount
Fiscal Year 2002	$3,000,000
Fiscal Year 2003	$3,500,000
Fiscal Year 2004	$4,000,000
Fiscal Year 2005	$4,500,000
Fiscal Year 2006	$5,000,000

SECTION 9

EVENTS OF DEFAULT

9.1          Events of Default.

An Event of Default shall exist upon the occurrence and during the continuance of any of the following specified events (each an “Event of Default”):

(a)           Payment.  Any Credit Party shall

(i)            default in the payment when due of any principal of any of the Loans or of any reimbursement obligations arising from drawings under Letters of Credit, or

(ii)           default, and such default shall continue for three (3) or more Business Days, in the payment when due of any interest on the Loans or on any reimbursement obligations arising from drawings under Letters of Credit, or of any Fees or other amounts owing hereunder, under any of the other Credit Documents or in connection herewith or therewith; or

(b)           Representations.  Any representation, warranty or statement made or deemed to be made by any Credit Party herein, in any of the other Credit Documents, or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove untrue in any material respect on the date as of which it was deemed to have been made; or

(c)           Covenants.  Any Credit Party shall

(i)            default in the due performance or observance of any term, covenant or agreement contained in Sections 7.2, 7.8, 7.10, 7.11 or 7.12 or Section 8;

(ii)           default in the due performance or observance of any term, covenant or agreement contained in Sections 7.1(a), (b), (c) or (d) and such default shall continue unremedied for a period of at least 5 days after the earlier of an Executive Officer of a Credit Party becoming aware of such default or notice thereof by the Agent; or

(iii)          default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in subsections (a), (b), (c)(i) or (c)(ii) of this Section 9.1) contained in this Credit Agreement or any other Credit Document and such default shall continue unremedied for a period of at least 30 days after the earlier of an Executive Officer of a Credit Party becoming aware of such default or notice thereof by the Agent; or

(d)           Other Credit Documents.  Except as a result of or in connection with a dissolution, merger or disposition of a Subsidiary not prohibited by Section 8.4 or Section 8.5, any Credit Document shall fail to be in full force and effect or to give the Agent and/or the Lenders the Liens, rights, powers and privileges purported to be created thereby, or any Credit Party shall so state in writing; or

(e)           Guaranties.  Except as the result of or in connection with a dissolution, merger or disposition of a Subsidiary not prohibited by Section 8.4 or Section 8.5, the guaranty given by any Guarantor hereunder (including any Person after the Closing Date in accordance with Section 7.11) or any provision thereof shall cease to be in full force and effect, or any Guarantor (including any Person after the Closing Date in accordance with Section 7.11) hereunder or any Person acting by or on behalf of such Guarantor shall deny or disaffirm such Guarantor’s obligations under such guaranty, or any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any guaranty; or

(f)            Bankruptcy, etc.  Any Bankruptcy Event shall occur with respect to any Consolidated Party; or

(g)           Defaults under Other Agreements.

(i)            Any Consolidated Party shall default in the performance or observance (beyond the applicable grace period with respect thereto, if any) or any material obligation or condition of any contract or lease material to the Consolidated Parties taken as a whole if such default could reasonably be expected to have a Material Adverse Effect; or

(ii)           With respect to any Indebtedness (other than Indebtedness outstanding under this Credit Agreement) in excess of $1,000,000 in the aggregate for the Consolidated Parties taken as a whole, (A) either (1) default in any payment shall occur and continue (beyond the applicable grace period with respect thereto, if any) with respect to any such Indebtedness, or (2) a default in the observance or performance relating to such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event or condition shall occur or exist, the effect of which default or other event or condition is to cause, or permit, the holder or holders of such Indebtedness (or trustee or agent on behalf of such holders) to cause (determined without regard to whether any notice or lapse of time is required), any such Indebtedness to become due prior to its stated maturity; or (B) any such Indebtedness shall be declared due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof; or

(h)           Judgments.  A judgment or order by any court for the payment of money which causes the aggregate amount of all judgments and orders by any court in any fiscal year (to the extent not paid or fully covered by insurance provided by a carrier who has acknowledged coverage and has the ability to perform) to exceed (i) $1,000,000 with respect to the Borrower or any Consolidated Party or (ii) $2,500,000 in the aggregate with respect to the Consolidated Parties, and any such judgments or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within 30 days from the entry thereof; or

(i)            ERISA.  Any of the following events or conditions, if such event or condition could involve possible taxes, penalties, and other liabilities in an aggregate amount in excess of $1,000,000:  (i) any “accumulated funding deficiency,” as such term is defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived, shall exist with respect to any Plan, or any lien shall arise on the assets of any Consolidated Party or any ERISA Affiliate in favor of the PBGC or a Plan; (ii) an ERISA Event shall occur with respect to a Single Employer Plan, which is, in the reasonable opinion of the Agent, likely to result in the termination of such Plan for purposes of Title IV of ERISA; (iii) an ERISA Event shall occur with respect to a Multiemployer Plan or Multiple Employer Plan, which is, in the reasonable opinion of the Agent, likely to result in (A) the termination of such Plan for purposes of Title IV of ERISA, or (B) any Consolidated Party or any ERISA Affiliate incurring any liability in connection with a withdrawal from, reorganization of (within the meaning of Section 4241 of ERISA), or insolvency (within the meaning of Section 4245 of ERISA) of such Plan; or (iv) any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility shall occur which may subject any Consolidated Party or any ERISA Affiliate to any liability under Sections 406, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which any Consolidated Party or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability; or

(j)            Ownership.  There shall occur a Change of Control.

9.2          Acceleration; Remedies.

Upon the occurrence and during the continuance of an Event of Default, the Agent may or, upon the request and direction of the Required Lenders, shall, by written notice to the Credit Parties take any of the following actions:

(a)           Termination of Commitments.  Declare the Commitments terminated whereupon the Commitments shall be immediately terminated.

(b)           Acceleration.  Declare the unpaid Credit Party Obligations to be due, whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Credit Parties.

(c)           Cash Collateral.  Direct the Borrower to pay (and the Borrower hereby promises to pay, upon receipt of such notice) to the Agent additional cash, to be held by the Agent, for the benefit of the Lenders, in a cash collateral account as additional security for the LOC Obligations in respect of subsequent drawings under all then outstanding Letters of Credit in an amount equal to the maximum aggregate amount which may be drawn under all Letters of Credits then outstanding.

(d)           Enforcement of Rights.  Enforce any and all rights and interests created and existing under the Credit Documents including, without limitation, all rights and remedies existing under the Collateral Documents, all rights and remedies against a Guarantor and all rights of set-off.

Notwithstanding the foregoing, if an Event of Default specified in Section 9.1(f) shall occur with respect to the Borrower, then, without the giving of any notice or other action by the Agent or the Lenders, (i) the Commitments automatically shall terminate, (ii) all of the outstanding Credit Party Obligations automatically shall immediately become due and payable and (iii) the Borrower automatically shall be obligated (and hereby promises) to pay to the Agent additional cash, to be held by the Agent, for the benefit of the Lenders, in a cash collateral account as additional security for the LOC Obligations in respect of subsequent drawings under all then outstanding Letters of Credit in an amount equal to the maximum aggregate amount which may be drawn under all Letters of Credits then outstanding.

SECTION 10

AGENCY PROVISIONS

10.1        Appointment and Authorization of Agent.

(a)           Each Lender hereby irrevocably (subject to Section 10.9) appoints, designates and authorizes the Agent to take such action on its behalf under the provisions of this Credit Agreement and each other Credit Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Credit Agreement or any other Credit Document, together with such powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary contained elsewhere herein or in any other Credit Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Credit Agreement or any other Credit Document or otherwise exist against the Agent.  Without limiting the generality of the foregoing sentence, the use of the term “Agent” herein and in the other Credit Documents with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)           The Issuing Lender shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time (and except for so long) as the Agent may agree at the request of the Required Lenders to act for the Issuing Lender with respect thereto; provided, however, that the Issuing Lender shall have all of the benefits and immunities (i) provided to the Agent in this Section 10 with respect to any acts taken or omissions suffered by the Issuing Lender in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Agent” as used in this Section 10 included the Issuing Lender with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the Issuing Lender.

10.2        Delegation of Duties.

The Agent may execute any of its duties under this Credit Agreement or any other Credit Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties.  The Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

10.3        Liability of Agent.

No Agent–Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Credit Agreement or any other Credit Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Credit Party or any officer thereof, contained herein or in any other Credit Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Credit Agreement or any other Credit Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Credit Agreement or any other Credit Document, or for any failure of any Credit Party or any other party to any Credit Document to perform its obligations hereunder or thereunder.  No Agent–Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Credit Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party or any Affiliate thereof.

10.4        Reliance by Agent.

(a)           The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Credit Party), independent accountants and other experts selected by the Agent.  The Agent shall be fully justified in failing or refusing to take any action under any Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Credit Agreement or any other Credit Document in accordance with a request or consent of the Required Lenders or all the Lenders, if required hereunder, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and participants.  Where this Credit Agreement expressly permits or prohibits an action unless the Required Lenders otherwise determine, the Agent shall, and in all other instances, the Agent may, but shall not be required to, initiate any solicitation for the consent or a vote of the Lenders.

(b)           For purposes of determining compliance with the conditions specified in Section 5.1, each Lender that has signed this Credit Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender.

10.5        Notice of Default.

The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Lenders, unless the Agent shall have received written notice from a Lender or the Borrower referring to this Credit Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  The Agent will notify the Lenders of its receipt of any such notice.  The Agent shall take such action with respect to such Default or Event of Default as may be directed by the Required Lenders in accordance with Section 9.2; provided, however, that unless and until the Agent has received any such direction, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

10.6        Credit Decision; Disclosure of Information by Agent.

Each Lender acknowledges that no Agent–Related Person has made any representation or warranty to it, and that no act by the Agent hereinafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Credit Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent–Related Person to any Lender as to any matter, including whether Agent–Related Persons have disclosed material information in their possession.  Each Lender represents to the Agent that it has, independently and without reliance upon any Agent–Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Credit Parties and their respective Subsidiaries, and all applicable Requirements of Law relating to the transactions contemplated hereby, and made its own decision to enter into this

Credit Agreement and to extend credit to the Borrower hereunder.  Each Lender also represents that it will, independently and without reliance upon any Agent–Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Credit Agreement and the other Credit Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Credit Parties.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent herein, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Credit Parties or any of their respective Affiliates which may come into the possession of any Agent–Related Person.

10.7        Indemnification of Agent.

Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent–Related Person (to the extent not reimbursed by or on behalf of any Credit Party and without limiting the obligation of any Credit Party to do so), pro rata, and hold harmless each Agent–Related Person from and against any and all claims, damages, losses, liabilities, costs, and expenses (including, without limitation, reasonable attorneys’ fees) that may be incurred by or asserted or awarded against any Agent–Related Person, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation, or proceeding or preparation of defense in connection therewith) the Credit Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Loans, except to the extent such claim, damage, loss, liability, cost, or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Agent–Related Person’s gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section.  Without limitation of the foregoing, each Lender shall reimburse the Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including reasonable attorneys fees and the allocated costs of internal counsel) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Credit Agreement, any other Credit Document, or any document contemplated by or referred to herein, to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Borrower.  The undertaking in this Section shall survive termination of the Commitments, the payment of all Credit Party Obligations hereunder and the resignation or replacement of the Agent.

10.8        Agent in its Individual Capacity.

Bank of America and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Credit Parties and their respective Affiliates as though Bank of America were not the Agent or the Issuing Lender hereunder and without notice to or consent of the Lenders.  The Lenders acknowledge that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding any Credit Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Credit Party or such Affiliate) and acknowledge that the Agent shall be under no obligation to provide such information to them.  With respect to its Loans, Bank of America shall have the same rights and powers under this Credit Agreement as any other Lender and may exercise such rights and powers as though it were not the Agent or the Issuing Lender, and the terms “Lender” and “Lenders” include Bank of America in its individual capacity.

10.9        Successor Agent.

The Agent may resign as Agent upon 30 days’ notice to the Lenders.  If the Agent resigns under this Credit Agreement, the Required Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders which successor administrative agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default (which consent of the Borrower shall not be unreasonably withheld or delayed).  If no successor administrative agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Lenders and the Borrower, a successor administrative agent from among the Lenders.  Upon the acceptance of its appointment as successor administrative agent hereunder, such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Agent and the term “Agent” shall mean such successor administrative agent and the retiring Agent’s appointment, powers and duties as Agent shall be terminated.  After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 10 and Sections 11.4 and 11.9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Credit Agreement.  If no successor administrative agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

SECTION 11

MISCELLANEOUS

11.1        Notices.

Except as otherwise expressly provided herein, all notices and other communications shall have been duly given and shall be effective (a) when delivered, (b) when transmitted via telecopy (or other facsimile device) to the number set out below, (c) the Business Day following the day on which the same has been delivered prepaid (or pursuant to an invoice arrangement) to a reputable national overnight air courier service, or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties at the address, in the case of the Credit Parties and the Agent, set forth below, and, in the case of the Lenders, set forth on Schedule 2.1(a), or at such other address as such party may specify by written notice to the other parties hereto:

if to any Credit Party:

HealthTronics Surgical Services, Inc

1841 West Oak Parkway, Suite A

Marietta, Georgia  30062-9923

Attn:  Argil Wheelock

Telephone:  (770) 419-0691

Telecopy:    (770) 419-9490

with a copy to:

Miller & Martin LLP

1275 Peachtree Street

Atlanta, Georgia  30309

Attn:  Frank M. Williams, Esq.

Telephone:  (423)-785-8206

Telecopy:    (423) 785-8480

if to the Administrative Agent (for notices regarding borrowings, payments, conversions, fees, interest, and other administrative matters):

Bank of America, N. A.

101 North Tryon Street

Location Code: NC1-001-15-04

Charlotte, NC  28255

Attention:  Neil Hendrix

Telephone: (704) 386-4220

Telecopy:   (704) 409-0017

if to the Administrative Agent for all other notices (including with respect to Defaults and Events of Default, amendments, waivers and modifications of the Credit Documents, assignments):

Bank of America, N.A.

Agency Management

1455 Market Street, CA5-701-05-19

San Francisco, CA 94103

Attention:  Kathleen Carry

Telephone:  (415) 436-4001

Telecopy:  (415) 503-5001

with a copy to:

Bank of America, N. A.

Location Code:  NC1-007-1711

100 North Tryon, 17th Floor

Charlotte, North Carolina 28202

Attention: Phil Durand

Telephone: (704) 386-4955

Telecopy:  (704) 288-6002

11.2        Right of Set-Off; Adjustments.

Upon the occurrence and during the continuance of any Event of Default, each Lender (and each of its Affiliates) is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender (or any of its Affiliates) to or for the credit or the account of any Credit Party against any and all of the obligations of such Person now or hereafter existing under this Credit Agreement, under the Notes, under any other Credit Document or otherwise, irrespective of whether such Lender shall have made any demand hereunder or thereunder and although such obligations may be unmatured.  Each Lender agrees promptly to notify any affected Credit Party after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of each Lender under this Section 11.2 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender may have.

11.3        Successors and Assigns.

(a)           The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that none of the Credit Parties may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Credit Party without such consent shall be null and void).  Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Indemnified Parties) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.

(b)           Any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), its Participation Interests) at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or principal outstanding balance of the Term Loan of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Agent, shall not be less than $2,500,000 and in integral multiples of $500,000, unless each of the Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed), (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Credit Agreement with respect to the Loans or the Commitments assigned, except that this clause (ii) shall not apply to rights in respect of outstanding Swingline Loans, and (iii) the parties to each assignment shall execute and deliver to the Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500.  Subject to acceptance and recording thereof by the Agent pursuant to subsection (c), from and after the effective date specified in each Assignment and Acceptance, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.11, 3.12 and 11.5).  Upon request, the Borrower (at its expense) shall execute and deliver new or replacement Notes to the assigning Lender and the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this subsection shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)           The Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at is address referred to in Section 11.1 a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and LOC Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Credit Parties, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Credit Parties and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)           Any Lender may, without the consent of, or notice to, the Credit Parties or the Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Credit Agreement (including all or a portion of its Commitments and/or the Loans (including such Lender’s Participation Interests) owing to it); provided that (i) such Lender’s obligations under this Credit Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Credit Parties, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification that would (i) postpone any date upon which any payment of money is scheduled to be paid to such Participant, (ii) reduce the principal, interest, fees or other amounts payable to such Participant, (iii) except as the result of or in connection with a dissolution, merger or disposition of a Consolidated Party not prohibited by Section 8.4 or 8.5, release all or substantially all of the Guarantors from their obligations under the Credit Documents or (iv) except as the result of or in connection with an Asset Disposition not prohibited by Section 8.5, release all or substantially all of the Collateral.  Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.6, 3.9, 3.11 and 3.12 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.2 as though it were a Lender, provided such Participant agrees to be subject to Section 3.14 as though it were a Lender.

(e)           A Participant shall not be entitled to receive any greater payment under Section 3.6, 3.7 or 3.11 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that is not a United States person under Section 7701(a)(30) of the Code shall not be entitled to the benefits of Section 3.11 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.11(d) as though it were a Lender.

(f)            Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement (including under its Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)           If the consent of the Borrower to an assignment or to an Eligible Assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment threshold specified in clause (i) of the proviso to the first sentence of Section 11.3(b)), the Borrower shall be deemed to have given its consent five (5) Business Days after the date notice thereof has been delivered by the assigning Lender (through the Agent) unless such consent is expressly refused by the Borrower prior to such fifth Business Day.

(h)           Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as Issuing Lender and/or (ii) upon five (5) Business Days’ notice to the Borrower, terminate its Swingline Commitment.  In the event of any such resignation as Issuing Lender or termination of its Swingline Commitment, the Borrower shall be entitled to appoint from among the Lenders a successor Issuing Lender or Swingline Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as Issuing Lender or the termination of its Swingline Commitment, as the case may be.  Bank of America shall retain all the rights and obligations of the Issuing Lender hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Lender and all LOC Obligations with respect thereto (including the right to require the Lenders to make Revolving Loans or fund their Participation Interests pursuant to Section 2.2).  If Bank of America terminates its Swingline Commitment, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such termination, including the right to require the Lenders to make Revolving Loans or fund their Participation Interests in outstanding Swing Line Loans pursuant to Section 2.3(b)(iii).

11.4        No Waiver; Remedies Cumulative.

No failure or delay on the part of the Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Agent or any Lender and any of the Credit Parties shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder.  The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies which the Agent or any Lender would otherwise have.  No notice to or demand on any Credit Party in any case shall entitle the Credit Parties to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Agent or the Lenders to any other or further action in any circumstances without notice or demand.

11.5        Expenses; Indemnification.

(a)           The Credit Parties jointly and severally agree to pay on demand all costs and expenses of the Agent in connection with the syndication, preparation, execution, delivery, administration, modification, and amendment of this Credit Agreement, the other Credit Documents, and the other documents to be delivered hereunder, including, without limitation, the reasonable fees and expenses of counsel for the Agent (including the cost of internal counsel) with respect thereto and with respect to advising the Agent as to its rights and responsibilities under the Credit Documents.  The Credit Parties further jointly and severally agree to pay on demand all costs and expenses of the Agent and the Lenders, if any (including, without limitation, reasonable attorneys’ fees and expenses and the cost of internal counsel), in connection with any work–out or restructuring relating to the Credit Facilities or any enforcement (whether through negotiations, legal proceedings, or otherwise) of any of the Credit Documents.

(b)           The Credit Parties jointly and severally agree to indemnify and hold harmless each Agent–Related Person and each Lender and each of their Affiliates and their respective officers, directors, employees, agents, and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities, costs, and expenses (including, without limitation, reasonable attorneys’ fees) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation, or proceeding or preparation of defense in connection therewith) the Credit Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Loans, except to the extent such claim, damage, loss, liability, cost, or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.  In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 11.5 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any of the Credit Parties, their respective directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.  The Credit Parties agree not to assert any claim against any Agent–Related Party, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys, agents, and advisers, on any theory of liability, for special, indirect, consequential, or punitive damages arising out of or otherwise relating to the Credit Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Loans.

(c)           Without prejudice to the survival of any other agreement of the Credit Parties hereunder, the agreements and obligations of the Credit Parties contained in this Section 11.5 shall survive the repayment of the Credit Party Obligations and the termination of the Commitments hereunder.

11.6        Amendments, Waivers and Consents.

Neither this Credit Agreement nor any other Credit Document nor any of the terms hereof or thereof may be amended, changed, waived, discharged or terminated unless such amendment, change, waiver, discharge or termination is in writing entered into by, or approved in writing by, each of the Credit Parties party thereto and the Required Lenders, provided, further, that:

(a)           without the consent of each Lender affected thereby, neither this Credit Agreement nor any other Credit Document may be amended, changed, waived, discharged or terminated so as to:

(i)            extend any Commitment or the final maturity of any Loan or of any reimbursement obligation, or any portion thereof, arising from drawings under Letters of Credit, or extend or waive any Principal Amortization Payment of any Loan, or any portion thereof,

(ii)           reduce the rate or extend the time of payment of interest on any Loan or of any reimbursement obligation, or any portion thereof, arising from drawings under Letters of Credit (other than as a result of waiving the applicability of any post-default increase in interest rates) or of any Fees,

(iii)          reduce or waive the principal amount of any Loan or of any reimbursement obligation, or any portion thereof, arising from drawings under Letters of Credit,

(iv)          increase the Revolving Commitment or Term Loan Commitment of a Lender over the amount thereof in effect (it being understood and agreed that a waiver of any condition precedent set forth in Section 5.2 or of any Default or Event of Default or mandatory reduction in the Commitments shall not constitute a change in the terms of any Commitment of any Lender),

(v)           except as the result of or in connection with an Asset Disposition not prohibited by Section 8.5, release all or substantially all of the Collateral,

(vi)          except as the result of or in connection with a dissolution, merger or disposition of a Consolidated Party not prohibited by Section 8.4 or Section 8.5, release the Borrower or substantially all of the other Credit Parties from its or their obligations under the Credit Documents,

(vii)         amend, modify or waive any provision of this Section 11.6,

(viii)        reduce any percentage specified in the definition of Required Lenders, or

(ix)           consent to the assignment or transfer by the Borrower or all or substantially all of the other Credit Parties of any of its or their rights and obligations under (or in respect of) the Credit Documents except as permitted thereby;

(b)           without the consent of the Agent, no provision of Section 10 may be amended, changed, waived, discharged or terminated;

(c)           without the consent of the Issuing Lender, no provision of Section 2.2 or Section 3.5(b)(iii) may be amended, changed, waived, discharged or terminated in a manner that is adverse to the Issuing Lender; and

(d)           without the consent of the Swingline Lender, no provision of Section 2.3 may be amended.

Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (x) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein and (y) the Required Lenders shall determine whether or not to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.

11.7        Counterparts.

This Credit Agreement may be executed in any number of counterparts, each of which when so executed shall be an original, but all of which shall constitute one and the same instrument.  It shall not be necessary in making proof of this Credit Agreement to produce or account for more than one such counterpart for each of the parties hereto.  Delivery by facsimile by any of the parties hereto of an executed counterpart of this Credit Agreement shall be as effective as an original executed counterpart hereof and shall be deemed a representation that an original executed counterpart hereof will be delivered.

11.8        Headings.

The headings of the sections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Credit Agreement.

11.9        Survival.

All indemnities set forth herein, including, without limitation, in Section 2.2(i), 3.11, 3.12, 10.5 or 11.5 shall survive the execution and delivery of this Credit Agreement, the making of the Loans, the issuance of the Letters of Credit, the repayment of the Loans, LOC Obligations and other obligations under the Credit Documents and the termination of the Commitments hereunder, and all representations and warranties made by the Credit Parties herein shall survive until this Credit Agreement shall be terminated in accordance with the terms of Section 11.13(b).

11.10      Governing Law; Submission to Jurisdiction; Venue; Waiver of Jury Trial.

(a)           THIS CREDIT AGREEMENT AND, UNLESS OTHERWISE EXPRESSLY PROVIDED THEREIN, THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NORTH CAROLINA.  Any legal action or proceeding with respect to this Credit Agreement or any other Credit Document may be brought in the courts of the State of North Carolina (including Mecklenburg County, North Carolina) or of the United States for the Western District of North Carolina and, by execution and delivery of this Credit Agreement, each of the Credit Parties hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the nonexclusive jurisdiction of such courts.  Each of the Credit Parties further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at the address set out for notices pursuant to Section 11.1, such service to become effective three (3) days after such mailing.  Nothing herein shall affect the right of the Agent or any Lender to serve process in any other manner permitted by law or to commence legal proceedings or to otherwise proceed against any Credit Party in any other jurisdiction.

(b)           Each of the Credit Parties hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Credit Agreement or any other Credit Document brought in the courts referred to in subsection (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

(c)           EACH PARTY TO THIS CREDIT AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM

WITH RESPECT TO ANY CREDIT DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS CREDIT AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

11.11      Severability.

If any provision of any of the Credit Documents is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

11.12      Entirety.

This Credit Agreement together with the other Credit Documents represent the entire agreement of the parties hereto and thereto, and supersede all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence relating to the Credit Documents or the transactions contemplated herein and therein.

11.13      Binding Effect; Termination.

(a)           This Credit Agreement shall become effective at such time on or after the Closing Date when it shall have been executed by each Credit Party and the Agent, and the Agent shall have received copies hereof (telefaxed or otherwise) which, when taken together, bear the signatures of each Lender, and thereafter this Credit Agreement shall be binding upon and inure to the benefit of each Credit Party, the Agent and each Lender and their respective successors and assigns.

(b)           The term of this Credit Agreement shall be until the Credit Party Obligations are Fully Satisfied.

11.14      Confidentiality.

Each of the Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its (and its Affiliates’) directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority; (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Credit Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Credit Agreement or the enforcement of rights hereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section 11.14, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Credit Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to Credit Party Obligations; (g) with the consent of the Borrower; (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 11.14 or (ii) becomes available to the Agent or any Lender on a nonconfidential basis from a source other than the Consolidated Parties; or (i) to the National Association of Insurance Commissioners or any other similar organization or any nationally recognized rating agency that requires access to information about a Lender’s or its Affiliates’ investment portfolio in connection with ratings issued with respect to such Lender or its Affiliates.  For the purposes of this Section, “Information” means all information received from the Credit Parties relating to the Consolidated Parties or their business, other than any such information that is available to the Agent or any Lender on a nonconfidential basis prior to disclosure by the Consolidated Parties; provided that, in the case of information received from the Consolidated Parties after the date hereof, such information is clearly identified in writing at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section 11.14 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

11.15      Source of Funds.

Each of the Lenders hereby represents and warrants to the Borrower that at least one of the following statements is an accurate representation as to the source of funds to be used by such Lender in connection with the financing hereunder:

(a)           no part of such funds constitutes assets allocated to any separate account maintained by such Lender in which any employee benefit plan (or its related trust) has any interest;

(b)           to the extent that any part of such funds constitutes assets allocated to any separate account maintained by such Lender, such Lender has disclosed to the Borrower the name of each employee benefit plan whose assets in such account exceed 10% of the total assets of such account as of the date of such purchase (and, for purposes of this clause (b), all employee benefit plans maintained by the same employer or employee organization are deemed to be a single plan);

(c)           to the extent that any part of such funds constitutes assets of an insurance company’s general account, such insurance company has complied with all of the requirements of the regulations issued under Section 401(c)(1)(A) of ERISA; or

(d)           such funds constitute assets of one or more specific benefit plans which such Lender has identified in writing to the Borrower.

As used in this Section 11.15, the terms “employee benefit plan” and “separate account” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

11.16      Regulation D.

Each of the Lenders hereby represents and warrants to the Borrower that it is a commercial lender, other financial institution or other “accredited” investor (as defined in SEC Regulation D) which makes or acquires or loans on the ordinary course of business and that it will make or acquire Loans for its own account in the ordinary course of business.

11.17      Conflict.

To the extent that there is a conflict or inconsistency between any provision hereof, on the one hand, and any provision of any Credit Document, on the other hand, this Credit Agreement shall control.

[Signature Page to Follow]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Credit Agreement to be duly executed and delivered as of the date first above written.

BORROWER:	HEALTHTRONICS SURGICAL SERVICES, INC.

	By:	/s/ Argil J. Wheelock
	Name:	Argil J. Wheelock, MD
	Title:	Chief Executive Officer

GUARANTORS:	HT ORTHOTRIPSY MANAGEMENT COMPANY, LLC

	By:	/s/ Argil J. Wheelock
	Name:	Argil J. Wheelock, MD
	Title:	President

OSSATRON MEDICAL SERVICES OF THE PACIFIC, LP
OSSATRON SERVICES OF THE BAY AREA, LP
OSSATRON SERVICES OF CHESAPEAKE BAY, LP
OSSATRON SERVICES OF CINCINNATI, LP
OSSATRON SERVICES OF NORTHEAST FLORIDA, LP
OSSATRON SERVICES OF HAWAII, LP
OSSATRON SERVICES OF LAS VEGAS LP
OSSATRON SERVICES OF MILWAUKEE, LP
OSSATRON SERVICES OF NORTHEAST OHIO, LP
OSSATRON SERVICES OF NORTHEAST
OKLAHOMA, LP
OSSATRON SERVICES OF SOUTH COAST, LP
OSSATRON SERVICES OF SOUTHEAST I, LP
OSSATRON SERVICES OF TRI—STATES I, LP
OSSATRON SERVICES OF UTAH, LP
ORTHOTRIPSY SERVICES OF SOUTHERN IDAHO, LP
ORTHOTRIPSY SERVICES OF MEMPHIS, LP
ORTHOTRIPSY SERVICES OF OHIO, LP
ORTHOTRIPSY SERVICES OF ROCHESTER, LP

By:	HT Orthotripsy Management Company, LLC

By:	/s/ Argil J. Wheelock
Name:	Argil J. Wheelock, MD
Title:	President

HT LITHOTRIPSY MANAGEMENT COMPANY, LLC

By:	/s/ Argil J. Wheelock
Name:	Argil J. Wheelock, MD
Title:	President

HERITAGE MEDICAL SERVICES OF TEXAS, INC.

By:	/s/ Argil J. Wheelock
Name:	Argil J. Wheelock, MD
Title:	Chief Executive Officer

HLE, INC.

By:	/s/ Argil J. Wheelock
Name:	Argil J. Wheelock, MD
Title:	Chief Executive Officer

HSC OF GULF COAST, INC.

By:	/s/ Argil J. Wheelock
Name:	Argil J. Wheelock, MD
Title:	Chief Executive Officer

LITHO MANAGEMENT, INC.

By:	/s/ Argil J. Wheelock
Name:	Argil J. Wheelock, MD
Title:	Chief Executive Officer

LITHO GROUP, INC.

By:	/s/ Argil J. Wheelock
Name:	Argil J. Wheelock, MD
Title:	Chief Executive Officer

WEST COAST CAMBRIDGE, INC.

By:	/s/ Argil J. Wheelock
Name:	Argil J. Wheelock, MD
Title:	Chief Executive Officer

MIDWEST CAMBRIDGE, INC.

By:	/s/ Argil J. Wheelock
Name:	Argil J. Wheelock, MD
Title:	Chief Executive Officer

INTEGRATED HEALTH CARE MANAGEMENT CORP.

By:	/s/ Argil J. Wheelock
Name:	Argil J. Wheelock, MD
Title:	Chief Executive Officer

CAMBRIDGE TREEMONT APARTMENTS, INC.

By:	/s/ Argil J. Wheelock
Name:	Argil J. Wheelock, MD
Title:	Chief Executive Officer

CAMBRIDGE HEALTH SERVICES OF TEXAS, INC.

By:	/s/ Argil J. Wheelock
Name:	Argil J. Wheelock, MD
Title:	Chief Executive Officer

N.Y.L.S.A. #4, INC.

By:	/s/ Argil J. Wheelock
Name:	Argil J. Wheelock, MD
Title:	Chief Executive Officer

INTEGRATED HEARING SERVICES, INC.

By:	/s/ Argil J. Wheelock
Name:	Argil J. Wheelock, MD
Title:	Chief Executive Officer

T2 LITHOTRIPTER INVESTMENT, INC.

By:	/s/ Argil J. Wheelock
Name:	Argil J. Wheelock, MD
Title:	Chief Executive Officer

SERVICETRENDS, INC.

By:	/s/ Argil J. Wheelock
Name:	Argil J. Wheelock, MD
Title:	Chief Executive Officer

AMCARE HEALTH SERVICES, INC.

By:	/s/ Argil J. Wheelock
Name:	Argil J. Wheelock, MD
Title:	Chief Executive Officer

AMCARE, INC.

By:	/s/ Argil J. Wheelock
Name:	Argil J. Wheelock, MD
Title:	Chief Executive Officer

INTEGRATED LITHOTRIPSY OF OHIO, INC.

By:	/s/ Argil J. Wheelock
Name:	Argil J. Wheelock, MD
Title:	Chief Executive Officer

INTEGRATED LITHOTRIPSY OF GEORGIA, INC.

By:	/s/ Argil J. Wheelock
Name:	Argil J. Wheelock, MD
Title:	Chief Executive Officer

LENDERS:	BANK OF AMERICA, N.A.,
individually in its capacity as Agent

	By:	/s/ Kathleen M. Carry
	Name:	Kathleen M. Carry
	Title:	Vice President

BANK OF AMERICA, N.A.,
individually in its capacity as a Lender

By:	/s/ Philip Durand
Name:	Philip Durand
Title:	Principal

BANK OF AMERICA, N.A.,
individually in its capacity as a Swingline Lender

By:	/s/ Philip Durand
Name:	Philip Durand
Title:	Principal

BANK OF AMERICA, N.A.,
individually in its capacity as Issuing Lender

By:	/s/ Philip Durand
Name:	Philip Durand
Title:	Principal